Exhibit 10.1

EXECUTION VERSION

MASTER TRANSACTION AGREEMENT

BY AND AMONG

QBE INVESTMENTS (NORTH AMERICA), INC.,

QBE HOLDINGS, INC.

AND

NATIONAL GENERAL HOLDINGS CORP.

DATED AS OF JULY 15, 2015

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EXHIBITS

Exhibit A	Form of Administrative Services Agreement
Exhibit B-1	Form of External LPT Reinsurance Agreement
Exhibit B-2	Form of Quota Share Reinsurance Agreement
Exhibit C-1	Form of Forward Transition Services Agreement
Exhibit C-2	Form of Reverse Transition Services Agreement

SCHEDULES

Schedule 1.01	Agreed Balance Sheet Principles
Schedule 1.02	Agreed Reinsurance Settlement Statement Principles
Schedule 1.03	Employees
Schedule 1.04	Excluded Books and Records
Schedule 1.05	Parent and Seller Knowledge Parties
Schedule 1.06	Acquiror Knowledge Parties
Schedule 1.07	LPI Companies
Schedule 2.02(a)(i)	Excluded Assets
Schedule 2.02(a)(ii)	Exceptions to Excluded Assets
Schedule 2.02(a)(iii)	Excluded Liabilities
Schedule 2.02(b)(i)	Transferred Assets
Schedule 2.02(b)(ii)	Exceptions to Transferred Assets
Schedule 2.02(b)(iii)	Transferred Liabilities
Schedule 5.05	Conduct of Business
Schedule 5.05(d)	Consent Cost Sharing

Schedule 5.05(h)	Shared Software Consent Cost Sharing
Schedule 5.07	Intercompany Obligations
Schedule 5.08	Surviving Intercompany Agreements
Schedule 5.13(a)	Subleases of Leased Real Property
Schedule 6.01(b)	Excluded Employees
Schedule 6.01(f)	Severance Benefit Plan

Disclosure Schedule

Acquiror Disclosure Schedule

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This MASTER TRANSACTION AGREEMENT, dated as of July 15, 2015, is made by and among QBE Investments (North America), Inc., a Delaware corporation (“Parent”), QBE Holdings, Inc., a Delaware corporation (the “Seller”) and National General Holdings Corp., a Delaware corporation (the “Acquiror”).

RECITALS

WHEREAS, in addition to its other businesses, Parent is engaged, directly and through certain of its Subsidiaries and their divisions, in the Business (as defined herein);

WHEREAS, the Seller owns directly all the issued and outstanding Capital Stock (as defined herein) (the “Shares”) of QBE Financial Institution Risk Services, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company owns, directly or indirectly, all the issued and outstanding Capital Stock of each of the following entities (collectively, the “Transferred Subsidiaries”): QBE FIRST Insurance Agency, Inc., a California corporation, Mortgage & Auto Solutions, Inc., a Texas corporation, Seattle Specialty Insurance Services, Inc., a Washington corporation, and Newport Management Corporation, a California corporation;

WHEREAS, the Seller desires to sell and assign to the Acquiror, and the Acquiror desires to purchase and assume from the Seller, the Business, by means of certain reinsurance and administrative arrangements and a transfer of the Shares upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire that, among other things, (i) Parent and the Seller cause their Controlled Affiliates to distribute, assign, convey, deliver or otherwise transfer to the Company or a Transferred Subsidiary all right, title and interest in, to or under the Transferred Assets (as defined herein) and (ii) the Acquiror (or the Company or a Transferred Subsidiary, as the case may be) assume, pay, perform, discharge and is responsible for the Transferred Liabilities (as defined herein), in each case, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified below, or as specified elsewhere in this Agreement.

“Acquiror” shall have the meaning set forth in the preamble.

“Acquiror Disclosure Schedule” means the final version of the disclosure schedule delivered by the Acquiror to Parent and the Seller relating to the representations and warranties of the Acquiror set forth herein and which forms a part of this Agreement.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 10.01(a).

“Acquiror Transaction Agreements” shall have the meaning set forth in Section 4.01(b).

“Acquiror Party” means each Affiliate of Acquiror that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements.

“Acquiror Reinsurer” means Integon National Insurance Company.

“Acquiror Reinsurer Annual Statutory Statements” shall have the meaning set forth in Section 4.08.

“Acquiror Reinsurer Quarterly Statements” shall have the meaning set forth in Section 4.08.

“Acquiror Reinsurer Statutory Statements” shall have the meaning set forth in Section 4.08.

“Acquiror’s FSA” shall have the meaning set forth in Section 6.01(h).

“Acquiror’s Retirement Plan” shall have the meaning set forth in Section 6.01(i).

“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Actuarial Report” shall have the meaning set forth in Section 3.22(a).

“Administrative Services Agreement” means the Reinsurance Administrative Services Agreement to be entered into pursuant to Section 5.12 and which shall be substantially in the form set forth in Exhibit A.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, Parent shall be deemed not to be an Affiliate of (a) the Acquiror or (b) after the Closing, the Company or any of the Transferred Subsidiaries.

“After-Acquired Business” shall have the meaning set forth in Section 5.10(b)(vii).

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be (a) increased to take account of (i) any Tax cost incurred by the Indemnified Party, in the taxable year of the indemnity payment or the following taxable year, arising from the receipt of indemnity payments hereunder and (ii) to the extent not previously taken into account in computing the amount of the Loss, all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party, in the taxable year of the Loss or the following taxable year, as a result of the event that gives rise to the Losses and (b) to the extent not previously taken into account in computing the amount of the Loss, decreased to take account of any Tax benefit actually realized by the Indemnified Party (or any Affiliate thereof), in the taxable year of the Loss or the following taxable year, as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses).

“Aggregate After-Acquired Revenues” shall have the meaning set forth in Section 5.10(b)(vii).

“Agreed Balance Sheet Principles” shall have the meaning set forth on Schedule 1.01.

“Agreed Reinsurance Settlement Statement Principles” shall have the meaning set forth on Schedule 1.02.

“Agreement” means this Master Transaction Agreement, dated as of July 15, 2015, by and among Parent, the Seller and the Acquiror, including the Disclosure Schedule, the Acquiror Disclosure Schedule, the Schedules and Exhibits.

“Base Purchase Price” shall have the meaning set forth in Section 2.04.

“Benefit Plan” means (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, and (ii) incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs, and agreements, in each case established or maintained by Parent or any of its Affiliates or to which Parent or any of its Affiliates contributes or is obligated to contribute, for the benefit of any Employees.

“Books and Records” means the books, records and documents of the Seller, the Parent, the Company, the Transferred Subsidiaries and the LPI Insurance Companies, to the extent that they exclusively pertain to or are exclusively used to administer, reflect, monitor, evidence or record information about the Business or the business, operations or conduct of the Company or the Transferred Subsidiaries, including all such records maintained on electronic or magnetic media, or in any electronic database systems of Parent, the Seller, the Company, the Transferred Subsidiaries or any of their respective Affiliates and including litigation and arbitration files and customer lists. “Books and Records” shall not include Excluded Books and Records.

“Business” means the business activities of the LPI Companies (whether or not loan tracking services are provided as part of such activities) as a managing general agent, general agent, producer or broker and insurer of lender-placed hazard insurance, REO insurance, lender-placed automobile insurance, lender-placed flood and flood gap insurance, lender-placed wind insurance, guaranteed asset protection insurance, leased equipment insurance and insurance recovery services.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Intellectual Property” means the Intellectual Property that is used exclusively in the Business as conducted on the date hereof.

“Capital Stock” means any capital stock, partnership interests, member interests or any other equity or membership interests in any Person.

“Ceding Commission” shall have the meaning set forth in Section 2.05(a).

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Closing Date Net Settlement Amount” shall have the meaning set forth in Section 2.06(a).

“Closing Date Working Capital” shall have the meaning set forth in Section 2.06(a).

“Closing Pro Forma Working Capital Statement” shall have the meaning set forth in Section 2.05(b)(i).

“COBRA” shall have the meaning set forth in Section 6.01(e).

“Code” means the United States Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the recitals.

“Competing After-Acquired Revenues” shall have the meaning set forth in Section 5.10(b)(vii).

“Competing Business” means the business of marketing, producing, selling or administering lender-placed hazard insurance, REO insurance, lender-placed automobile insurance, lender-placed flood and flood gap insurance, lender-placed wind insurance, guaranteed asset protection insurance, leased equipment insurance and insurance recovery services.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.04(a).

“Consent Period” shall have the meaning set forth in Section 5.05(e).

“Consultation Period” shall have the meaning set forth in Section 2.06(e).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Current Assets” means the current assets of the Company and the Transferred Subsidiaries determined in accordance with the Agreed Balance Sheet Principles.

“Current Liabilities” means the current liabilities of the Company and the Transferred Subsidiaries determined in accordance with the Agreed Balance Sheet Principles.

“D&O Indemnified Person” shall have the meaning set forth in Section 5.14.

“Disclosure Schedule” means the final version of the disclosure schedule delivered by Parent and the Seller to the Acquiror relating to the representations and warranties of Parent and the Seller set forth herein and which forms a part of this Agreement.

“Eligible Insurance Proceeds” shall have the meaning set forth in Section 10.06(f).

“Employee” means each employee of the Seller or any of its Affiliates who is listed on Schedule 1.03 and is an employee of the Seller or any of its Affiliates immediately prior to the Closing.

“Environmental Law” means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Equator” means Equator Reinsurances Limited, a Bermuda-domiciled insurance company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Working Capital” means Parent and Seller’s good faith determination of the Working Capital as of the Closing Date.

“Estimated Closing Working Capital Calculation” shall have the meaning set forth in Section 2.05(b)(i).

“Estimated Net Settlement Amount” shall have the meaning set forth in Section 2.05(b)(ii).

“Estimated Purchase Price” shall have the meaning set forth in Section 2.05(a).

“Estimated Reinsurance Settlement Statement” shall have the meaning set forth in Section 2.05(b)(ii).

“Excluded Assets” shall have the meaning set forth in Section 2.02(a)(ii).

“Excluded Books and Records” means originals and copies of those books and records, documents, data and information (in whatever form maintained) of the Parent, the Seller, the Company or the Transferred Subsidiaries that are identified on Schedule 1.04.

“Excluded Liabilities” shall have the meaning set forth in Section 2.02(a).

“External LPT Reinsurance Agreement” means the Loss Portfolio Transfer Reinsurance Agreement to be entered into pursuant to Section 5.12 and which shall be substantially in the form set forth in Exhibit B-1.

“Final Allocation Schedule” shall have the meaning set forth in Section 7.07(b).

“Final Working Capital” shall have the meaning set forth in Section 2.06(f).

“Final Working Capital Statement” shall have the meaning set forth in Section 2.06(f).

“Final Reinsurance Settlement Statement” shall have the meaning set forth in Section 2.06(f).

“Forward Transition Services Agreement” means the transition services agreement to be entered into pursuant to Section 5.12 and which shall be substantially in the form set forth in Exhibit C-1.

“GAAP” means generally accepted accounting principles used in the United States.

“Governmental Approval” shall have the meaning set forth in Section 3.05.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum, petroleum derived substances and products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any Environmental Law.

“Indemnified Party” shall have the meaning set forth in Section 10.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.03(a).

“Independent Accountant” shall have the meaning set forth in Section 2.06(f).

“Initial Reinsurance Settlement Statement” shall have the meaning set forth in Section 2.06(a).

“Initial Working Capital Statement” shall have the meaning set forth in Section 2.06(a).

“Insurance Policy” shall have the meaning set forth in Section 10.06(f).

“Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals,

extensions and reexaminations thereof, and all patents which may issue on such applications, all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade dress, logos, and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights and database rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) protectable rights in confidential and proprietary information, including trade secrets, processes and know-how that arise from not being publicly known, in each case existing on the Closing Date, (e) Internet domain names, and registrations pertaining thereto, and (f) rights in Software.

“Intercompany Agreements” shall have the meaning set forth in Section 3.14.

“Intercompany LPT Reinsurance Agreement” shall have the meaning set forth in Section 3.25.

“Interest Rate” means an interest rate equal to three (3)-month LIBOR for dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m., New York time, on each day during the period for which interest is to be paid.

“IRS” means the Internal Revenue Service.

“Knowledge” of a Person means: (a) in the case of Parent and the Seller, the actual knowledge of any Person listed in Schedule 1.05, or (b) in the case of the Acquiror, the actual knowledge of any Person listed in Schedule 1.06, in each case as of the date hereof and subject to the subject matter limitations set forth on such schedule.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Leased Real Property” shall have the meaning set forth in Section 3.20(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Losses” means all losses, damages, costs, expenses (including reasonable attorney’s fees), obligations and claims of any kind.

“LPI Companies” means, collectively, the Company, the Transferred Subsidiaries, the LPI Insurance Companies and the entities set forth on Schedule 1.07.

“LPI Insurance Companies” means QBE Insurance Corporation, Praetorian Insurance Company and QBE Specialty Insurance Company.

“LPI Insurance Policy” means any insurance contract issued by an LPI Insurance Company in connection with its conduct of the Business.

“Material Adverse Effect” means (a) with respect to the Business, a material adverse effect on the financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse effect arising out of, resulting from or attributable to (i) an event or series of events or circumstances affecting (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) political conditions generally of the United States or any other country or jurisdiction in which any of the Seller, the Company or the Transferred Subsidiaries operates or (C) any of the industries generally in which the Business operates or in which products or services of the Business are used or distributed, (ii) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Agreements, (iii) the identity of, or the effects of any facts or circumstances relating to, the Acquiror, (iv) any changes or prospective changes in applicable Law, GAAP or SAP or the enforcement or interpretation thereof, (v) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (vi) the credit, financial strength or other ratings (other than the facts underlying any such ratings) of the Company or any of the Transferred Subsidiaries or (vii) any failure by the Parent or its Affiliates including the Company or the Transferred Subsidiaries or the Business to achieve any earnings, premiums written, or other financial projections or forecasts (other than the facts underlying any such failure), except in the case of the foregoing clauses (a)(i), (a)(iv) and (a)(v) to the extent such effect or change is materially disproportionately adverse with respect to the Business as compared to other businesses engaged in the industries in which the Business operates, and (b) with respect to Parent, the Seller or the Acquiror, a material impairment or delay of the ability of Parent, the Seller or the Acquiror, respectively, to perform its material obligations under this Agreement or to consummate the transactions contemplated hereby.

“Material Contract” means any contract, agreement, instrument or other legally binding and enforceable commitment (i) of the Parent, Seller or any of the LPI Companies other than the Company or any Transferred Subsidiary to the extent exclusively relating to the Business or (ii) to which the Company or any of the Transferred Subsidiaries is a party or is otherwise subject (other than Excluded Assets or Real Property Leases or insurance policies and insurance certificates) or (iii) which comprises any of the Transferred Assets, in each case which (A) calls for the payment by or on behalf of any LPI Company in excess of $100,000 per annum or the delivery by any LPI Company of goods or services with a fair market value in excess of $300,000 per annum, during the remaining term thereof, (B) provides for any LPI Company to receive any payments in excess of, or any property with a fair market value in excess of, $300,000 or more during the remaining term thereof, or (C) restricts or limits the Company’s or any Transferred Subsidiary’s ability to conduct the Business in any geographic area (excluding non-exclusive Intellectual Property licenses, sublicenses, hosting, access or related agreements granted in the ordinary course of business, to the extent not already listed in clauses (A) or (B) above).

“Material Permits” shall have the meaning set forth in Section 3.10(a).

“Net Settlement Amount” means the amount set forth on the line item “Net Settlement Amount” reflected on the Estimated Reinsurance Settlement Statement, the Initial Reinsurance Settlement Statement or the Final Reinsurance Settlement Statement, as applicable.

“Non-Compete Period” shall have the meaning set forth in Section 5.10(a).

“Notice of Disagreement” shall have the meaning set forth in Section 2.06(d).

“Notice of Insurance” shall have the meaning set forth in Section 10.06(f).

“Owned Business Intellectual Property” means Business Intellectual Property that is either (a) wholly-owned by the Company or a Transferred Subsidiary (individually, or collectively with the Company or a Transferred Subsidiary, as the case may be) and is not included in the Excluded Assets, or (b) wholly-owned by Parent, the Seller or one of their Controlled Affiliates (individually, or collectively with Parent, the Seller or one of their Controlled Affiliates, as the case may be) and included in the Transferred Assets. For the avoidance of doubt, “Owned Business Intellectual Property” excludes any Business Intellectual Property that is owned or controlled by a non-affiliated third party.

“Parent” shall have the meaning set forth in the preamble.

“Parent’s FSA” shall have the meaning set forth in Section 6.01(h).

“Permitted Liens” means the following Liens: (a) Liens that secure debt that is reflected on the Pro Forma Balance Sheets; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (d) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (e) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (f) defects of title, easements, rights-of-way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business; (g) Liens not created by the Company or any of the Transferred Subsidiaries that affect the underlying fee interest of any Leased Real Property; (h) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (i) zoning, building and other generally applicable land use restrictions; (j) Liens that have been placed by a third party on the fee title of the real property constituting the Leased Real Property or real property over which the Company or the Transferred Subsidiaries have easement rights; (k) Liens resulting from any facts or circumstances relating to the Acquiror or its Affiliates; (l) any set of facts an accurate up-to-date survey would show, provided, however, such facts do not materially interfere with the present use of the relevant Leased Real Property by the Company or the Transferred Subsidiaries, respectively; and (m) Liens or other restrictions on transfer imposed by applicable insurance Laws.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, limited liability partnership, firm, joint-stock company, association, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.06(h).

“Post-Closing Covenant” means any covenant or agreement that by its terms applies or is to be performed in whole or in part after the Closing Date.

“Post-Closing Reinsurance Settlement Adjustment” shall have the meaning set forth in Section 2.06(i).

“Post-Closing Taxable Period” means a taxable period that begins after the Closing Date.

“Pre-Closing Taxable Period” means a taxable period that ends on or before the Closing Date.

“Pro Forma Balance Sheets” shall have the meaning set forth in Section 3.06(a).

“Purchase Price” shall have the meaning set forth in Section 2.04.

“QBE Names and Marks” shall have the meaning set forth in Section 5.11(a).

“Quota Share Reinsurance Agreement” means the 100% Quota Share Reinsurance Agreement, to be entered into pursuant to Section 5.12 and which shall be substantially in the form set forth in Exhibit B-3.

“Real Property Lease” shall have the meaning set forth in Section 3.20(a).

“Registered Intellectual Property” shall have the meaning set forth in Section 3.11(a).

“Reinsurance Agreements” means the Intercompany LPT Reinsurance Agreement, the External LPT Reinsurance Agreement and the Quota Share Reinsurance Agreement.

“Reinsured Liabilities” shall have the meaning set forth in the Quota Share Reinsurance Agreement.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Reserves” shall have the meaning set forth in Section 3.22(b).

“Restricted Person” shall have the meaning set forth in Section 5.10(a).

“Retained Insurance Proceeds” shall have the meaning set forth in Section 10.06(f).

“Reverse Transition Services Agreement” means the transition services agreement to be entered into pursuant to Section 5.12 which shall be substantially in the form set forth in Exhibit C-2.

“Review Period” shall have the meaning set forth in Section 2.06(b).

“Revised Allocation Schedule” shall have the meaning set forth in Section 7.07(b).

“SAP” means, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the jurisdiction in which such company is domiciled.

“Section 338(h)(10) Elections” shall have the meaning set forth in Section 7.07(a).

“Section 338 Taxes” means Taxes imposed by any taxing jurisdiction with respect to which a Section 338(h)(10) Election is expressly made in accordance with paragraph Section 7.07(a), and any elections deemed made as a result of the Section 338(h)(10) Election, to the extent such Taxes are imposed as a result of such Section 338(h)(10) Election and any such deemed election.

“Securities Act” means the Securities Act of 1933.

“Security and Control Agreements” means those security and control agreements to be entered into pursuant to Section 5.12.

“Seller” shall have the meaning set forth in the preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 10.02(a).

“Seller Party” means each Affiliate of the Seller that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements.

“Shared Software” shall have the meaning set forth in Section 5.05(h).

“Shares” shall have the meaning set forth in the recitals.

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, firmware, binary libraries, development tools, design tools, user interfaces in any form or format, however fixed and all associated documentation.

“Straddle Period” means a taxable period that, to the extent it relates to the Company or any Transferred Subsidiary, includes, but does not end on, the Closing Date.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency); (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company; or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly through another Subsidiary owned or Controlled by such Person.

“Target Working Capital” shall have the meaning set forth in Section 2.04.

“Tax” means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, surplus-lines, stamp taxes or other taxes, (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto.

“Tax Allocation Agreement” means any written or unwritten arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return, which Tax Return includes or has included the Company or any Transferred Subsidiary.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all returns, reports and claims for refunds (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes and, in each case, any amendments thereto.

“Third Party Claim” shall have the meaning set forth in Section 10.03(a).

“Transaction Agreements” means, collectively, this Agreement, each of the agreements referred to in Section 2.07(b) and the subleases referred to in Section 2.07(e).

“Transfer” shall have the meaning set forth in Section 2.01.

“Transferred Assets” has the meaning set forth in Section 2.02(b)(ii).

“Transferred Employee” shall have the meaning set forth in Section 6.01(b).

“Transferred Liabilities” has the meaning set forth in Section 2.02(b).

“Transferred Subsidiaries” shall have the meaning set forth in the recitals.

“Transition Services Agreements” means the Forward Transition Services Agreement and the Reverse Transition Services Agreement.

“Trust Account” shall have the meaning set forth in the Trust Agreements.

“Trust Agreements” means those certain trust agreements to be entered into pursuant to Section 5.12.

“WARN” shall have the meaning set forth in Section 3.15(d)(iii).

“Working Capital” means (a) Current Assets minus (b) Current Liabilities.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, distribute, convey, assign, deliver or otherwise transfer (“Transfer”) to the Acquiror, free and clear of all Liens, and the Acquiror shall, purchase, acquire and accept from the Seller, all the Seller’s right, title and interest in and to the Shares.

Section 2.02. Excluded Assets and Liabilities; Transferred Assets and Liabilities.

(a) As of or prior to the Closing, and subject to Sections 5.05(d), 5.05(f) and 5.05(h), the Seller shall cause the Company and the Transferred Subsidiaries to Transfer to Parent or one or more of Parent’s Affiliates (other than the Company and the Transferred Subsidiaries) all right, title and interest in, to or under:

(i) all assets, properties, contracts, rights and licenses of every kind and description that are owned by the Company or one of the Transferred Subsidiaries and that are not used exclusively in the operation or conduct of the Business; and

(ii) assets, properties, contracts, rights and licenses that are set forth in Schedule 2.02(a)(i) ((i) and (ii), collectively, the “Excluded Assets”);

in each case free and clear of all Liens, except Permitted Liens; provided, that notwithstanding the foregoing and for the avoidance of doubt, the Seller shall not cause the Company or the Transferred Subsidiaries to Transfer to Parent or any of its Affiliates (other than the Company and the Transferred Subsidiaries) any right, title or interest in, to or under any of the assets, properties, contracts, rights or licenses set forth in Schedule 2.02(a)(ii). Such Transfers shall be made without any representations, warranties or other obligations or duties on the part of the Company or any of the Transferred Subsidiaries. The Seller shall accept assignment of, assume, pay, perform, discharge and be responsible for, otherwise indemnify, defend and hold harmless the Acquiror, its Affiliates, the Company and the Transferred Subsidiaries for, and the Acquiror, its Affiliates, the Company and the Transferred Subsidiaries shall not retain or be obligated to pay, perform, discharge or otherwise be responsible for, any liability or obligation of Parent, the Seller, their Affiliates, the Company and the Transferred Subsidiaries, whether direct or indirect, known or unknown, absolute or contingent, to the extent not relating to or arising from the Transferred Assets or the Business, whether existing prior to, on or after the Closing Date, as well as any matter set forth in Schedule 2.02(a)(iii) (collectively, the “Excluded Liabilities”).

(b) As of or prior to the Closing, and subject to Sections 5.05(d), 5.05(e), 5.05(h) and 5.11, Parent and the Seller shall, or shall cause their Controlled Affiliates (other than the Company and the Transferred Subsidiaries) to, Transfer to the Company or a Transferred Subsidiary all right, title and interest in, to or under:

(i) all the assets, properties (including Business Intellectual Property), contracts, rights and licenses of every kind and description that are wholly-owned (alone or in combination with one or the other of the following) by Parent, the Seller or their Controlled Affiliates (other than the Company and the Transferred Subsidiaries) and that are used exclusively in the operation or conduct of the Business, as conducted on the date hereof; and

(ii) assets, properties and rights that are set forth in Schedule 2.02(b)(i) ((i) and (ii), collectively, the “Transferred Assets”);

in each case free and clear of all Liens, except Permitted Liens; provided, that notwithstanding the foregoing and for the avoidance of doubt, neither Parent nor the Seller shall, nor shall Parent or the Seller cause their Controlled Affiliates (other than the Company and the Transferred Subsidiaries) to, Transfer to the Company or any of the Transferred Subsidiaries any right, title, or interest in, to or under any of the assets, properties, contracts, rights or licenses set forth in Schedule 2.02(b)(ii). Except as set forth herein, such Transfer shall be made without any representations, warranties or other obligations or duties on the part of Parent or any of its Affiliates. The Acquiror (or the Company or a Transferred Subsidiary, as the case may be) shall accept assignment of, assume, pay, perform, discharge and be responsible for, otherwise indemnify, defend and hold harmless Parent and its Affiliates (other than the Company and the Transferred Subsidiaries) for, and Parent and its Affiliates (other than the Company and the Transferred Subsidiaries) shall not retain or be obligated to pay, perform, discharge or otherwise be responsible for, any liability or obligation, whether direct or indirect, known or unknown, absolute or contingent, to the extent relating to or arising from the Transferred Assets or the Business, whether existing prior to, on or after the Closing Date, including those set forth in Schedule 2.02(b)(iii), provided, however, that, for the avoidance of doubt, such liabilities and obligations shall not include any Excluded Liabilities (collectively, the “Transferred Liabilities”).

Section 2.03. Closing. On the first Business Day of the first month which begins at least five (5) Business Days following the first day on which the conditions set forth in Article VIII hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or on such other date as Parent, the Seller and the Acquiror may agree in writing, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) that shall be held at 10:00 a.m., New York City time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, or such other place as Parent or the Seller and the Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”). The Closing shall be deemed effective at 12:00 a.m., New York City time, on the first calendar day of the month in which the Closing Date occurs.

Section 2.04. Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) shall be an amount in cash equal to $45,000,000 (the “Base Purchase Price”), as such amount shall be (x) increased, if the Final Working Capital exceeds negative $31,716,000 (the “Target Working Capital”), on a dollar-for-dollar basis, subject to the limitations described in Part III Specific Policy 9 of the Agreed Balance Sheet Principles, by the amount of such excess or (y) decreased, if the Final Working Capital is less than the Target Working Capital, on a dollar-for-dollar basis, subject to the limitations described in Part III Specific Policy 9 of the Agreed Balance Sheet Principles, by the amount of such difference. The Purchase Price shall be paid pursuant to the provisions of Sections 2.05 and 2.06.

Section 2.05. Payment at Closing.

(a) At the Closing, the Acquiror shall pay or cause to be paid to the Seller (i) an amount in cash equal to the Base Purchase Price, which amount shall be (A) increased, if the Estimated Closing Working Capital exceeds the Target Working Capital, on a dollar-for-dollar basis by the amount of such excess or (B) decreased, if the Estimated Closing Working Capital is less than the Target Working Capital, on a dollar-for-dollar basis by the amount of such difference (the “Estimated Purchase Price”) and (ii) an amount in cash equal to $45,000,000, the aggregate ceding commission payable by Acquiror Reinsurer to the Seller in consideration for the transactions contemplated by the Reinsurance Agreements (the “Ceding Commission”). At the Closing, the Seller shall cause the LPI Insurance Companies to transfer cash or cash equivalents in the amount of the Estimated Net Settlement Amount (as defined below) to the Acquiror Reinsurer by depositing such assets into the Trust Account on behalf of the Acquiror Reinsurer into the Trust Account. The Estimated Purchase Price payment and the Estimated Net Settlement Amount shall be subject to a Post-Closing Adjustment and Post-Closing Reinsurance Settlement Adjustment, respectively, pursuant to the provisions of Section 2.06.

(b) Not less than three (3) Business Days prior to the anticipated Closing Date, the Seller shall prepare and deliver, or cause to be prepared and delivered, to the Acquiror:

(i) an estimated consolidated pro forma working capital statement for the Company and the Transferred Subsidiaries as of the Closing Date (the “Closing Pro Forma Working Capital Statement”) which shall include Seller’s good faith calculation of the Estimated Closing Working Capital as of the Closing Date (the “Estimated Closing Working Capital Calculation”). The Closing Pro Forma Working Capital Statement shall be compiled from the books of account and other financial records of the Company and the Transferred Subsidiaries, shall be prepared in accordance with the Agreed Balance Sheet Principles.

(ii) a pro forma estimated reinsurance settlement statement (the “Estimated Reinsurance Settlement Statement”) substantially in the form set forth in the Agreed Reinsurance Settlement Statement Principles, which shall set forth Seller’s good faith estimate of the Net Settlement Amount as of the anticipated Closing Date (the “Estimated Net Settlement Amount”), determined in accordance with Agreed Reinsurance Settlement Statement Principles.

Section 2.06. Adjustment to Payment at Closing.

(a) Within ninety (90) days following the Closing Date, the Acquiror shall prepare and deliver to Parent and the Seller (i) a consolidated working capital statement of the Company and the Transferred Subsidiaries as of 12:00 a.m. on the Closing Date (the “Initial

Working Capital Statement”), which shall set forth the amount of the Working Capital as of the Closing Date (the “Closing Date Working Capital”), and (ii) a settlement statement as of 12:00 a.m. on the Closing Date (the “Initial Reinsurance Settlement Statement”), which shall set forth the Net Settlement Amount as of the Closing Date (the “Closing Date Net Settlement Amount”). The Initial Working Capital Statement shall be prepared in accordance with the Agreed Balance Sheet Principles and the Initial Reinsurance Settlement Statement shall be prepared in accordance with the Agreed Reinsurance Settlement Statement Principles. If the Acquiror does not deliver either the Initial Working Capital Statement or the Initial Reinsurance Settlement Statement to Parent and the Seller within ninety (90) days after the Closing Date, then, at the election of Parent and the Seller, either (A) Parent and the Seller may prepare and present the Initial Working Capital Statement and the Initial Reinsurance Settlement Statement within an additional ninety (90) days thereafter or (B) the Estimated Closing Working Capital and the Estimated Reinsurance Settlement Statement shall be deemed to be the Final Working Capital and the Final Reinsurance Settlement Statement, respectively in accordance with Section 2.06(f). If Parent and the Seller elect to prepare the Initial Working Capital Statement and the Initial Reinsurance Settlement Statement in accordance with the immediately preceding sentence, then all subsequent references in this Section 2.06 (other than those in Sections 2.06(c), (g), (h) or (i)) to Parent and the Seller and the Acquiror, respectively, shall be deemed to be references to the Acquiror and Parent and the Seller, respectively. In connection with the Acquiror’s preparation of the Initial Working Capital Statement and the Initial Reinsurance Settlement Statement, to the extent the Acquiror does not have all relevant information in its possession, the Acquiror and its Representatives shall have reasonable access to review Parent’s and its Controlled Affiliates’ working papers and any working papers of Parent’s and its Controlled Affiliates’ independent accountants relating to the preparation of the Closing Pro Forma Working Capital Statement, the Estimated Closing Working Capital Calculation and the Estimated Reinsurance Settlement Statement, and Parent shall, and shall cause its Controlled Affiliates to, make reasonably available the individuals then in its employ, if any, responsible for and knowledgeable about the preparation of the Closing Pro Forma Working Capital Statement, the Estimated Closing Working Capital Calculation and the Estimated Reinsurance Settlement Statement in order to respond to the reasonable inquiries of the Acquiror; provided, however, that the independent accountants of Parent and its Controlled Affiliates shall not be obligated to make any work papers available to the Acquiror unless and until the Acquiror has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

(b) During the sixty (60) days immediately following Parent and the Seller’s receipt of the Initial Working Capital Statement and the Initial Reinsurance Settlement Statement (the “Review Period”), Parent, the Seller and their Representatives shall be permitted to review the Acquiror’s work papers and the work papers of the Acquiror’s independent accountants relating to the preparation of the Initial Working Capital Statement and the Initial Reinsurance Settlement Statement, as well as all the books, records and other relevant information relating to the operations and finances of the Company and the Transferred Subsidiaries with respect to the period up to and including the Closing Date, and the Acquiror shall make reasonably available the individuals then in its employ responsible for and knowledgeable about the information used in, and the preparation of, the Initial Working Capital Statement and the Initial Reinsurance Settlement Statement in order to respond to the reasonable inquiries of Parent and the Seller; provided, however, that the independent accountants of the Acquiror shall not be obligated to make any work papers available to Parent or the Seller unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

(c) The Acquiror agrees that, following the Closing through the date that the Final Working Capital and the Final Reinsurance Settlement Statement become final and binding, it shall not take any actions with respect to any accounting, books, records, policies or procedures on which the Pro Forma Balance Sheets, the Initial Working Capital Statement or the Initial Reinsurance Settlement Statement are based or, if applicable, on which the Final Working Capital Statement or the Final Reinsurance Settlement Statement are to be based that would be reasonably expected to impede or delay in any material respect the determination of the Closing Date Working Capital or the Net Settlement Amounts or the preparation of the Notice of Disagreement, the Final Working Capital Statement or the Final Reinsurance Settlement Statement in the manner and utilizing the methods contemplated by this Agreement.

(d) Parent and the Seller shall notify the Acquiror in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if Parent or the Seller disagrees with the Initial Working Capital Statement or the Initial Reinsurance Settlement Statement by virtue of such document not being prepared in compliance with this Agreement. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and Parent’s and the Seller’s determination of the amount of Closing Date Working Capital or Net Settlement Amounts, as applicable. If no Notice of Disagreement is received by the Acquiror prior to the expiration of the Review Period, then the Initial Working Capital Statement or the Initial Reinsurance Settlement Statement, as applicable, shall be deemed to have been accepted by Parent and the Seller and shall become final and binding upon the parties in accordance with Section 2.06(f). If requested by the Acquiror, Parent and the Seller shall designate one party to represent Parent and the Seller in all matters under this Section 2.06.

(e) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Parent, the Seller and the Acquiror shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(f) If, at the end of the Consultation Period, Parent, the Seller and the Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, then Parent, the Seller and the Acquiror shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Working Capital Statement or Initial Reinsurance Settlement Statement, as applicable, marked to indicate those line items that are in dispute) to Deloitte Touche Tohmatsu Limited (as determined pursuant to this Section 2.06(f), the “Independent Accountant”). In the event that a partner of Deloitte Touche Tohmatsu Limited refuses or is otherwise unable to act as the Independent Accountant, the parties shall jointly select an independent certified public accounting firm in the United States of national recognition with significant experience relating to insurance company audits that is not the independent auditor for Parent, the Seller or the Acquiror and is otherwise independent and impartial. The Independent Accountant shall be requested to deliver as promptly as practicable and in any event within sixty (60) days after its appointment, a written award setting forth the Independent Accountant’s determination of the appropriate amount of each of the line items in the Initial Working Capital Statement or the Initial Reinsurance Settlement Statement, as applicable, as to which Parent, the Seller and the Acquiror disagree as set out in the Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either Parent, the Seller or the Acquiror, shall not be more favorable to Parent and the Seller than the amounts advocated by Parent and the Seller in the Notice of Disagreement or more favorable to the Acquiror than the amounts advocated by the Acquiror in the Initial Working Capital Statement or the Initial Reinsurance Settlement Statement, as applicable, with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant’s review of the Initial Working Capital Statement or the Initial Reinsurance Settlement Statement shall be limited to a determination of whether any such document was prepared in accordance with the Agreed Balance Sheet Principles or the Agreed Reinsurance Settlement Statement Principles, respectively, and the Independent Accountant shall not review any line items or make any determination with respect to any matters not subject to a dispute in the Notice of Disagreement. The consolidated working capital statement of the Company and the Transferred Subsidiaries (prepared in accordance with the Agreed Balance Sheet Principles) and the determination of the Closing Date Working Capital and the statement of Net Settlement Amounts that are final and binding on the parties, as determined either through (i) failure to timely deliver a Notice of Disagreement pursuant to Section 2.06(d), (ii) agreement of the parties pursuant to Section 2.06(a) or 2.06(e) or (iii) through the action of the Independent Accountant pursuant to this Section 2.06(f), are referred to as the “Final Working Capital Statement” (if applicable), the “Final Reinsurance Settlement Statement” and the “Final Working Capital”, respectively.

(g) Each of Parent, the Seller and the Acquiror shall bear the fees and costs incurred by it in connection with the matters set forth in this Section 2.06, except that the fees and disbursements of the Independent Accountant shall be borne by the party providing the Notice of Disagreement in the same proportion as the aggregate amount of the matters specified in the Notice of Disagreement that is unsuccessfully disputed by such party (as determined by the Independent Accountant) bears to the total amount of matters specified in the Notice of Disagreement submitted to the Independent Accountant and the other party shall bear the remainder of the fees and disbursements. During the review by the Independent Accountant, the Acquiror, Parent and the Seller shall each make available to the Independent Accountant interviews with such individuals (provided, that a Representative of the other party be allowed to be present at such interview), and such information, Books and Records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.06(f); provided, however, that the independent accountants of Parent or the Acquiror shall not be obligated to make any work papers available to the Independent Accountant unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(h) The “Post-Closing Adjustment” shall be the amount equal to the Final Working Capital minus the Estimated Closing Working Capital. If the Post-Closing Adjustment is a positive number the Acquiror shall pay to the Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Seller shall pay to the Acquiror an amount equal to the absolute value of the Post-Closing Adjustment. For the avoidance of doubt, the Final Working Capital and the Estimated Closing Working Capital may be negative. Any such payment shall be paid by wire transfer of immediately available funds to an account designated by the recipient within two (2) Business Days after the Final Working Capital is determined, together with interest thereon accrued from the Closing Date at the Interest Rate calculated and payable in accordance with Section 2.08.

(i) The “Post-Closing Reinsurance Settlement Adjustment” shall be the amount equal to the Final Net Settlement minus the Estimated Net Settlement Amount. If the Post-Closing Reinsurance Settlement Adjustment is a positive number the Seller shall cause the LPI Insurance Companies to pay the Acquiror Reinsurer an amount equal to the Post-Closing Reinsurance Settlement Adjustment. If the Post-Closing Adjustment is a negative number, the Acquiror shall cause the Acquiror Reinsurer to pay the LPI Insurance Companies an amount equal to the absolute value of the Post-Closing Adjustment. Any such payments shall be paid by wire transfer of immediately available funds to an account designated by each recipient within two (2) Business Days after the Final Reinsurance Settlement Statement is determined, together with interest thereon accrued from the Closing Date at the Interest Rate calculated and payable in accordance with Section 2.08.

(j) Each of Parent, the Seller and the Acquiror agree that, for U.S. federal income tax purposes, the purchase price for the Shares shall be equal to (i) the Purchase Price, plus or minus (ii) any adjustment to the Purchase Price described in Section 2.05(a)(i) or Section 2.06(h).

Section 2.07. Transactions; Closing Deliveries.

(a) To document the transactions contemplated by this Agreement, at the Closing:

(i) the Acquiror shall pay to the Seller the Estimated Purchase Price by wire transfer of immediately available funds to an account designated by the Seller at least two (2) Business Days prior to the Closing; and

(ii) the Seller shall deliver to the Acquiror (A) one or more stock certificates evidencing the Shares owned by it, duly endorsed in blank or accompanied by stock powers duly executed in blank, and (B) written resignations of each of the directors of the Company and each of the Transferred Subsidiaries other than those directors with respect to which the Acquiror shall have notified the Seller in writing at least two (2) Business Days prior to the Closing to not so resign.

(b) To further document the transactions contemplated by this Agreement, at or prior to the Closing, Parent and the Seller (or one or more of their Affiliates, as applicable) shall enter into and deliver to the Acquiror (or its Affiliates, if applicable), and the Acquiror (or its Affiliates, if applicable) shall enter into and deliver to Parent and the Seller (or one or more of their Affiliates, as applicable):

(i) the Administrative Services Agreement;

(ii) the Reinsurance Agreements;

(iii) the Transition Services Agreements;

(iv) the Trust Agreements;

(v) the Security and Control Agreements;

(vi) IRS Form 8023 (and any corresponding state or local forms) as required to effect the Section 338(h)(10) Elections, completed and properly executed by Parent and Acquiror; and

(vii) such other agreements, documents, instruments or certificates reasonably requested by the other party.

(c) Parent and the Seller shall deliver to the Acquiror:

(i) a copy of an assignment and assumption agreement that is reasonably satisfactory to the Acquiror and its counsel pursuant to which, at or prior to the Closing, all right, title and interest in, to or under the Transferred Assets were Transferred to the Company or a Transferred Subsidiary, and that the Acquiror (or the Company or a Transferred Subsidiary) assumed and agreed to pay, perform, discharge and be responsible for, otherwise indemnify, defend and hold harmless Parent, the Seller and their Affiliates (other than the Company and the Transferred Subsidiaries) for the Transferred Liabilities; and

(ii) a copy of an assignment and assumption agreement that is reasonably satisfactory to the Acquiror and its counsel pursuant to which, at or prior to the Closing, all right, title and interest in, to or under the Excluded Assets were Transferred to Parent or one or more of its Affiliates (other than the Company and the Transferred Subsidiaries), and that each of Parent and the Seller assumed and agreed to pay, perform, discharge and be responsible for, otherwise indemnify, defend and hold harmless the Acquiror, the Company and the Transferred Subsidiaries for the Excluded Liabilities of the Company and the Transferred Subsidiaries directly or indirectly owned by the Seller.

(d) Each of Parent and the Seller, on the one hand, and the Acquiror, on the other hand, shall deliver to the other a certificate of the Secretary or an Assistant Secretary of each such Person, dated as of the Closing Date, as to the resolutions duly and validly adopted by the board of directors, or other governing body, of such party evidencing its authorization of the execution, delivery and performance of the Transaction Agreements to which such Person is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements.

(e) Parent and the Seller shall deliver to the Acquiror each of the subleases contemplated by Section 5.13(a).

(f) The Seller shall deliver, and shall cause each of the LPI Insurance Companies to deliver, to the Acquiror a certificate of non-foreign status that complies with the requirements of Section 1445 of the Code, and the Treasury Regulations promulgated thereunder.

Section 2.08. Payments and Computations. Each party hereto shall make each payment due to the other parties hereto pursuant to this Article II as early as practicable on the day when due. All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment no later than two (2) Business Days preceding the date of payment. All computations of interest shall be at the Interest Rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SELLER

The Seller and Parent, jointly and severally hereby represent and warrant to the Acquiror, as of the date hereof and the Closing Date, as follows:

Section 3.01. Incorporation and Authority of Parent and the Seller.

(a) Each of Parent, the Seller and each Seller Party is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(b) Each of Parent, the Seller and each Seller Party has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, the Transaction Agreements to which it is or will be a party. The execution and delivery by Parent, the Seller and each Seller Party of the Transaction Agreements to which it is or will be a party, and the consummation by Parent, the Seller and each Seller Party of the transactions contemplated by, and the performance by Parent, the Seller and each Seller Party of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of Parent, the Seller and each Seller Party. This Agreement has been duly and validly authorized, executed and delivered by each of Parent and the Seller, and (assuming due authorization, execution and delivery of this Agreement by the Acquiror) is the legal, valid and binding obligation of Parent and the Seller, enforceable against each of them in accordance with its terms, and each of the Transaction Agreements to which Parent, the Seller or any Seller Party is or will be a party has been duly and validly authorized by Parent, the Seller or such Seller Party and, upon execution and delivery by Parent, the Seller or such Seller Party, will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Parent, the Seller or such Seller Party enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02. Incorporation, Qualification and Authority of the Company and the Transferred Subsidiaries.

(a) Each of the Company and the Transferred Subsidiaries is a corporation or other organization (i) duly incorporated or organized, validly existing and (ii) in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite power and authority to operate its business as now conducted, except where the failures to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Business.

(b) Each of the Company and the Transferred Subsidiaries is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Business. Each of the Company and the Transferred Subsidiaries has all requisite corporate or similar power to enter into, consummate the transactions contemplated by and carry out its obligations under, the Transaction Agreements to which it is or will be a party. The execution and delivery by the Company and each of the Transferred Subsidiaries of the Transaction Agreements to which it is or will be a party, and the consummation by the Company and each of the Transferred Subsidiaries of the transactions contemplated by, and the performance by the Company and each of the Transferred Subsidiaries of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of such entity. Upon execution and delivery of the Transaction Agreements to which the Company and each of the Transferred Subsidiaries is or will be a party, such Transaction Agreements will be duly executed and delivered by such entity, and (assuming due authorization, execution and delivery by each other party to such Transaction Agreements) such Transaction Agreements will constitute, the legal, valid and binding obligation of such entity, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03. Capital Structure of the Company and the Transferred Subsidiaries; Ownership and Transfer of the Shares. Section 3.03(a) of the Disclosure Schedule sets forth (a) all the authorized Capital Stock of the Company and each of the Transferred Subsidiaries and (b) the number of shares of each class or series of Capital Stock of the Company and each of the Transferred Subsidiaries that are issued and outstanding, together with the registered holder thereof. All the outstanding shares of Capital Stock of the Company and each of the Transferred Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Company or any of the Transferred Subsidiaries to issue, sell, purchase, return or redeem any of their respective Capital Stock or securities convertible into or exchangeable for any of their respective Capital Stock, and there are no shares of Capital Stock of the Company or any of the Transferred Subsidiaries reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of the Company or any of the Transferred Subsidiaries. Except as set forth in Section 3.03(b) of the Disclosure Schedule, the Seller directly or indirectly owns all the outstanding Capital Stock of the Company and each of the Transferred Subsidiaries, free and clear of all Liens, other than any Liens arising as a result of the Transaction Agreements and restrictions on transfer imposed by applicable Laws. Except for this Agreement or as set forth in Section 3.03(c) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares or of the Capital Stock of any Transferred Subsidiary. Except as set forth in Section 3.03(d) of the Disclosure Schedule, the Company does not have Subsidiaries other than the Transferred Subsidiaries.

Section 3.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as set forth in Section 3.04 of the Disclosure Schedule or as otherwise provided in this Article III and except as may result from any facts or circumstances solely relating to the Acquiror or its Affiliates (as opposed to any other third party), the execution, delivery and performance by the Seller and each Seller Party of, and the consummation by the Seller and each Seller Party of the transactions contemplated by, the Transaction Agreements to which it is or will be a party do not and will not (a) violate or conflict with the organizational documents of Parent, the Seller or any Seller Party, the Company or any of the Transferred Subsidiaries, (b) conflict with or violate any Law or other Governmental Order applicable to Parent, the Seller or any Seller Party, the Company or any Transferred Subsidiary or by which any of them or any of their respective properties or assets or the Transferred Assets is bound or affected, or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Company or any of the Transferred Subsidiaries (other than the Excluded Assets) or the Transferred Assets pursuant to, any note, bond, loan or credit agreement, mortgage or indenture to which any of the LPI Companies is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clause (c), any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations of Liens that, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect with respect to the Business, Parent or the Seller.

Section 3.05. Consents and Approvals. Except as set forth in Section 3.05 of the Disclosure Schedule, or as may result from any facts or circumstances solely relating to the Acquiror or its Affiliates (as opposed to any other third party), the execution and delivery by Parent, the Seller and each Seller Party of the Transaction Agreements to which any of them is or will be a party does not, and the performance by the Seller and each Seller Party of, and the consummation by the Seller and each Seller Party of the transactions contemplated by, such Transaction Agreements will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”), to be obtained or made by Parent, the Seller, any Seller Party, the Company or any Transferred Subsidiary, except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Business, Parent or the Seller.

Section 3.06. Financial Information; Absence of Undisclosed Liabilities.

(a) Section 3.06(a) of the Disclosure Schedule sets forth the unaudited consolidated balance sheets of the Company and the Transferred Subsidiaries as of December 31, 2014 and June 30, 2015 (the “Pro Forma Balance Sheets”). Except as set forth in Section 3.06(a) of the Disclosure Schedule, the Pro Forma Balance Sheets have been prepared in accordance with the Agreed Balance Sheet Principles and reasonably present, in all material respects, the assets, liabilities and financial position of the Business as of such dates.

(b) Assuming the completion of the transactions contemplated by Section 2.02, none of the Company or the Transferred Subsidiaries have any material liabilities or obligations of a type that would be required under GAAP to be reflected on a financial statement, other than liabilities or obligations (i) as set forth in Section 3.06(b) of the Disclosure Schedule, (ii) as set forth in the most recent Pro Forma Balance Sheet, (iii) incurred in the ordinary course of business consistent with past practice since June 30, 2015, (iv) resulting from the consummation of the transactions contemplated by the Transaction Agreements or (v) comprising Excluded Liabilities.

Section 3.07. Absence of Certain Changes. Except as set forth in Section 3.07 of the Disclosure Schedule or as contemplated by this Agreement, from January 1, 2015: (a) the LPI Companies have conducted the Business in the ordinary course consistent with past practice and (b) there has not occurred any event or events that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Business.

Section 3.08. Absence of Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, as of the date hereof, there are no Actions (other than claims under or in connection with policies and certificates of insurance within applicable policy limits or otherwise in the ordinary course of business) pending or, to the Knowledge of Parent and the Seller, threatened in writing against (a) any of the LPI Companies (other than the Company and the Transferred Subsidiaries) relating to the Business or the Transferred Assets, or (b) the Company or any of the Transferred Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Business, Parent or the Seller.

Section 3.09. Compliance with Laws. Except as set forth in Section 3.09 of the Disclosure Schedule, since January 1, 2013 the Business has been and is being conducted in compliance with applicable Law and applicable privacy and data security policies and (a) none of the Company or the Transferred Subsidiaries is in violation of any Laws or Governmental Orders applicable to it or its assets, properties or businesses (other than the Excluded Assets) and (b) none of the LPI Companies is in violation of any Laws or Governmental Orders applicable to the Business or the Transferred Assets, except for violations that, individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect with respect to the Business. None of the Company or the Transferred Subsidiaries is a party to, or bound by, any material Governmental Order.

Section 3.10. Governmental Licenses and Permits.

(a) The Company, the Transferred Subsidiaries and, to the extent related to the Business, the other LPI Companies possess all material governmental qualifications, registrations, filings, licenses, permits, approvals or authorizations held by the (collectively, the “Material Permits”) that are necessary to conduct the Business and to own or use their respective assets and properties, as such Business, assets and properties are conducted, owned and used on the date hereof.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, (i) all Material Permits are valid and in full force and effect and (ii) none of the Company, the Transferred Subsidiaries or, to the extent related to the Business, the other LPI Companies is the subject of any pending or, to the Knowledge of Parent and the Seller, threatened Action seeking the revocation, suspension, termination, modification or impairment of any Material Permit.

Section 3.11. Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a true and correct list of all registered Owned Business Intellectual Property (the “Registered Intellectual Property”) and each owner thereof.

(b) Section 3.11(b) of the Disclosure Schedule sets forth a true and correct list of all Software (other than any off-the-shelf, commercially available Software) that is material to and is used in the Business, as conducted on the date hereof, and, in each case, whether such Software is (i) Owned Business Intellectual Property, (ii) used exclusively in the Business, or (iii) used in the Business and another business of Parent, the Seller or any of their Controlled Affiliates.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, and subject to Section 5.11, the Company and the Transferred Subsidiaries shall own all the Owned Business Intellectual Property free and clear of any Liens, other than Permitted Liens as of the Closing.

(d) Section 3.11(d) of the Disclosure Schedule sets forth a true and correct list of material written agreements entered into by Parent, the Seller or any of their Affiliates granting to a third party any right to the Owned Business Intellectual Property.

(e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, to the Knowledge of Parent and the Seller, (i) the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; (ii) none of Parent, the Seller or any of their Controlled Affiliates has received within the three (3) year period prior to the date hereof any written claim or notice from any Person alleging that the Company or any of the Transferred Subsidiaries has infringed or misappropriated any Intellectual Property right of such Person, which has not been resolved; and (iii) none of the employees, agents, consultants, contractors or others who have contributed to or participated in the reduction to practice or development of any Business Intellectual Property on behalf of any of the LPI Companies has any right, title or interest in or to any Owned Business Intellectual Property.

(f) Except as set forth in Section 3.11(f) of the Disclosure Schedule, with respect to the Registered Intellectual Property: (i) Parent and the Seller have transferred, or will, as of the Closing or within a reasonable period of time thereafter, transfer, to the Company or the appropriate Transferred Subsidiary, books and records directly relating to any such Registered Intellectual Property, including registration certificates and file wrappers; (ii) to the Knowledge of Parent and the Seller, each of such registrations is valid, enforceable and in full force and effect; and (iii) there is no pending, existing or, to the Knowledge of Parent and the Seller, threatened opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Authority against or relating thereto, and there is no valid basis for any such proceeding.

(g) This Section 3.11 contains the sole and exclusive representations and warranties pertaining to matters relating to Intellectual Property and Software.

Section 3.12. Environmental Matters. Except as set forth in Section 3.12 of the Disclosure Schedule: (a) to the Knowledge of Parent and the Seller, none of Parent, the Seller, the Company or the Transferred Subsidiaries has received, since December 31, 2013, a written notice, request for information, claim or demand from any Governmental Authority or third party alleging liability in connection with any release, discharge or disposal of a Hazardous Material into the environment or the violation of any Environmental Law; (b) to the Knowledge of Parent and the Seller, there has been no release, discharge or disposal of Hazardous Materials on, at or under any real property owned or leased by the Company or any of the Transferred Subsidiaries during the period that it was owned or leased by the Company or any Transferred Subsidiary or arising out of the conduct by the Company and the Transferred Subsidiaries of their respective businesses, that would reasonably be expected to result in the imposition of any material liability to the Company or any of the Transferred Subsidiaries under Environmental Laws; (c) to the Knowledge of Parent and the Seller, none of the Leased Real Properties is subject to any Lien in favor of any Governmental Authority for (A) material liability under any Environmental Laws or (B) material costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material into the environment; (d) to the Knowledge of Parent and the Seller, with respect to the Leased Real Properties, or the operation by the Company and the Transferred Subsidiaries of their respective businesses thereon, there are no material judicial or administrative proceedings pending or threatened arising under or relating to an Environmental Law or making any claim based on an Environmental Law for personal injury, wrongful death or property damage; and (e) the Company and the Transferred Subsidiaries have operated and are operating their respective businesses in compliance in all material respects with any applicable Environmental Laws. This Section 3.12 contains the sole and exclusive representations and warranties pertaining to environmental matters, Environmental Laws and Hazardous Materials.

Section 3.13. Material Contracts. Section 3.13(a) of the Disclosure Schedule sets forth a true and correct list of each of the Material Contracts as in effect on the date hereof. Except as set forth in Section 3.13(b) of the Disclosure Schedule, each Material Contract is a valid and binding obligation of an LPI Company, and, to the Knowledge of Parent and the Seller, each other party to such Material Contract, except for such failures to be valid and binding as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Each Material Contract is enforceable against such LPI Company, and, to the Knowledge of Parent and the Seller, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at Law or in equity)). None of the LPI Companies or, to the Knowledge of Parent and the Seller, any other party to a Material Contract, is in material default or material breach of a Material Contract, and, to the Knowledge of Parent and the Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both, and including by reason of the transactions contemplated by this Agreement and the other Transaction Agreements).

Section 3.14. Affiliate Transactions. Section 3.14 of the Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all material contracts, agreements, leases, licenses and other instruments between the Company or a Transferred Subsidiary, on the one hand, and Parent or any Controlled Affiliate of Parent (other than the Company or any Transferred Subsidiary), on the other hand (collectively, “Intercompany Agreements”).

Section 3.15. Employee Benefits; Employees.

(a) Section 3.15(a)(i) of the Disclosure Schedule sets forth, as of the date hereof, a list of all material Benefit Plans. With respect to each such material Benefit Plan in which any Employee participates, Parent has delivered or made available to the Acquiror a summary of each such Benefit Plan. Neither the Company nor any Transferred Subsidiaries maintain or sponsor any Benefit Plans. Except as set forth on Section 3.15(a)(ii) of the Disclosure Schedule or as otherwise expressly provided in Article VI, neither the Company nor any Transferred Subsidiaries will have any liability for any Benefit Plans following the Closing Date that has or would be reasonably expected to have, a Material Adverse Effect with respect to the Business.

(b) Each Benefit Plan has been operated and administered in compliance with its terms and with applicable Law including ERISA and the Code, other than any non-compliance that individually and in the aggregate would not be material. Except as set forth in Section 3.15(b) of the Disclosure Schedule, no Benefit Plan is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. None of Parent, the Seller or the Company or any Transferred Subsidiary has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any Transferred Subsidiary or any Benefit Plan to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material. All contributions required to be made under any Benefit Plan with respect to any Employee have been made on or before the due date thereof except as would not reasonably be expected to result in material liability to the Company or any Transferred Subsidiary. All Benefit Plans intended to be “qualified” under Section 401(a) of the Code have received a determination letter on which reliance is currently permitted, and there are no circumstances under which such qualified status would reasonably be expected to be revoked.

(c) None of the Company or the Transferred Subsidiaries has any obligations for retiree welfare benefits other than (i) coverage mandated by applicable Law or (ii) coverage that continues during an applicable severance period.

(d) Except as set forth in Section 3.08 or 3.15(d) of the Disclosure Schedule, with respect to the Employees:

(i) there is not now in existence, nor has there been within the last twelve (12) months prior to the Closing, any pending or, to the Knowledge of Parent and the Seller, threatened: (A) strike, slowdown, stoppage, picketing, interruption of work, lockout, or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; (B) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation; or (C) grievance, arbitration, administrative hearing, claim of unfair labor practice, other union- or labor-related Action or other claim, workers’ compensation claim, claim or investigation of wrongful discharge, claim or investigation of employment discrimination or retaliation, claim or investigation of sexual harassment, or other employment dispute of any nature, against the Company or any of the Transferred Subsidiaries that, individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect with respect to the Business;

(ii) (A) none of the Company and the Transferred Subsidiaries, is, or within the last twelve (12) months prior to the Closing has been, a party to or bound by any collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award with any labor union or any other similar organization; and (B) none of the Employees are subject to or covered by any such collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award, or are represented by any labor organization;

(iii) for the twelve (12) months preceding the date hereof, the Company and each of the Transferred Subsidiaries: (i) is and has been in compliance in all material respects with all applicable federal, state, local, foreign and other Laws which relate to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act and comparable state, local or other Laws) (collectively, “WARN”), except for such non-compliance as has not resulted in, and would not reasonably be expected to result in, material liability to the Company and the Transferred Subsidiaries; and (ii) is not and has not been (individually or collectively in any respect) liable in any material respect for any arrears of wages, other compensation or benefits, or any taxes or penalties for failure to comply with any of the foregoing, except for such liability as has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Business;

(iv) Parent has caused the Company and the Transferred Subsidiaries to provide or make available to the Acquiror true and correct summaries of all layoffs and other losses of employment experienced at any site of employment of the Company or any of the Transferred Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or any of the Transferred Subsidiaries during the ninety (90)-day period preceding the date hereof;

(v) none of the Company or the Transferred Subsidiaries is a party to or obligated under any agreement with any Employee with respect to length, duration or material conditions of employment (or the termination of employment), salaries, bonuses, percentage compensation, deferred compensation, health insurance, any other material form of remuneration or benefits that is not terminable at will by the Company or such Transferred Subsidiary, as applicable, or any successor employer, without cost, liability, penalty or other monetary or non-monetary obligation of any kind, including any termination or severance payments;

(vi) there is not pending or, to the Knowledge of Parent and the Seller, threatened any Action or other claim or investigation against the Company or any of the Transferred Subsidiaries for actual or possible violation of any agreement described in clause (v) above, or for violation of any material right or obligation under any of the Benefit Plans, nor to the Knowledge of Parent and the Seller, is there any reasonable basis for any such Action or other claim (other than routine claims for benefits) or investigation;

(vii) no Employee or other agent is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind to which Parent, the Company or the Transferred Subsidiaries are a party or have Knowledge that would impede in any way the ability of such Employee or other agent to carry out fully all of his or her activities and duties;

(viii) the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (A) entitle any Employee to severance, change of control or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan, or (B) result in any payment (whether in cash or property) or the vesting of any property under any Benefit Plan to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code);

(ix) no Employee is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of the Transferred Subsidiaries as a result of the imposition of the Taxes under section 409A or 4999 of the Code; and

(x) to the Knowledge of Parent and the Seller, all Persons classified or treated by the Company or any of the Transferred Subsidiaries as independent contractors or otherwise as non-employees satisfy all applicable laws, rules, regulations and other requirements of Law to be so classified or treated, and the Company and each of the Transferred Subsidiaries has fully and accurately reported in all material respects their compensation of any kind on IRS Forms 1099 or as otherwise required by Law.

(e) This Section 3.15 contains the sole and exclusive representations and warranties pertaining to matters relating to the Employees or Benefit Plans.

Section 3.16. Insurance Issued by the LPI Insurance Companies. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a) since December 31, 2013, all LPI Insurance Policy benefits due and payable by or on behalf of any of the LPI Insurance Companies have in all material respects been paid in accordance with the terms of the LPI Insurance Policies under which they arose, except for such benefits for which an LPI Insurance Company believes there is a reasonable basis to contest payment;

(b) all policy forms for LPI Insurance Policies currently in use by any of the LPI Insurance Companies, and all amendments, applications, and certificates pertaining thereto, where required by applicable Law, have been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Law for objection, in all material respects;

(c) any rates currently in use by the LPI Insurance Companies, solely with respect to the Business, that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the rates currently in use by the LPI Insurance Companies, solely with respect to the Business, conform thereto, in all material respects; and

(d) as of the date hereof, there are no material unpaid claims or assessments made against any LPI Insurance Company by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund relating to the Business.

Section 3.17. Reinsurance. Section 3.17 of the Disclosure Schedule sets forth a true and correct list as of the date hereof of all reinsurance and retrocessional treaties and agreements, solely with respect to the Business (i) with an effective date from January 1, 2015 to the date hereof or (ii) with respect to which there are any ceded statutory reserves, to which any of the LPI Insurance Companies is party and to which any such Person has any existing rights or obligations. Each of such treaties and agreements is in full force and effect. Solely with respect to the Business, none of the LPI Insurance Companies or, to the Knowledge of Parent and the Seller, any of the other parties thereto, is in default under any such reinsurance treaty or agreement where such default gives rise to any right of termination, acceleration or cancellation to the other party or parties thereto. Since January 1, 2013 to the date hereof, solely with respect to the Business, none of the LPI Insurance Companies has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by any of the LPI Insurance

Companies, solely with respect to the Business, will be uncollectible or otherwise defaulted upon. As of the date hereof, except as set forth in Section 3.17 of the Disclosure Schedule, there are no pending or, to the Knowledge of Parent and the Seller, threatened, Actions with respect to any reinsurance or retrocessional treaties or agreements set forth in Section 3.17 of the Disclosure Schedule.

Section 3.18. Regulatory Filings. Parent and the Seller have made available for inspection by the Acquiror (a) any material reports of examination (including financial, market conduct and similar examinations, and including any draft reports) of any LPI Insurance Company (to the extent such report of examination of any LPI Insurance Company relates to the Business) issued by any insurance regulatory authority, in any case, since January 1, 2013 and (b) all material Insurance Holding Company System Act filings or submissions made by any LPI Insurance Company (to the extent such filing or submission of any LPI Insurance Company relates to the Business) with any insurance regulatory authority since January 1, 2013. Except as set forth in Section 3.18(a) of the Disclosure Schedule, all material deficiencies or violations noted in the examination reports described in clause (a) above have been resolved to the reasonable satisfaction of the insurance department that noted such deficiencies or violations.

Section 3.19. Insurance. Section 3.19 of the Disclosure Schedule sets forth a true and correct list of all current property and liability insurance policies (other than life insurance policies, self-insurance programs or excess policies on self-insurance programs) covering the Company, any of the Transferred Subsidiaries or the Transferred Assets. All such policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by the Company, any of the Transferred Subsidiaries, Parent or the Seller and, to the Knowledge of Parent and the Seller, none of the Company or the Transferred Subsidiaries is in default of any provision thereof, except for such defaults that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect with respect to the Business, Parent or the Seller.

Section 3.20. Property.

(a) Section 3.20(a) of the Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all real property leased by the Company or any Transferred Subsidiary or, solely to the extent used in connection with the operation of the Business, any LPI Company (other than the Company or any Transferred Subsidiary), as lessee, including Transferred Assets (each, a “Real Property Lease”; with the real property specified in such lease being referred to herein as a “Leased Real Property”). An LPI Company will have a legal, binding, valid and enforceable leasehold interest or license (as applicable) under each of the Real Property Leases, subject to Permitted Liens and to applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general equitable principles (whether or not enforcement is sought in a proceeding at Law or in equity), and none of Parent, the Seller or any of the LPI Companies, as of the date hereof, has received any written notice of any default under any Real Property Lease, and to the Knowledge of Parent and the Seller, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a default by any such LPI Company under any of the Real Property Leases, except, in each case, for such invalidity, unenforceability or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Parent and the Seller have delivered or otherwise made available to the Acquiror true and correct copies of the Real Property Leases as in effect as of the date hereof, together with all material amendments, modifications or supplements, if any, thereto.

(b) Except as set forth in Section 3.20(b)(i) of the Disclosure Schedule, each of the LPI Companies, including the Company and the Transferred Subsidiaries, is in possession of and has title to, or has valid leasehold interests in or valid rights under contract to use, in each case free and clear of any Liens other than Permitted Liens, all tangible personal property used in the conduct of the Business (other than the Excluded Assets and, in the case of the LPI Companies other than the Company and the Transferred Subsidiaries, other than any asset that is not a Transferred Asset), including all material tangible personal property reflected on the Pro Forma Balance Sheets and the Transferred Assets, other than property disposed of since the date thereof in the ordinary course of business and tangible personal property acquired since such date. Except as set forth in Section 3.20(b)(ii) of the Disclosure Schedule, such tangible personal property is free and clear of all Liens, other than Permitted Liens.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedule, and assuming receipt of all approvals, consents and authorizations relating to the matters set forth in Section 3.04 of the Disclosure Schedule or as contemplated by Section 3.05, and subject to the consummation of the transactions contemplated by Section 5.05(h), (i) the assets and properties of the Company and the Transferred Subsidiaries (excluding the Excluded Assets), (ii) the Transferred Assets and (iii) the rights, licenses and services to be made available by Parent, the Seller and their Affiliates pursuant to the Transaction Agreements will be sufficient for the Company and the Transferred Subsidiaries to conduct the Business in all material respects in the ordinary course on and immediately after the Closing Date as it is being conducted on the date hereof; provided, however, that this Section 3.20(c) shall not be deemed to be breached as a result of any action for which the Acquiror has provided its consent (including pursuant to Section 5.01).

(d) This Section 3.20 contains the sole and exclusive representations and warranties pertaining to matters relating to real property and tangible personal property.

Section 3.21. Taxes. Except as set forth in Section 3.21 of the Disclosure Schedule:

(a) (i) All material Tax Returns required to be filed by or on behalf of the Company and each of the Transferred Subsidiaries (or, to the extent the Company or a Transferred Subsidiary could reasonably be expected to be liable for Taxes relating thereto, with respect to the Transferred Assets) have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings) and such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes payable with respect to the Company and the Transferred Subsidiaries (or, to the extent the Company or a Transferred Subsidiary could reasonably be expected to be liable for Taxes relating thereto, the

Transferred Assets), have been fully and timely paid; (iii) none of the Company or the Transferred Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return and (iv) none of the Company or the Transferred Subsidiaries has waived in writing or been requested in writing to waive any statute of limitations in respect of income or other material Taxes which waiver is currently in effect.

(b) Each of the Company and the Transferred Subsidiaries has, and with respect to the Transferred Assets, Parent and its Affiliates have, (i) complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and (ii) duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c) All deficiencies asserted in writing or assessments made in writing as a result of any examinations by any Tax Authority of Tax Returns related to the Company and the Transferred Subsidiaries or the Transferred Assets have been fully paid or otherwise resolved, and no other audits or investigations by any Tax Authority relating to any such Tax Returns are in progress from a Tax Authority.

(d) None of the Company or any Transferred Subsidiary is a party to any Tax Allocation Agreements pursuant to which it will have any liability or obligation to make any payments after the Closing Date.

(e) There are no Tax rulings, requests for rulings, or closing agreements relating to the Company or any Transferred Subsidiary or the Transferred Assets, which will materially affect the Company’s or any Transferred Subsidiary’s liability for Taxes for any period after the Closing Date.

(f) None of the Company or any Transferred Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for the portion of a Straddle Period beginning after the Closing Date or any Post-Closing Taxable Period, as a result of (i) a change in accounting method for any Straddle Period or any Pre-Closing Taxable Period pursuant to Section 481 of the Code (or any corresponding provision of Law), (ii) installment sale or open transaction disposition made prior to the Closing or (iii) prepaid amount received on or prior to the Closing Date. None of the Company or any Transferred Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement.

(g) None of the Company or any Transferred Subsidiary has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4(c).

(h) There are no Liens for Taxes upon any assets of the Company or any Transferred Subsidiary or the Transferred Assets except for Permitted Liens.

(i) Except to the extent other representations and warranties in this Article III relate expressly to Taxes, the representations and warranties made in this Section 3.21 are the only representations and warranties made by Parent or the Seller with respect to matters relating to Taxes (including Tax Returns, Tax Allocation Agreements, Tax claims and Actions related to Taxes).

Section 3.22. Actuarial Report; Reserves.

(a) The Seller has delivered to the Acquiror a true and correct copy of an actuarial memorandum entitled “Analysis of Unpaid Loss and Loss Adjustment Expense as of December 31, 2014,” redacted to exclude portions not related to the Business (the “Actuarial Report”). The factual information and data provided by Seller and its Affiliates in connection with the preparation of the Actuarial Report was complete and accurate in all material respects as of the date so provided.

(b) The statutory policy reserves required by SAP to be held by the LPI Insurance Companies in respect of the LPI Insurance Policies as of December 31, 2014, as set forth in the Actuarial Report (the “Reserves”): (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the Actuarial Report) and (ii) satisfied the requirements of applicable Law in all material respects as of December 31, 2014.

Section 3.23. Brokers. Except for Willis Capital Markets & Advisory and Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, the Seller or their Affiliates. Parent and the Seller (but not the Company or the Transferred Subsidiaries) are solely responsible for any fees and expenses payable to Willis Capital Markets & Advisory and Morgan Stanley & Co. LLC.

Section 3.24. Excluded Assets and Excluded Liabilities. None of Parent, the Seller or any other Person makes any express or implied representation or warranty with respect to the Excluded Assets or Excluded Liabilities under this Agreement or under any other Transaction Agreement.

Section 3.25. Intercompany LPT Reinsurance Agreement. Section 3.25 of the Disclosure Schedule sets forth a true and correct form of the Loss Portfolio Transfer Reinsurance Agreement to be entered into on or prior to the Closing Date by and among the LPI Insurance Companies and Equator (the “Intercompany LPT Reinsurance Agreement”).

Section 3.26. NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SCHEDULES, AS SUPPLEMENTED AND AMENDED) AND IN THE OTHER TRANSACTION AGREEMENTS, NONE OF PARENT, THE SELLER OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT OR THE SELLER, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE SHARES, THE COMPANY OR THE TRANSFERRED SUBSIDIARIES, THE ASSETS AND PROPERTIES TO BE TRANSFERRED TO THE COMPANY OR THE TRANSFERRED SUBSIDIARIES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT, AND PARENT AND THE SELLER DISCLAIM ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY PARENT, THE SELLER OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to Parent and the Seller, as of the date hereof and the Closing Date, as follows:

Section 4.01. Incorporation and Authority of the Acquiror.

(a) Each of the Acquiror and each Acquiror Party is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(b) Each of the Acquiror and each Acquiror Party has all requisite corporate or similar power and authority to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Agreements to which the Acquiror or any Acquiror Party will be a party (the “Acquiror Transaction Agreements”). The execution and delivery by the Acquiror and each Acquiror Party of the Acquiror Transaction Agreements, the consummation by the Acquiror and each Acquiror Party of the transactions contemplated by, and the performance by the Acquiror and each Acquiror Party of its obligations under, the Acquiror Transaction Agreements have been duly authorized by all requisite corporate action on the part of each Acquiror Party. This Agreement has been duly and validly authorized, executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery of this Agreement by Parent and the Seller) is the legal, valid and binding obligation of the Acquiror, enforceable in accordance with its terms, and each of the Acquiror Transaction Agreements has been duly and validly authorized by the Acquiror or such Acquiror Party and, upon execution and delivery by the Acquiror or such Acquiror Party, will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of the Acquiror or such Acquiror Party enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02. Qualification of the Acquiror. Each of the Acquiror and each Acquiror Party has all requisite corporate or similar power and authority to operate its business as now conducted and is duly qualified as a foreign corporation or other organization to do business, to the extent legally applicable, and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for such failures to so qualify or be in good standing as would not materially impair or delay the ability of the Acquiror or any Acquiror Party to consummate the transactions contemplated by, or perform its obligations under, the Acquiror Transaction Agreements.

Section 4.03. No Conflict. Except as set forth in Section 4.03 of the Acquiror Disclosure Schedule and provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, and except as may result from any facts or circumstances solely relating to Parent, the Seller, the Company or the Transferred Subsidiaries (as opposed to any other third party), the execution, delivery and performance by the Acquiror and the Acquiror Parties of, and the consummation by the Acquiror and the Acquiror Parties of the transactions contemplated by, the Acquiror Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of the Acquiror or any Acquiror Party, (b) conflict with or violate any Law or other Governmental Order applicable to the Acquiror or any Acquiror Party or by which it or its properties or assets is bound or affected or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Acquiror or any Acquiror Party pursuant to any note, bond, mortgage, indenture or contract to which the Acquiror, an Acquiror Party or any of its Subsidiaries is a party or by which any of them or their respective assets or properties is bound or subject, except, in the case of clause (c), any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations of Liens as would not materially impair or delay the ability of the Acquiror or any Acquiror Party to consummate the transactions contemplated by, or perform its obligations under, the Acquiror Transaction Agreements.

Section 4.04. Consents and Approvals. Except as set forth in Section 4.04 of the Acquiror Disclosure Schedule, or as may result from any facts or circumstances solely relating to Parent, the Seller, the Company or the Transferred Subsidiaries, the execution and delivery by the Acquiror and each Acquiror Party of the Acquiror Transaction Agreements do not, and the performance by the Acquiror and each Acquiror Party of, and the consummation by the Acquiror and each Acquiror Party of the transactions contemplated by, the Acquiror Transaction Agreements will not, require any Governmental Approvals to be obtained or made by the Acquiror or any of its Affiliates, except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.

Section 4.05. Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of the Acquiror, threatened against the Acquiror or any Acquiror Party that question the validity of, or seek injunctive relief with respect to, any of the Acquiror Transaction Agreements or the right of the Acquiror or any Acquiror Party to enter into any of the Acquiror Transaction Agreements.

Section 4.06. Securities Matters. The Shares are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of the Shares or any interest in them. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Acquiror understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities laws.

Section 4.07. Financial Ability. The Acquiror has, and will have at the Closing, all funds necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement and the other Acquiror Transaction Agreements and has furnished to Parent and the Seller evidence thereof.

Section 4.08. Financial Statements. The Acquiror has delivered to the Seller true and correct copies of the following statutory statements, in each case, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: (i) the annual statutory statement of Acquiror Reinsurer as of and for the year ended December 31, 2014, as filed with the North Carolina Department of Insurance; (ii) the audited annual statutory financial statements of Acquiror Reinsurer as of and for the year ended December 31, 2014 (the statements referenced in (i) and (ii), the “Acquiror Reinsurer Annual Statutory Statements”); and (iii) the unaudited quarterly statutory financial statements of Acquiror Reinsurer as of and for the quarter ended March 31, 2015 (the “Acquiror Reinsurer Quarterly Statements” and, collectively with the Acquiror Reinsurer Annual Statutory Statements, the “Acquiror Reinsurer Statutory Statements”). Each of the Acquiror Reinsurer Statutory Statements has been prepared in accordance with SAP and in conformity with the practices consistently applied by the Acquiror Reinsurer and presents fairly, in all material respects, the financial position and results of operations of the Acquiror Reinsurer as at the respective dates and for the respective periods indicated, in accordance with SAP. No material deficiency has been asserted by any Governmental Authority with respect to any Acquiror Reinsurer Statutory Statements that remains unresolved prior to the date hereof.

Section 4.09. Investigation. The Acquiror acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Transferred Subsidiaries and the Business and (b) has been furnished with or given adequate access to such information about the Company, the Transferred Subsidiaries and the Business as it has requested. The Acquiror further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by Parent and the Seller are the representations, warranties, covenants and agreements expressly made in this Agreement by Parent and the Seller, (ii) except as set forth in Article III, Parent and the Seller do not make any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Parent, the Seller, the Company, the Transferred Subsidiaries, the Business, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any relating financial condition, results of operations, assets or liabilities of any of the foregoing, or with respect to any information provided by Parent, the Seller or their Affiliates or Representatives, whether or not in the electronic “data room” established by Parent and the Seller for the Acquiror, and (iii) Parent and the Seller do not make any representation or warranty as to (A) the operation of the Company and the Transferred Subsidiaries by the Acquiror after the Closing in any manner or (B) the probable success or profitability of the Company, the Transferred Subsidiaries or the Business (whether before or after the Closing). Except for the representations and warranties contained in Article III, the Acquiror has not relied upon any other representations or warranties or any other information made or supplied by or on behalf of Parent and the Seller or by any of their Affiliates.

Section 4.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Business Prior to the Closing. Except as required by applicable Law, as otherwise contemplated by or necessary to effectuate this Agreement or any other Transaction Agreement and for matters identified in Schedule 5.01, and subject to obligations under agreements or contracts in existence as of the date hereof, from the date hereof through the Closing, unless the Acquiror otherwise consents in advance (which consent shall not be unreasonably withheld, delayed or conditioned), Parent and the Seller shall cause the LPI Companies to (a) conduct the Business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact their business organizations, to maintain their regulatory relationships in good standing, and to maintain the current significant business relationships and goodwill with the policyholders, agents, brokers, distributors and other customers, suppliers and service providers of and to their businesses and (c) not do any of the following with respect to the Company, the Transferred Subsidiaries or the Business:

(i) repurchase, redeem, repay or otherwise acquire any outstanding Capital Stock of the Company or any of the Transferred Subsidiaries;

(ii) transfer, issue, sell, pledge (other than as set forth in Schedule 5.01(c)(ii)) or dispose of any Capital Stock or other securities of the Company or any of the Transferred Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire Capital Stock or other securities of the Company or any of the Transferred Subsidiaries;

(iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of the Transferred Subsidiaries;

(iv) amend the certificate of incorporation or bye-laws (or other comparable organizational documents) of the Company or any of the Transferred Subsidiaries;

(v) except with respect to changes intended to improve underwriting profitability (even if such changes have an effect of reducing premium volume), make any material change in the underwriting, claims administration, reserving, customer service, selling or financial accounting policies, practices or principles (other than any change required by applicable Law, GAAP or SAP or in the ordinary course of business consistent with past practice) of the Business;

(vi) except for the Transfer of Leased Real Property, or the Transfer of the Excluded Assets and Excluded Liabilities as contemplated by Section 2.02(a) or the Transferred Assets and Transferred Liabilities as contemplated by Section 2.02(b), permit the Company or any Transferred Subsidiary to purchase, sell, lease, exchange or otherwise dispose of or acquire any property or assets, including the Transferred Assets (other than transactions occurring in the ordinary course of business consistent with past practice) or make any capital expenditure for which the aggregate consideration paid or payable in any individual transaction is in excess of $50,000 or in the aggregate in excess of $250,000;

(vii) incur any indebtedness for borrowed money from third party lending sources (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practice) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, in the ordinary course of business consistent with past practice), for individual amounts in excess of $50,000 or in the aggregate in excess of $250,000;

(viii) permit the Company or any Transferred Subsidiary to enter into or amend (in any material respect) or, other than pursuant to its current terms, terminate, renew or extend any Material Contract or any contract with any Controlled Affiliate of Parent or the Seller;

(ix) permit the Company or any Transferred Subsidiary to enter into any merger, consolidation, purchase or sale of material assets or businesses, recapitalization, restructuring or other similar material transaction or series of transactions;

(x) grant, increase, or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, severance pay, other compensation, pension or other benefits payable to any Employee, other than (A) normal merit salary increases for non-executive officers, not to exceed two percent (2%) in the aggregate or (B) in the ordinary course of business consistent with past practice;

(xi) (A) enter into, or amend, any employment contracts with executive officers, except as required by applicable Law or (B) hire any Employee, other than a non-executive officer Employee hired to replace an Employee whose employment has terminated;

(xii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case, to the extent such action could reasonably be expected to result in an increase in the Tax liability of the Company or any Transferred Subsidiary for any Post-Closing Taxable Period or the portion of a Straddle Period beginning after the Closing Date;

(xiii) pay, settle or compromise any Action or threatened Action involving the Business (in each case, except for claims under policies and certificates of insurance within applicable policy limits), other than any settlement or compromise that involves solely cash payments not in the aggregate for any and all such settled or compromised Actions in excess of an amount as set forth in Schedule 5.01(c)(xiii); or

(xiv) pledge, sell, lease, transfer, license, assign, abandon, dispose of or otherwise make subject to any encumbrance (other than a Permitted Lien) any Owned Business Intellectual Property; or

(xv) enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02. Access to Information.

(a) From the date hereof until the Closing Date, upon reasonable prior notice, and subject to applicable Law, any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, Parent and the Seller shall, and shall cause each of the LPI Companies and each such Person’s respective Representatives, to (i) afford the Representatives of the Acquiror reasonable access to the offices, properties, books and records of the LPI Companies relating to the Business, (ii) furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the Business as the Acquiror may from time to time reasonably request, and (iii) make available to the Representatives of the Acquiror and its Affiliates, the employees of LPI Companies in respect of the Company and the Transferred Subsidiaries and the Business whose assistance and expertise is necessary to assist the Acquiror in connection with the Acquiror’s preparation to integrate the Business (including the Company and the Transferred Subsidiaries and their businesses and personnel) into the Acquiror’s organization following the Closing; provided, however, that the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the parties and the sensitive nature of the transactions contemplated hereby, and, provided, further, that such investigation shall be on a basis and follow procedures that the parties shall mutually agree, and shall not unreasonably interfere with any of the businesses or operations of any of the LPI Companies; and provided, further, that the auditors and independent accountants of Parent or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by Parent or the Seller, the Acquiror shall enter into a customary joint defense agreement with any one or more of Parent, the Seller, the Company and the Transferred Subsidiaries with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(a). Without limiting the foregoing, any environmental investigation undertaken by the Acquiror shall not include invasive sampling of soil or groundwater on any property occupied by or otherwise affiliated with the Company or any Transferred Subsidiary without the Seller’s prior written consent and such investigation shall not unreasonably interfere with any of the businesses or operations of Parent or any of its Affiliates (and all costs thereof shall be borne by the Acquiror).

(b) In addition to the provisions of Section 5.03, from and after the Closing Date, subject to any applicable privileges (including the attorney-client privilege), to the extent required to comply with applicable Law or in connection with any other reasonable business purpose, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of Parent, the Seller or any of their Affiliates under any of the Transaction Agreements, upon reasonable prior notice, the Acquiror shall, and shall cause the Company and the Transferred Subsidiaries and their respective Controlled Affiliates and Representatives to (A) afford the Representatives of Parent and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Acquiror and its Affiliates in respect of the Company and the Transferred Subsidiaries and the businesses conducted by them, (B) furnish to the Representatives of Parent and its Affiliates such additional financial and other information regarding the Company and the Transferred Subsidiaries and the businesses conducted by them as Parent or its Representatives may from time to time reasonably request and (C) make available to the Representatives of Parent and its Affiliates the employees of the Acquiror and its Affiliates in respect of the Company and the Transferred Subsidiaries and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is reasonably necessary to assist Parent in connection with Parent’s reasonable inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by the Acquiror, Parent and the Seller shall enter into a customary joint defense agreement with the Acquiror and its Affiliates (including the Company and the Transferred Subsidiaries) with respect to any information to be provided to Parent and the Seller pursuant to this Section 5.02(b).

(c) In addition to the provisions of Section 5.03, from and after the Closing Date, subject to any applicable privileges (including the attorney-client privilege), to the extent required to comply with applicable Law or in connection with any other reasonable business purpose, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of Acquiror or any of its Affiliates under any of the Transaction Agreements, upon reasonable prior notice, Parent and the Seller shall, and shall cause each of the LPI Companies and their respective Representatives to (A) afford the Representatives of Acquiror and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of Parent, Seller and the LPI Companies in respect of the Business and (B) furnish to the Representatives of Acquiror and its Affiliates such additional financial and other information regarding Parent, Seller and the LPI Companies in respect of the Business as Acquiror or its Representatives may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Parent or any of the LPI Companies; and provided, further, that the auditors and independent accountants of Parent or the LPI Companies shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by Parent, the Acquiror shall enter into a customary joint defense agreement with Parent and its Controlled Affiliates with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(c). Notwithstanding the foregoing, Parent and the Seller shall not be required to provide access to any Excluded Books and Records.

Section 5.03. Books and Records.

(a) Parent and its Controlled Affiliates shall have the right, at their own expense, to retain copies of all books and records of each of the Company and the Transferred Subsidiaries and their respective businesses relating to periods ending on or prior to the Closing Date subject to compliance with all applicable privacy Laws regarding the Employees. The Acquiror agrees that, with respect to all original books and records of each of the Company and the Transferred Subsidiaries existing as of the Closing Date, it shall (and shall cause each of the Company and the Transferred Subsidiaries to) (i) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by the Acquiror.

(b) Prior to the Closing Date, the parties hereto shall develop and implement a plan that shall result in the delivery or transfer, subject to compliance with applicable Law, of the Books and Records to the Acquiror (or a Person designated by the Acquiror) at, or as soon as reasonably practicable following, the Closing in the manner (and in the case of physical books and records at the location(s)) reasonably requested by the Acquiror to the extent not located at an office of the Company or the Transferred Subsidiaries. Parent and the Seller shall, and shall cause their Controlled Affiliates to, use their commercially reasonable efforts to separate any Books and Records from any other books and records of Parent, the Seller and their Controlled Affiliates (other than the Company or the Transferred Subsidiaries). To the extent that Parent, the Seller or their Controlled Affiliates are unable to separate any Books and Records pursuant to the previous sentence, Parent, the Seller and their Controlled Affiliates shall not be required to physically deliver Books and Records contained in an archived computer system of Parent, the Seller or their Controlled Affiliates that (i) cannot be separated from other books and records of Parent, the Seller or their Controlled Affiliates (other than the Company or the Transferred Subsidiaries) or (ii) are stored as a result of automated backup procedures in the ordinary course of business by Parent, the Seller or their Controlled Affiliates (other than the Company or the Transferred Subsidiaries), but Parent and Seller shall cooperate with the Acquiror to develop a means of providing reasonable access to such Books and Records for Acquiror and its Affiliates. Parent and the Seller shall not be obligated to perform any data conversion or migration with respect to the Books and Records or incur any costs or expenses in connection therewith.

Section 5.04. Confidentiality.

(a) The Acquiror acknowledges and agrees that the confidentiality agreement, dated March 25, 2015 (the “Confidentiality Agreement”), between the Seller and the Acquiror, remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the

Acquiror pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.04 shall nonetheless continue in full force and effect in accordance with its terms.

(b) Parent and the Seller hereby assign to the Acquiror all rights that Parent, Seller and any of their Affiliates or Representatives may have with respect to any confidentiality or other similar agreements entered into with any other prospective purchaser of the Business or any portion thereof, and immediately following execution of this Agreement will terminate any access that any such Persons may have to information about the Business, whether through the electronic “data room” established by Parent and the Seller or otherwise. All discussions with any such Persons with respect to the Business or any portion thereof will be formally terminated immediately following execution of this Agreement.

Section 5.05. Regulatory and Other Authorizations; Consents.

(a) The parties hereto shall promptly make all filings and notifications with, and shall use their commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements and shall take all commercially reasonable actions as may be requested by any such Governmental Authorities to obtain such authorizations, consents, orders and approvals. The parties hereto shall cooperate with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. None of Parent, the Seller or the Acquiror shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required approvals.

(b) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.05, each of Parent (in the case of clauses (i) and (iii)), the Seller (in the case of clauses (i) and (iii)) and the Acquiror (in all cases set forth below) agree to take or cause to be taken the following actions: (i) the prompt provision to a Governmental Authority of non-privileged information and documents requested by such Governmental Authority or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Transaction Agreements; (ii) the prompt use of its commercially reasonable efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements; and (iii) the prompt use of its commercially reasonable efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by the Transaction Agreements in accordance with the terms of the Transaction Agreements unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements, any and all commercially reasonable steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by the Transaction Agreements.

(c) Subject to applicable Laws relating to the sharing of information and Section 5.02(a), each of Parent, the Seller and the Acquiror shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall promptly provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to such matters. None of Parent, the Seller or the Acquiror shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry relating to matters that are the subject of this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and Section 5.02(a), Parent, the Seller and the Acquiror shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing; provided, however, that the foregoing shall not require Parent, the Seller or the Acquiror (i) to disclose any information that in the reasonable judgment of Parent, the Seller or the Acquiror, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information or confidential competitive information of Parent, the Seller or the Acquiror or their respective Affiliates, as the case may be; and provided, further, that the Acquiror’s obligation to notify Parent with respect to communications received by a Tax Authority, and the rights and obligations of the parties hereto with respect to any Tax audit or administrative or court proceeding relating to Taxes, shall be governed solely by Section 7.03. None of the parties hereto shall be required to comply with any provision of this Section 5.05(c) to the extent that such compliance would be prohibited by applicable Law.

(d) Parent, the Seller and the Acquiror shall use their commercially reasonable efforts to obtain any other consents and approvals (other than those addressed under Sections 5.05(a), 5.05(h) and 5.13) and make any other notifications that may be required in connection with the transactions contemplated by the Transaction Agreements. The parties shall allocate the costs associated with obtaining any such consents and approvals in accordance with the terms set forth on Schedule 5.05(d).

(e) If, on the Closing Date, any consent required to effect the Transfer of the Transferred Assets and the assumption of the Transferred Liabilities is not obtained, or if an attempted Transfer thereof would be ineffective or a violation of applicable Law or would in the reasonable judgment of the Acquiror adversely affect the material rights of the Company and the Transferred Subsidiaries (as assignees of the applicable LPI Companies or otherwise) thereto or thereunder so that the Company and the Transferred Subsidiaries would not in fact receive all such rights, such Transferred Assets and Transferred Liabilities shall not be Transferred, and Parent, the Seller and the Acquiror shall cooperate in a mutually agreeable arrangement under which the Company and the Transferred Subsidiaries would, in compliance with applicable Law, obtain the material benefits and assume the obligations and bear the economic burdens associated with such Transferred Assets and Transferred Liabilities in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Company and the Transferred Subsidiaries or under which the LPI Companies (other than the Company and the Transferred Subsidiaries) would enforce for the benefit (and at the expense) of the Company and the Transferred Subsidiaries any and all of their rights against a third party (including any Governmental Authority) associated with such Transferred Assets and Transferred Liabilities, and Parent or the Seller would, or would cause the LPI Companies (other than the Company and the Transferred Subsidiaries) to, promptly pay to the Company and the Transferred Subsidiaries when received all monies received by them under any such Transferred Assets, and the Acquiror would, or would cause the Company and the Transferred Subsidiaries to, promptly pay to Parent or the Seller or the LPI Companies (other than the Company and the Transferred Subsidiaries) all amounts due by them under any such Transferred Liabilities following the Closing, and the parties hereto shall continue to use their commercially reasonable efforts, and shall cooperate fully with each other to obtain promptly such consents or waivers for a period of eighteen (18) months (the “Consent Period”). Pending receipt of such consent or waiver, the parties hereto shall cooperate with each other to effect mutually agreeable, reasonable and lawful arrangements to provide to the Acquiror and its Affiliates the benefits of any such Transferred Asset. In the event that a consent or waiver for the Transfer of any such Transferred Asset not Transferred at the Closing is obtained, the Seller shall Transfer such Transferred Asset to the Acquiror at no additional cost.

(f) If, on the Closing Date, any consent required to effect the Transfer of the Excluded Assets and Excluded Liabilities is not obtained, or if an attempted Transfer thereof would be ineffective or a violation of Law or would in the reasonable judgment of Parent adversely affect the material rights of the LPI Companies (other than the Company and the Transferred Subsidiaries) (as assignees of the Company and the Transferred Subsidiaries) thereto or thereunder so that the LPI Companies (other than the Company and the Transferred Subsidiaries) would not in fact receive all such rights, such Excluded Assets and Excluded Liabilities shall not be Transferred, and Parent, the Seller and the Acquiror shall cooperate in a mutually agreeable arrangement under which the LPI Companies (other than the Company and the Transferred Subsidiaries) would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Excluded Assets and Excluded Liabilities in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the LPI Companies (other than the Company and the Transferred Subsidiaries) or under which the Company and the Transferred Subsidiaries would enforce for the benefit (and at the expense) of the LPI Companies (other than the Company and the Transferred Subsidiaries) any and all of their rights against a third party (including any Governmental Authority) associated with such Excluded Assets and Excluded Liabilities, and the Acquiror would, or would cause the Company and the Transferred Subsidiaries to, promptly pay to the LPI Companies (other than the Company and the Transferred Subsidiaries) when received all monies received by them under any such Excluded Assets, and Parent and the Seller would, or would cause the LPI Companies (other than the Company and the Transferred Subsidiaries) to, promptly pay to the Acquiror, the Company or the Transferred Subsidiaries all amounts due by them under any such Excluded Liabilities, and the parties hereto shall continue to use their commercially reasonable efforts, and shall cooperate fully with each other, to obtain promptly such consents or waivers during the Consent Period. Pending receipt of such consent or waiver, the parties hereto shall cooperate with each other to effect mutually agreeable, reasonable and lawful arrangements pursuant to the Transition Services Agreements or otherwise designed to provide to Parent and its Controlled Affiliates the benefits of any such Excluded Asset. Once consent or waiver for the Transfer of any such Excluded Asset not Transferred at the Closing is obtained, the Acquiror shall Transfer such Excluded Asset to Parent or its Controlled Affiliates at no additional cost.

(g) Notwithstanding the foregoing, in no event shall the expiration of the Consent Period terminate, limit or otherwise affect the Acquiror’s obligations under Section 10.02(a)(ii) or Parent’s and the Seller’s obligations under Section 10.01(a)(ii) with respect to any Transferred Liability or Excluded Liability, respectively.

(h) The Software identified in Section 3.11(b) of the Disclosure Schedule as being used in the Business and another business of Parent, the Seller or any of their Controlled Affiliates (“Shared Software”) shall, subject to Sections 5.05(e) and 5.05(f), be made available to the Company and the Transferred Subsidiaries in accordance with this Section 5.05(h). To the extent necessary to effectuate the transactions contemplated by this Agreement, Parent and the Seller shall use commercially reasonable efforts to obtain any consent required from any licensor of Shared Software and the Acquiror shall cooperate with such efforts. If any Shared Software was acquired by or for the benefit of the Business by Parent, the Seller or any of their Controlled Affiliates (other than the Company or the Transferred Subsidiaries) pursuant to an enterprise license, the parties hereto shall use commercially reasonable efforts to Transfer to the Acquiror, the Company or a Transferred Subsidiary: (i) the rights to the Shared Software under the applicable statement of work or other procurement document; or (ii) in the case of Shared Software licensed on a seat-by-seat basis, the number of seats agreed upon by the parties hereto; provided, that nothing herein shall be construed as requiring Parent, the Seller or any of their Controlled Affiliates to Transfer an enterprise license to the Acquiror, the Company or a Transferred Subsidiary. To the extent reasonably necessary to effectuate the transactions contemplated by this Agreement, and to the extent permitted by any Shared Software license, Parent, the Seller or one of their Affiliates (as applicable) shall: (x) grant to the Acquiror a sublicense to the Shared Software; (y) use the Shared Software to provide services to the Acquiror, the Company or the Transferred Subsidiaries under the Forward Transition Services Agreement; or (z) otherwise obtain the continuing right for the Acquiror, the Company or the Transferred Subsidiaries to use the Shared Software. Under no circumstances shall Parent, the Seller or their Controlled Affiliates be required to take any action that shall cause Parent, the Seller or any of their Controlled Affiliates to be in breach of any obligation to the licensor of Shared Software. The parties shall allocate any costs associated with obtaining any such consents required from any licensor of such Shared Software in accordance with the terms set forth on Schedule 5.05(h).

Section 5.06. Insurance.

(a) From and after the Closing Date, the Company and the Transferred Subsidiaries shall cease to be insured by Parent’s or its Affiliates’ (other than the Company or any Transferred Subsidiary, as the case may be) insurance policies or by any of their self-insured programs to the extent such insurance policies or programs cover the Company or the Transferred Subsidiaries. With respect to events or circumstances relating to the Company or the Transferred Subsidiaries that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies and any workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by Parent or its Controlled Affiliates and that apply to the locations at which the businesses of the Company and the Transferred Subsidiaries operate, the Acquiror, the Company and the Transferred Subsidiaries may make claims under such policies and programs; provided, however, that by making any such claims, the Acquiror agrees to reimburse Parent for any increased costs incurred by Parent as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to Parent and its Affiliates; provided, further, that none of the Acquiror or any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies sponsored by the Acquiror or its Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries). As of the second anniversary of this Agreement, the Acquiror shall no longer have access to such occurrence-based third party liability insurance policies of Parent and its Affiliates (other than the Company and the Transferred Subsidiaries) or to such workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs that apply to the locations at which the businesses of the Company and the Transferred Subsidiaries operate and the Acquiror shall assume full responsibility for, and release Parent and its Affiliates (other than the Company and the Transferred Subsidiaries) from, all liability for claims, known or unknown, resulting from occurrences prior to the Closing Date.

(b) With respect to any open claims against the insurance policies of Parent or any of its Controlled Affiliates (other than the Company and the Transferred Subsidiaries) issued by third parties relating to claims made prior to the Closing Date, Parent and the Seller agree to remit to the Acquiror any net proceeds realized from such claims.

Section 5.07. Intercompany Obligations. Except for the intercompany obligations set forth in Schedule 5.07, Parent and the Seller shall, and shall cause their Controlled Affiliates to, take such action and make such payments as may be necessary so that, no later than immediately prior to the Closing, each of the Company and the Transferred Subsidiaries, on the one hand, and Parent and its Controlled Affiliates (other than the Company and the Transferred Subsidiaries), on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances, to the extent actually owed by such entity, regardless of their maturity and all intercompany receivables and payables for the amount due (including any accrued and unpaid interest to but excluding the date of payment); provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to the Acquiror.

Section 5.08. Intercompany Arrangements. Except (a) as otherwise contemplated by the Transaction Agreements, (b) as set forth in Schedule 5.08 or (c) as otherwise agreed by Parent and the Acquiror, no later than immediately prior to the Closing, Parent and the Seller shall, and shall cause their Controlled Affiliates to, take such actions as may be necessary to terminate, all Intercompany Agreements, after giving effect to Section 5.07.

Section 5.09. Non-Solicitation.

(a) For a period of two (2) years from the Closing Date, Parent and the Seller shall not, and shall cause their Controlled Affiliates not to, without the prior written consent of the Acquiror, directly or indirectly, solicit for employment or knowingly hire any Employee; provided, however, that Parent and its Controlled Affiliates may employ or hire any such Person who is terminated or otherwise discharged by the Company, any of the Transferred Subsidiaries or their respective Affiliates; and provided, further, that nothing in this Section 5.09(a) shall prohibit Parent or any of its Controlled Affiliates from employing or hiring any Person who contacts Parent or any of its Controlled Affiliates on his or her own initiative without direct solicitation or as a result of a general solicitation to the public or general advertising.

(b) For a period of two (2) years from the Closing Date, the Acquiror shall not, and shall cause its Controlled Affiliates (including the Company and the Transferred Subsidiaries) not to, without the prior written consent of the Seller, directly or indirectly, solicit for employment or knowingly hire any Person who is an employee, agent, broker, sales representative or distributor of Parent or any of its Affiliates (other than the Company and the Transferred Subsidiaries) as of the date hereof with whom the Acquiror or its Affiliates came into contact, or became aware of, in connection with the transactions contemplated by this Agreement or the Transaction Agreements; provided, however, that the Acquiror and its Controlled Affiliates (including the Company and the Transferred Subsidiaries) may employ or hire any such Person who is terminated or otherwise discharged by Parent or any of its Affiliates; and provided, further, that nothing in this Section 5.09(b) shall prohibit the Acquiror or any of its Controlled Affiliates (including the Company and the Transferred Subsidiaries) from employing or hiring any Person who contacts the Acquiror or any of its Controlled Affiliates (including the Company and the Transferred Subsidiaries) on his or her own initiative without direct solicitation or as a result of a general solicitation to the public or general advertising.

Section 5.10. Non-Competition.

(a) Except as contemplated by the Transaction Agreements, from the Closing until the second anniversary of the Closing Date (the “Non-Compete Period”), Parent agrees not to, and shall cause each Person (a “Restricted Person”) that is a Controlled Affiliate of Parent not to, engage, as a principal or jointly with others, in the Competing Business in the United States; provided, however, that Parent and its Controlled Affiliates shall continue to administer certain policies pursuant to the Reinsurance Administrative Services Agreement, dated as of June 1, 2011, by and between Balboa Insurance Company, Meritplan Insurance Company, Newport Insurance Company and QBE Insurance Corporation. Parent shall not have any obligation under this Section 5.10 with respect to any Restricted Person from and after such time as such Restricted Person ceases to be a Controlled Affiliate of Parent. A Restricted Person shall not include any Person that purchases or receives assets, operations or a business from Parent or one of its Subsidiaries, if such Person is not a Controlled Affiliate of Parent after such transaction is consummated.

(b) Notwithstanding anything to the contrary set forth in Section 5.10(a), and without implication that the following activities otherwise would be subject to the provisions of this Section 5.10, nothing in this Agreement shall preclude, prohibit or restrict Parent from engaging, or require Parent to cause any Restricted Person not to engage, in any manner in any of the following:

(i) making investments in the ordinary course of business, including in a general or separate account of an insurance company, in Persons engaging in a Competing Business, provided that each such investment is a passive investment where Parent or such Restricted Person: (A) does not have the right to designate a majority of the members of the board of directors or other governing body of such entity or to otherwise influence or direct the operation or management of any such entity, (B) is not a participant with any other Person in any group (as such term is used in Regulation 13D of the Securities Exchange Act of 1934) with such intention or right, and (C) owns less than fifteen percent (15%) of the outstanding voting securities (including convertible securities) of such entity;

(ii) making investments in the Acquiror or its Affiliates;

(iii) selling any of its assets or businesses to a Person engaged in lines of business that compete with the Competing Business;

(iv) managing or controlling investment funds that make investments in Persons engaging in a Competing Business, so long as such investments are in the ordinary course of business;

(v) providing investment management and similar services to any Person;

(vi) providing reinsurance; or

(vii) acquiring, merging or combining with any business that would otherwise violate this Section 5.10 that is acquired from any Person after the Closing Date (an “After-Acquired Business”); provided that either (A) at the time of such acquisition, merger or combination, the revenues derived from the Competing Business by the After-Acquired Business (the “Competing After-Acquired Revenues”) constitute no more than fifteen percent (15%) of the gross revenues of the After-Acquired Business in the most recently completed fiscal year immediately prior to the date of such acquisition, merger or combination (the “Aggregate After-Acquired Revenues”), or (B) if at the time of such acquisition, merger or combination, the Competing After-Acquired Revenues constitute more than fifteen percent (15%) of the Aggregate After-Acquired Revenues then, within twelve (12) months after such acquisition, merger or combination, (x) Parent or such Restricted Person signs a definitive agreement to dispose, and subsequently disposes of, the relevant portion of the business or securities of such After-Acquired Business, (y) Parent or such Restricted Person otherwise modifies the After-Acquired Business such that the Competing After-Acquired Revenues constitute not more than fifteen percent (15%) of the Aggregate After-Acquired Revenues or (z) the business of such After-Acquired Business otherwise complies with this Section 5.10.

(c) Notwithstanding anything herein to the contrary, no provision of this Agreement shall prohibit Parent or any Restricted Person from engaging in any activities set forth in Schedule 5.10(c).

Section 5.11. QBE Intellectual Property; Trade Names and Trademarks. Except as provided in the other Transaction Agreements:

(a) The Acquiror, for itself and its Affiliates, acknowledges and agrees that the Acquiror is not purchasing, acquiring or otherwise obtaining any right, title or interest in and to any Intellectual Property of Parent, the Seller or its Controlled Affiliates (other than the Company and the Transferred Subsidiaries), including the names and trademarks set forth in Schedule 5.11 and any visual representations thereof, monograms, tag-lines, designs, symbols, images, colors and characters, and any variation of the foregoing and any word or design that contains, incorporates or is confusingly similar in sound or appearance to any of the foregoing (including all registrations and applications relating thereto) (collectively, the “QBE Names and Marks”), and, except as otherwise expressly provided in this Section 5.11, neither the Acquiror nor any of its Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries) shall have any rights in or to the QBE Names and Marks and neither the Acquiror nor any of its Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries) shall (i) seek to register in any jurisdiction any trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or confusingly similar variation of the QBE Names and Marks; or (ii) contest the ownership or validity of any rights of Parent, the Seller or any of its Controlled Affiliates in or to any of the QBE Names and Marks.

(b) The Acquiror agrees that, except as otherwise provided in this Section 5.11, or in connection with historical references to the Business, following the Closing, the Acquiror and its Controlled Affiliates (including the Company and the Transferred Subsidiaries) shall cease and discontinue all uses of the QBE Names and Marks, either alone or in combination with other words and all marks, trade dress, logos, monograms and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words, including other words in compliance with Section 5.11(c). The Acquiror, for itself and its Controlled Affiliates (including, following the Closing, the Company and the Transferred Subsidiaries), agrees that the rights of the Company and the Transferred Subsidiaries to the QBE Names and Marks pursuant to the terms of any pre-existing agreements shall terminate on the Closing Date without recourse by Acquiror, the Company or the Transferred Subsidiaries.

(c) Following the Closing Date, Acquiror shall: (i) as soon as commercially practicable, effect the removal of the QBE Names and Marks from all materials bearing the QBE Names and Marks, including signage, advertising, promotional materials, Software, Shared Software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, and other materials; and (ii) shall promptly discontinue all marketing and promotional campaigns (and shall not initiate or renew any marketing campaigns) using the QBE Names and Marks. To give effect to the preceding sentence, beginning as soon as commercially practicable after the Closing Date, and in no event later than any period the Acquiror and its Controlled

Affiliates have any rights to use the QBE Names and Marks for administrative services and transition services under the Administrative Services Agreement and the Forward Transition Services Agreement, respectively, or such additional period as mutually agreed by the parties hereto in writing, the Acquiror and its Controlled Affiliates (including the Company and the Transferred Subsidiaries) shall re-label, destroy or exhaust all materials bearing the QBE Names and Marks and make all filings with any office, agency or body to effect the elimination of any use of the QBE Names and Marks from the businesses of the Company and the Transferred Subsidiaries, so as to bring the Acquiror and its Controlled Affiliates into compliance with this Section 5.11, and Acquiror and its Controlled Affiliates further are permitted to use the aforementioned pre-existing materials containing the QBE Marks and Names in connection with such administrative services and during such transition period in a manner that is consistent with their use to date in connection with the Business and subject further to the restrictions set forth in this Section 5.11 (e.g. no use in marketing or promotional campaigns). The Acquiror, for itself and its Controlled Affiliates, agrees that during the period authorized by this Section 5.11, the QBE Names and Marks shall only be used with respect to goods and services that are of a quality equal to or greater than the quality of the goods and services of the Company and the Transferred Subsidiaries that used the QBE Names and Marks prior to the Closing. The Acquiror shall take all necessary action to ensure that the users of the QBE Names and Marks, whose rights terminate upon the Closing pursuant to this Section 5.11, shall cease use of the QBE Names and Marks, except as expressly authorized thereafter by Parent or for archival and record-keeping purposes. The Acquiror, for itself and its Controlled Affiliates, agrees that the Acquiror and its Controlled Affiliates (including the Company and the Transferred Subsidiaries) shall not expressly, or by implication, do business as or represent themselves as Parent or its Affiliates after the Closing Date.

(d) In the event the Acquiror or any of its Controlled Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries) violate any of such party’s obligations under this Section 5.11, Parent and its Controlled Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Acquiror acknowledges that a violation of this Section 5.11 may cause Parent and its Controlled Affiliates irreparable harm which may not be adequately compensated for by money damages. The Acquiror therefore agrees that in the event of any actual or threatened violation of this Section 5.11, Parent and its Controlled Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against the Acquiror or such Controlled Affiliate of the Acquiror to prevent any violations of this Section 5.11, without the necessity of posting a bond.

(e) At the Closing, the Acquiror shall execute such amended organizational documents with respect to the Company and the Transferred Subsidiaries such that each of the Company and the Transferred Subsidiaries can effect a change in its name to a name not containing any of the QBE Names and Marks. Promptly after the Closing, the Acquiror shall cause the Company and the Transferred Subsidiaries to file the amended organizational documents with the applicable Governmental Authority and take all other necessary action to fulfill its obligations set forth in this Section 5.11 as soon as reasonably practicable.

Section 5.12. Transaction Agreements. The parties have agreed to the forms of agreements attached as Exhibits A through C in relation to the Administrative Services

Agreement, the Reinsurance Agreements and the Transition Services Agreements, respectively, with such changes as may be requested by any Governmental Authority reviewing such agreements. Promptly after the execution of this Agreement, the parties hereto shall use their commercially reasonable efforts to negotiate in good faith and cooperate (i) in preparing Trust Agreements and Security and Control Agreements with respect to each of the LPI Insurance Companies and Equator, as ceding companies under the applicable Reinsurance Agreements, for the establishment and the maintenance of the Trust Accounts contemplated in such Reinsurance Agreements and (ii) in preparing and supplementing any omitted schedules, exhibits or other terms and conditions that are required for the proper performance and delivery of the services, functions, responsibilities and obligations set forth in such agreements consistent with the terms set forth in the applicable Exhibits.

Section 5.13. Sublease of Leased Real Property.

(a) As soon as practicable following the assignment of the Real Property Lease set forth on Schedule 5.13(a) and subject to Section 5.13(b), Parent and the Seller shall cause, effective as of or prior to the Closing, the Company or a Transferred Subsidiary to sublease to a Controlled Affiliate of Parent a portion of the Real Property Lease set forth in Schedule 5.13(a).

(b) Parent and the Seller shall use their commercially reasonable efforts to obtain, or cause to be obtained, any consents and approvals and make any notifications that may be required in connection with the sublease contemplated by Section 5.13(a); provided, however, that neither Parent nor the Seller shall be required to make any payment of any fee or other consideration to any third party or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

Section 5.14. D&O Liabilities. From and after the Closing Date, the Acquiror shall not amend the by-laws or other governing documents of the Company or any of the Transferred Subsidiaries in such a way as to affect adversely the rights of any individual who served as a director or officer of the Company or any of the Transferred Subsidiaries at any time prior to the Closing Date (each, a “D&O Indemnified Person”) to be indemnified, under applicable Law or the organizational documents of the Company or the applicable Transferred Subsidiary as they existed prior to the Closing Date, against any Losses, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that such D&O Indemnified Person was a director or officer of the Company or a Transferred Subsidiary, whether asserted or claimed prior to, at or after the Closing Date.

Section 5.15. Further Action.

(a) Parent, the Seller and the Acquiror (i) shall execute and deliver, or shall cause to be executed and delivered, such documents or other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, (iii) without limiting the foregoing, shall use their respective commercially reasonable efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable, (iv) prior to and after the Closing, shall cooperate in good faith in connection with meetings and communications with policyholders, customers, distribution channels and employees of the Company and the Transferred Subsidiaries and (v) shall cooperate in good faith prior to, at and after the Closing to facilitate an orderly Closing and transition consistent with the terms of this Agreement.

(b) Each of Parent, the Seller and the Acquiror shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the satisfaction of the conditions set forth in Article VIII. From time to time following the Closing, subject to the terms and conditions of this Agreement, Parent, the Seller and the Acquiror shall, and shall cause their respective Controlled Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party, including (i) Transferring to Parent or its designated Affiliate any Excluded Asset or Excluded Liability, which asset or liability was held by the Company or the Transferred Subsidiaries at the Closing and (ii) Transferring to the Acquiror or its designee any Transferred Asset or Transferred Liability, which asset or liability was not Transferred to the Company or a Transferred Subsidiary at the Closing.

(c) If, after the Closing Date, the Company or one of the Transferred Subsidiaries is not listed as the record and beneficial owner of the Registered Intellectual Property, Parent and the Seller shall, as soon as reasonably practicable, file or cause to be filed, and thereafter use commercially reasonable efforts to pursue in the United States Patent and Trademark Office assignment documents to record the Company or one of the Transferred Subsidiaries as the record and beneficial owner of such Registered Intellectual Property.

(d) If, after the Closing Date, Parent, the Seller, the Acquiror, the Company or a Transferred Subsidiary identifies any item of Business Intellectual Property that should have been transferred, licensed or otherwise made available to the Acquiror, the Company or a Transferred Subsidiary pursuant to the terms of this Agreement, and that inadvertently was not previously transferred, licensed or made available, then, to the extent that it has a right to do so, and subject to the other terms of this Agreement with respect to Business Intellectual Property, Parent, the Seller or one of their Affiliates shall promptly assign, license or otherwise make available such Business Intellectual Property to the Acquiror, the Company or a Transferred Subsidiary for no additional consideration.

(e) If, after the Closing Date, Parent, the Seller, the Acquiror, the Company or a Transferred Subsidiary identifies any item of Intellectual Property that was inadvertently included in the Transferred Assets, not included in the Excluded Assets or otherwise transferred in error by Parent, the Seller or one of their Affiliates to the Acquiror, the Company or a Transferred Subsidiary, such Intellectual Property shall promptly be transferred by the Acquiror, the Company or a Transferred Subsidiary, to the extent that it has a right to so, to an entity designated by Parent for no additional consideration.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01. Employee Matters.

(a) Except as otherwise expressly provided in this Section 6.01, as of the Closing Date, the Company and the Transferred Subsidiaries shall terminate their participation in each Benefit Plan, and in no event shall any Employee be entitled to accrue any benefits under such Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date.

(b) Subject to Schedule 6.01(b), the Acquiror shall extend, or cause one of its Affiliates to extend, an offer of employment to each of the Employees, which offers shall be subject to and effective as of the Closing. Each such offer of employment shall provide for a position located within a fifty (50)-mile radius of the place of each such Employee’s employment immediately prior to the Closing Date. Each Employee who accepts an offer of employment extended by the Acquiror or one of its Affiliates pursuant to this Section 6.01(b) is referred to herein as a “Transferred Employee”. For a period of at least twelve (12) months after the Closing Date, the Acquiror shall take all action necessary to provide that during each Transferred Employee’s period of employment with the Acquiror or any of its Affiliates (including the Company and the Transferred Subsidiaries), (i) such Transferred Employee shall receive base compensation at a rate not less than such Transferred Employee’s base compensation as in effect immediately prior to the Closing Date, (ii) such Transferred Employee shall be eligible for total incentive compensation opportunities (including long-term incentive compensation) that are no less favorable than the total incentive compensation opportunities provided to similarly situated employees of the Acquiror and its Affiliates and (iii) such Transferred Employee shall be eligible for employee benefits, including retiree medical and retiree life insurance benefits, that are, in the aggregate, no less favorable than the value of the employee benefits provided to similarly situated employees of the Acquiror and its Affiliates; provided, however, that, subject to the foregoing, nothing herein is intended to limit the right of the Acquiror, the Company or the Transferred Subsidiaries (A) to terminate the employment of any Transferred Employee at any time, (B) to change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner, or (C) to change or modify the terms or conditions of employment for any of their employees.

(c) Effective as of the Closing Date, each Transferred Employee shall be eligible to participate in the employee benefit plans, programs and arrangements maintained by the Acquiror or its Affiliates on the same basis as other similarly-situated employees of the Acquiror and its Affiliates. For purposes of determining eligibility, vesting and benefit accruals under all benefit plans, programs and arrangements maintained by the Acquiror or its Affiliates, the Acquiror shall give each Transferred Employee full credit for such Transferred Employee’s service with Parent and its Affiliates to the same extent recognized by Parent and its Affiliates immediately prior to the Closing Date.

(d) Parent and the Seller shall retain the responsibility for payment of all covered medical, dental, life insurance and long-term disability claims or expenses incurred by any Employee (including all Transferred Employees) prior to the Closing Date, and the Acquiror shall not assume nor shall the Company nor any of the Transferred Subsidiaries be responsible for any liability with respect to such claims. The Acquiror shall remit to Parent all Transferred Employee premiums due for medical, dental, life insurance and long-term disability coverage attributable to the period prior to the Closing Date, but which, as of the Closing Date, had not been collected and remitted to Parent. With respect to the Transferred Employees, on and after the Closing Date, the Acquiror, the Company and the Transferred Subsidiaries shall have the liability and obligation for, and none of Parent, the Seller or any of their Affiliates shall have any liability or obligation for: (l) any short-term disability, sick pay or salary continuation benefits payable to Transferred Employees whose leave commences on or after the Closing Date; or (2) any medical, dental, life insurance, long-term disability or other welfare benefit claims incurred by Transferred Employees or their eligible dependents on or after the Closing Date; provided that such liability and obligation of the Acquiror, the Company and the Transferred Subsidiaries shall not include any long-term disability benefits that are provided under Parent’s long-term disability plan with respect to any disability that commenced prior to the Closing Date. Any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) included in the Acquiror’s benefit programs shall be waived for the Transferred Employees. The Acquiror shall credit the Transferred Employees with any amounts paid under the Benefit Plans prior to the Closing Date toward satisfaction of the applicable deductible amounts and copayment obligations under the corresponding welfare plans of the Acquiror for the plan year in which the Transferred Employees become eligible to participate in the welfare plans of the Acquiror.

(e) Parent and the Seller shall be responsible for providing the continuation of group health coverage required by Section 4980B(f) of the Code (“COBRA”) to any former employees of the Company or any Transferred Subsidiaries whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurred prior to the Closing Date (and such former employees’ “qualified beneficiaries,” within the meaning of Section 4980B(f) of the Code). The Acquiror shall be responsible for providing the continuation of group health coverage required under COBRA to any Employees whose qualifying event occurs on or after the Closing Date (and such Employees’ qualified beneficiaries).

(f) The Acquiror, the Company and the Transferred Subsidiaries shall, and hereby do, assume all liability and obligation for, and none of Parent, the Seller or any of their Affiliates shall retain any liability or obligation for, severance pay and obligations payable to any Transferred Employee who is terminated by the Acquiror, the Company or any Transferred Subsidiary on or after the Closing Date. With respect to any Transferred Employee whose employment is terminated by the Acquiror or any of its Controlled Affiliates during the twelve (12)-month period immediately following the Closing Date, the Acquiror shall provide, or cause its Affiliates to provide, severance benefits to such Transferred Employee, which shall be determined and payable in accordance with either (i) the severance benefit plan or agreement maintained by Parent, the Seller or any of their Affiliates for the benefit of such Transferred Employee immediately prior to the Closing Date as set forth on Schedule 6.01(f) or (ii) the severance benefit plan maintained for similarly situated employees of the Acquiror and its Affiliates at the time of such Transferred Employee’s termination of employment, whichever is more favorable to the Transferred Employee, in each case taking into account all service recognized by Parent, the Acquiror and their respective Affiliates in determining the amount of severance benefits payable. As soon as practicable following the Closing Date, Parent will pay, or will cause its Affiliates to pay, to each Transferred Employee an amount in satisfaction of the balance of that Transferred Employees’ accrued and unused vacation days (as determined as of the date that the Transferred Employee separates from employment with the Parent and its Affiliates), less all applicable withholdings.

(g) Parent and the Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims of any Employee or former employee incurred prior to the Closing Date. The Acquiror, the Company and the Transferred Subsidiaries shall, and hereby do, assume the obligation and liability for any workers’ compensation or similar workers’ protection claims of any Employee incurred on or after the Closing Date.

(h) The Acquiror shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan established or maintained by Acquiror or an Affiliate under Section 125 and Section 129 of the Code (“Acquiror’s FSA”), effective as of the Closing Date, for each Transferred Employee who, on or prior to such date, is a participant in, and maintains a flexible spending account for medical or dependent care expenses under, a Benefit Plan pursuant to Section 125 and Section 129 of the Code (“Parent’s FSA”). As of the Closing Date, the Acquiror shall credit the applicable account of each such Transferred Employee under Acquiror’s FSA with an amount equal to the balance of such Transferred Employee’s account under Parent’s FSA immediately prior to such date, and, not less than thirty (30) days following the Closing Date, Seller shall transfer to Acquiror cash equal to the excess of the aggregate accumulated contributions to the flexible spending accounts of Transferred Employees under the Parent’s FSA made during the year in which the Closing Date occurs over the aggregate reimbursement payouts made for such year from such accounts to such Transferred Employee. The Acquiror and Parent intend that the actions to be taken pursuant to this subsection be treated as an assumption by the Acquiror of the portion of Parent’s FSA and the elections made thereunder attributable to such Transferred Employees.

(i) As soon as administratively practicable following the Closing Date, Acquiror shall have, or shall cause one of its Affiliates (including the Company and the Transferred Subsidiaries) to have, in effect a defined contribution plan that is intended to be qualified under Section 401(a) of the Code and that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Acquiror’s Retirement Plan”) in which Transferred Employees who meet the eligibility criteria thereof shall be eligible to participate. Acquiror agrees to cause the Acquiror’s Retirement Plan to accept eligible rollovers by Transferred Employees from a Benefit Plan, including promissory notes evidencing outstanding loans. Acquiror agrees that it will use commercially reasonable efforts to cause the third-party administrators of the Acquiror’s Retirement Plan to accept any rollover no later than thirty days following the date that such third-party administrator receives the documentation necessary to process such rollover or transfer.

(j) Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Employee any rights or remedies, including any right to employment or continued employment for any period or on any terms of employment, (ii) be interpreted to prevent or restrict Acquiror or any of its Affiliates from modifying or terminating the employment or terms of employment of any Transfer Employee, including the amendment or termination of any employee benefit or compensation program or arrangement, after the Closing Date, subject to the provisions of this Article VI; or (iii) be treated as an amendment or other modification of any employee benefit plan or arrangement.

ARTICLE VII

TAX MATTERS

Section 7.01. Liability for Taxes.

(a) Parent and the Seller shall be liable for and pay, and shall indemnify, defend, and hold harmless the Acquiror Indemnified Parties from and against, and reimburse any Acquiror Indemnified Party for, any Losses with respect to (i) Taxes imposed on the Company or any Transferred Subsidiary pursuant to Treasury Regulation Section 1.1502-6 or similar provision of state, local or foreign Law as a result of filing Tax Returns on a combined, consolidated or unitary basis with Parent or the Seller or any of their Affiliates prior to the Closing, (ii) Taxes imposed by reason of the Company or any Transferred Subsidiary having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract (other than contracts which (a) are ordinary course commercial agreements and (b) the primary subject matter of which is not Taxes), as a result of activities or transactions taking place at or prior to the Closing, (iii) Taxes imposed on the Company or any Transferred Subsidiary, or for which the Company or any Transferred Subsidiary may otherwise be liable or Taxes with respect to the Business, in each case for any Pre-Closing Taxable Periods and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (iv) Taxes that arise from or are attributable to any inaccuracy in or breach of any representation or warranty made in Section 3.21(e), (f) or (h) or to any breach of any Tax covenant under this Agreement, and (v) Section 338 Taxes; provided, however, that Parent and the Seller shall not be liable for or pay, and shall not indemnify the Acquiror from and against, (A) any Taxes (other than any Section 338 Taxes) that result from any actual election (other than the Section 338(h)(10) Elections, and any elections deemed made as a result of the Section 338(h)(10) Elections) under Section 338 of the Code or any similar provisions of state, local or foreign Law as a result of the purchase of the Shares or the deemed purchase of the Capital Stock of any Transferred Subsidiary or that result from the Acquiror, any Affiliate of the Acquiror, the Company or any Transferred Subsidiary engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of any Transferred Subsidiary for federal, state, local or other Tax purposes, (B) any Taxes imposed on the Company or any Transferred Subsidiary or for which the Company or any Transferred Subsidiary may otherwise be liable as a result of transactions occurring on the Closing Date after the Closing, (C) any Taxes for which the Acquiror is liable under Section 7.01(b), and (D) any Taxes taken into account in the calculation of the Final Working Capital.

(b) The Acquiror shall be liable for and pay, and shall indemnify, defend, and hold harmless the Seller Indemnified Parties from and against, and reimburse the Seller Indemnified Party for any Taxes imposed on the Company or any Transferred Subsidiary, or for which the Company or any Transferred Subsidiary may otherwise be liable, that are not subject to indemnification pursuant to Section 7.01(a).

(c) For purposes of Sections 7.01(a) and 7.01(b), whenever it is necessary to determine the liability for Taxes of the Company or a Transferred Subsidiary for a Straddle Period, the determination of the Taxes of the Company or such Transferred Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or such Transferred Subsidiary for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Transferred Subsidiary were closed at the close of the Closing Date, provided, however, that (I) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (II) in the case of Taxes imposed on a periodic basis (e.g., property Taxes) and exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two (2) taxable years or periods on a daily basis. For purposes of Section 7.01(d), where it is necessary to apportion any refund or credit between Parent or the Seller and the Acquiror for a Straddle Period, such refund or credit shall be apportioned in the same manner that Tax liabilities are apportioned pursuant to this Section 7.01(c). Notwithstanding the foregoing provisions of this Section 7.01(c), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by the Company or any Subsidiary for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (y) the portion of such property Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (z) the portion of such property Taxes for the portion of such Straddle Period beginning after the Closing Date shall be the total property Taxes for the Straddle Period minus the amount described in clause (y) of this sentence.

(d) All refunds of Taxes (including interest actually received thereon from a relevant Tax Authority) for which Parent and Seller are responsible pursuant to Section 7.01(a) (other than (i) to the extent such refund results from the carryback of a Tax attribute of the Company or any Transferred Subsidiary relating to a Post-Closing Taxable Period or (ii) any such refunds reflected on the Final Working Capital Statement) shall be for the account of Seller, and Acquiror shall pay such amounts (less Acquiror’s out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred by Acquiror, its Affiliates, the Company or any Transferred Subsidiary in connection with the receipt of such refund or interest) within thirty (30) days to Seller if such refunds are received by Acquiror, the Company or any Transferred Subsidiary. Acquiror shall be entitled to all other refunds of Taxes (including interest received thereon from a relevant Tax Authority) in respect of any Taxes of the Company or any Transferred Subsidiary (including to the extent such refund results from the carryback of a Tax attribute of the Company or any Transferred Subsidiary relating to a Post-Closing Taxable Period), and Seller shall pay such amounts (less Seller’s out-of-pocket costs incurred in connection with obtaining such refund and less any Taxes incurred by Seller, Parent or its Affiliates in connection with the receipt of such refund or interest) within thirty (30) days to Acquiror if such amounts are received by Seller, Parent or any Affiliate thereof.

(e) Notwithstanding anything herein to the contrary, the Acquiror shall pay, and shall indemnify the Seller against, any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement. The Acquiror shall prepare and timely file all Tax Returns required to be filed in respect of any Taxes for which it is liable pursuant to this Section 7.01(e) (including any and all notices required to be given with respect to bulk sales taxes).

Section 7.02. Tax Returns.

(a) Parent and the Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and the Transferred Subsidiaries for Pre-Closing Taxable Periods (in the case of Tax Returns required to be filed by or with respect to the Company or any Transferred Subsidiary on a combined, consolidated or unitary basis with Parent and the Seller or any of their Controlled Affiliates other than solely the Company or any Transferred Subsidiary) or due on or prior to the Closing (in the case of other Tax Returns) and in each case the Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. The Acquiror shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company and each Transferred Subsidiary and the Acquiror shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by the Acquiror pursuant to the immediately preceding sentence that relate to Pre-Closing Taxable Periods or any Straddle Period (x) except to the extent otherwise required by applicable Law, such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any position which would have the effect of accelerating income to periods for which Parent and the Seller are liable or deferring deductions to periods for which the Acquiror is liable) and (y) such Tax Returns shall be submitted to Parent not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Parent, which approval may not be unreasonably withheld, conditioned or delayed, but may in all cases be withheld, conditioned or delayed if such Tax Returns were not prepared in accordance with clause (x) of this sentence.

(b) Parent, the Seller or the Acquiror, shall pay the other party for the Taxes for which Parent, the Seller or the Acquiror, respectively, is liable pursuant to Section 7.01 but which are payable with any Tax Return to be filed by the other party pursuant to Section 7.02(a) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Parent, the Seller or the Acquiror, as the case may be, but in no event later than five (5) days prior to the due date for paying such Taxes.

(c) The Acquiror shall notify the Seller before the Acquiror, any Affiliate of the Acquiror, the Company or any Transferred Subsidiary amends, files for the first time in any jurisdiction, refiles or otherwise modifies (or grants an extension of any statute of limitation with respect to) any Tax Return of the Company or any Transferred Subsidiary with respect to any Pre-Closing Taxable Periods (or with respect to any Straddle Period). None of the Acquiror or any Affiliate of the Acquiror shall (or shall cause or permit the Company or any Transferred Subsidiary to) amend, file for the first time in any jurisdiction, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any such Tax Return without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller, except such consent is not required when the Seller and the Acquiror agree (or the Independent Accountant, or other party selected by the Seller and the Acquiror, determines) that such amendment or initial filing is required by applicable Law. If the Seller and the Acquiror shall not have agreed on whether the proposed amendment or initial filing is required by applicable Law within thirty (30) days of when the Acquiror provided the notice described in the first sentence of this Section 7.02(c), the Seller and the Acquiror shall submit the amendment to the Independent Accountant (or in the event that a partner of Deloitte Touche Tohmatsu Limited refuses or is otherwise unable to act as the Independent Accountant, any independent certified public accounting firm in the United States of national recognition that the Seller and the Acquiror jointly select) to determine whether such amendment is required by applicable Law. The Independent Accountant shall be requested to deliver as promptly as practicable and in any event within sixty (60) days after its appointment, such determination. The fees of the Independent Accountant incurred in making such determination shall be shared equally by the Seller and the Acquiror.

Section 7.03. Contest Provisions.

(a) Each party shall promptly notify the other party in writing upon receipt of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which are reasonably expected to affect the Tax liabilities for which such other party may be liable pursuant to Section 7.01(a) or Section 7.01(b).

(b) Parent shall have the sole right to represent the Company’s and each Transferred Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Pre-Closing Taxable Periods or otherwise relating to Taxes for which Parent, the Seller or any Affiliate thereof may be liable pursuant to Section 7.01(a), and to employ counsel of its choice at its expense. Acquiror shall have the right to represent the Company’s and each Transferred Subsidiary’s interests in any other Tax audit or administrative or court proceeding. In the case of a Straddle Period, Parent shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of the Acquiror, and at Parent’s sole expense, may assume the entire control of such audit or proceeding. The party controlling any Tax audit or administrative or court proceeding shall not settle any Tax claim for any Taxes for which the other party may be liable pursuant to Sections 7.01(a) or 7.01(b), without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.04. Assistance and Cooperation. After the Closing Date, each of Parent, the Seller and the Acquiror shall (and cause their respective Controlled Affiliates to):

(a) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.02;

(b) cooperate fully in preparing for any audits of, or disputes with Tax Authorities regarding, any Tax Returns of the Company and each Transferred Subsidiary;

(c) make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of the Company and each Transferred Subsidiary;

(d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company and each Transferred Subsidiary for taxable periods for which the other may have a liability under Section 7.01;

(e) furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such taxable period for which the other may be liable under Section 7.01;

(f) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.01(e) (relating to sales, transfer and similar Taxes); and

(g) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article VII.

Section 7.05. Other Tax Matters.

(a) The indemnification provided for in this Article VII shall be the sole remedy for any claim in respect of matters relating to Taxes (including Tax Returns, Tax Allocation Agreements, Tax claims and Actions related to Taxes) and the provisions of Article X shall not apply to such claims, except as expressly provided. For the avoidance of doubt, the limitations contained in Sections 10.01(b) and 10.02(b) shall not apply with respect to Taxes.

(b) Any claim for indemnity under this Article VII may only be made at a time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(c) The parties hereto shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

Section 7.06. Tax Allocation Agreements. All Tax Allocation Agreements between Parent, the Seller or any of their Controlled Affiliates, on the one hand, and the Company and the Transferred Subsidiaries, on the other hand, shall be terminated with respect to the Company and the Transferred Subsidiaries on or prior to the Closing Date, effective as of the Closing Date, and, after the Closing, none of the Company or the Transferred Subsidiaries shall be bound thereby or have any further liability or obligation thereunder.

Section 7.07. Election Under Section 338(h)(10).

(a) Parent and Acquiror shall make a joint election for the Company and for each of the Transferred Subsidiaries under Section 338(h)(10) of the Code and under similar provisions of state or local law with respect to the purchase of the Shares or any deemed purchase of shares of Transferred Subsidiaries (collectively, the “Section 338(h)(10) Elections”). Parent and Acquiror shall each deliver completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state or local forms at the Closing in accordance with Section 2.07(b)(vi) (relating to Closing Date deliveries). If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly make such changes. Each of Parent and Acquiror agrees that neither it nor any of its Affiliates shall take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any Section 338(h)(10) Elections.

(b) Within sixty (60) days following the completion of the Final Working Capital Statement, Acquiror shall deliver to Parent a schedule (the “Preliminary Allocation Schedule”) allocating the ADSP (as such term is defined in Treasury Regulation § 1.338-4) for the assets of the Company and each Transferred Subsidiary for which an election under Section 338(h)(10) of the Code will be made, among the assets of the Company and each such Transferred Subsidiary (which for the avoidance of doubt shall include the Transferred Assets). The Preliminary Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder. If, within thirty (30) days following delivery of the Preliminary Allocation Schedule, Parent notifies Acquiror in writing of its disagreement with any item in the Preliminary Allocation Schedule, Parent and Acquiror shall endeavor to resolve the disagreement with respect to such item, and if they are able to do so shall make such revisions to the Preliminary Allocation Schedule to reflect such resolution, which shall be final and binding. Any item in the Preliminary Allocation Schedule not specifically disputed by Parent as described in the preceding sentence shall be final and binding (other than revisions necessary to reflect the resolution of such disagreement).

If, within thirty (30) days following such notification by Parent to Acquiror, Parent and Acquiror are unable to resolve any disagreement, Parent shall submit all matters that remain in dispute to the Independent Accountant. As promptly as practicable (but in no event later than sixty (60) days following the submission to the Independent Accountant), the Independent Accountant shall deliver a written award setting forth the Independent Accountant’s determination of the disputed item, provided that if the Independent Accountant determines that there is a reasonable basis for Acquiror’s position with respect to any disputed item, the Independent Accountant shall resolve such dispute in the Acquiror’s position. The cost of the Independent Accountant shall be paid one-half by Parent or Seller and one-half by Acquiror.

Within thirty (30) days following receipt of the award, Acquiror shall deliver to Parent a revised allocation schedule (the “Revised Allocation Schedule”) allocating the ADSP (as such term is defined in Treasury Regulation § 1.338-4) for the assets of the Company and each Transferred Subsidiary for which an election under Section 338(h)(10) of the Code will be made, among the assets of the Company and each such Transferred Subsidiary, which revised schedule shall be final and binding. The Revised Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury

Regulations thereunder and in accordance with the award. The Preliminary Allocation Schedule or Revised Allocation Schedule, upon becoming final and binding in accordance with the foregoing, shall constitute the “Final Allocation Schedule.” Each of Parent and Acquiror agrees that neither it nor any of its Affiliates shall file any Tax Returns in a manner that is inconsistent with the Final Allocation Schedule.

ARTICLE VIII

CONDITIONS TO CLOSING AND RELATED MATTERS

Section 8.01. Conditions to Obligations of Parent and the Seller. The obligation of Parent and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Parent and the Seller, as applicable, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the Closing as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except to the extent that any failure of such representations and warranties, individually or in the aggregate, to be so true and correct would not reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.

(b) Performance of Obligations of the Acquiror. The Acquiror shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Approvals of Governmental Authorities. The approvals of the Governmental Authorities listed in Section 8.01(c) of the Disclosure Schedule shall have been received (or any waiting period shall have expired or shall have been terminated).

(d) No Governmental Order. There shall be no Governmental Order in existence that prohibits, and no Action shall have been commenced by any Governmental Authority that seeks to enjoin or prohibit, the Closing as contemplated by this Agreement.

(e) Other Agreements. The Acquiror or its Affiliates, as applicable, shall (i) have executed and delivered, or caused to be executed and delivered, to Parent and the Seller the Administrative Services Agreement, the Reinsurance Agreements and the Transition Services Agreements, each in the form attached hereto together with any changes reasonably satisfactory to Parent and the Seller and such changes as may be requested by any Governmental Authority reviewing such agreements, (ii) have executed and delivered, or caused to be executed and delivered, to Parent and the Seller the Security and Control Agreements and the Trust Agreements, pursuant to Section 5.12, and (iii) the transactions contemplated by the agreements listed in clauses (i) and (ii) which are contemplated for consummation at the Closing shall have been consummated.

Section 8.02. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Acquiror, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Article III shall be true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) as of the Closing as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except to the extent that any failure of such representations and warranties, individually or in the aggregate, to be so true and correct would not reasonably be expected to have a Material Adverse Effect with respect to the Business, Parent or the Seller.

(b) Performance of Obligations of the Seller. The Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Approvals of Governmental Authorities. The approvals of the Governmental Authorities listed in Section 3.05 of the Disclosure Schedule and Section 4.04 of the Acquiror Disclosure Schedule shall have been received (or any waiting period shall have expired or shall have been terminated).

(d) No Governmental Order. There shall be no Governmental Order in existence that prohibits, and no Action shall have been commenced by any Governmental Authority that seeks to enjoin or prohibit, the consummation of the Closing as contemplated by this Agreement.

(e) Other Agreements. Parent, the Seller or their Affiliates, as applicable, shall (i) have executed and delivered, or caused to be executed and delivered, to the Acquiror the Administrative Services Agreement, the Reinsurance Agreements and the Transition Services Agreements, each in the form attached hereto together with any changes reasonably satisfactory to the Acquiror and such changes as may be requested by any Governmental Authority reviewing such agreements, (ii) have executed and delivered, or caused to be executed and delivered, to the Acquiror the Security and Control Agreements and the Trust Agreements, pursuant to Section 5.12, and (iii) the transactions contemplated by the agreements listed in clauses (i) and (ii) which are contemplated for consummation at the Closing shall have been consummated.

(f) Commutation. The LPI Insurance Companies and Equator shall have commuted all Reinsured Liabilities previously ceded from the LPI Insurance Companies to Equator on a quota share basis.

ARTICLE IX

TERMINATION AND WAIVER

Section 9.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Parent, the Seller and the Acquiror;

(b) by Parent, the Seller or the Acquiror if the Closing shall not have occurred prior to twelve (12) months after the date hereof or such later date as the parties hereto may mutually agree; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c) by Parent, the Seller or the Acquiror in the event of the issuance of a final, non-appealable Governmental Order restraining or prohibiting the consummation of the Closing as contemplated by this Agreement or if any Law shall have been enacted or enforced that renders the consummation of the Closing unlawful;

(d) by the Acquiror if there shall have been a material breach of any representation, warranty, covenant or agreement of Parent or the Seller such that one or more of the conditions to the Closing set forth in Section 8.02 are not capable of being fulfilled as of the date that is twelve (12) months after the date hereof (subject to extension pursuant to Section 9.01(b)); or

(e) by Parent or the Seller if there shall have been a material breach of any representation, warranty, covenant or agreement of the Acquiror such that one or more of the conditions to the Closing set forth in Section 8.01 are not capable of being fulfilled as of the date that is twelve (12) months after the date hereof (subject to extension pursuant to Section 9.01(b)).

Section 9.02. Notice of Termination. Any party hereto permitted to and desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 9.03. Effect of Termination. If this Agreement is terminated in accordance with Section 9.01, this Agreement shall thereafter become void as to all parties and have no effect, and no party hereto shall have any liability to any other party hereto or their respective Affiliates, directors, officers, shareholders, partners, agents or employees in connection with this Agreement, except that (a) the obligations of the parties hereto contained in Section 5.04, this Section 9.03 and Article XI (other than Section 11.01) shall survive such termination and (b) termination shall not relieve any party from liability for any willful misconduct, willful failure to perform its obligations under this Agreement or fraud prior to such termination.

ARTICLE X

INDEMNIFICATION

Section 10.01. Indemnification by Parent and the Seller.

(a) After the Closing and except as provided in Article VII, the other provisions of this Article X and Section 11.01, Parent and Seller shall jointly indemnify, defend and hold harmless the Acquiror and its Affiliates (including the Company and the Transferred Subsidiaries) and Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representation or warranty made by Parent or the Seller in this Agreement;

(ii) any Excluded Asset or Excluded Liability; or

(iii) any breach or failure by Parent or the Seller to perform any of its covenants or obligations contained in this Agreement.

(b) Notwithstanding any other provision to the contrary, neither Parent nor the Seller shall be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.01(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any representation or warranty in Sections 3.01, 3.02, 3.03 and 3.23, as to which this Section 10.01(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $25,000 (nor shall any such item that does not meet the $25,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses for which Parent and the Seller have responsibility under clause (ii) below) and (ii) until the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds one and a half percent (1.5%) of the Purchase Price plus the Ceding Commission, after which Parent and the Seller shall be obligated for all Losses of the Acquiror Indemnified Parties that are in excess of such amount. The cumulative aggregate indemnification obligation of Parent and the Seller under Section 10.01(a)(i) shall in no event exceed fifteen percent (15%) of the Purchase Price plus the Ceding Commission (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any representation or warranty in Sections 3.01, 3.02, 3.03 and 3.23, for which such indemnification obligation shall in no event exceed one hundred percent (100%) of the Purchase Price plus the Ceding Commission in the aggregate).

Section 10.02. Indemnification by the Acquiror.

(a) After the Closing and except as provided in Article VII, the other provisions of this Article X and Section 11.01, the Acquiror shall indemnify, defend and hold harmless Parent, the Seller and their Affiliates (but not the Company or the Transferred Subsidiaries) and Representatives (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that the Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representation or warranty made by the Acquiror in this Agreement;

(ii) any Transferred Asset or Transferred Liability; or

(iii) any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement.

(b) Notwithstanding any other provision to the contrary, the Acquiror shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any representation or warranty in Section 4.01, 4.02, or 4.10, as to which this Section 10.02(b) shall not apply) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $25,000 (nor shall any such item that does not meet the $25,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses for which the Acquiror has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Seller Indemnified Parties’ Losses exceeds one and a half percent (1.5%) of the Purchase Price plus the Ceding Commission, after which the Acquiror shall be obligated for all Losses of the Seller Indemnified Parties that are in excess of such amount. The cumulative aggregate indemnification obligation of the Acquiror under Section 10.02(a)(i) shall in no event exceed fifteen percent (15%) of the Purchase Price plus the Ceding Commission (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any representation or warranty in Section 4.01, 4.02, or 4.10, for which such indemnification obligation shall in no event exceed one hundred percent (100%) of the Purchase Price plus the Ceding Commission in the aggregate).

Section 10.03. Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post-Closing Covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 11.01 for such representation, warranty, covenant or agreement.

(b) Upon receipt of a notice of a Third Party Claim from an Indemnified Party pursuant to Section 10.03(a), (i) with respect to any Third Party Claim in respect of which indemnification may be sought under Section 10.01(a)(ii) or Section 10.02(a)(ii), the Indemnifying Party, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such claim, shall assume, or (ii) with respect to any other Third Party Claim, the Indemnifying Party, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such claim, may assume, the defense and control of such Third Party Claim; provided, however, that any Indemnified Party shall be entitled to participate in any such defense with counsel of its own choice at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnified Party and the Indemnifying Party shall make reasonably available to each other and their respective agents and representatives all relevant business records and other documents available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege and each of the Indemnifying Party and the Indemnified Party shall use its commercially reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided that such settlement (A) to the extent that an Indemnified Party may have any liability with respect to such action or claim for which it is entitled to indemnification hereunder, includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim, (B) does not impose any liabilities or obligations on the Indemnified Party (other than as contemplated by Section 10.01(b) or 10.02(b)) or (C) does not involve any injunctive relief against the Indemnified Party with respect to such action or claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.

(c) Notwithstanding anything to the contrary in this Article X, no Indemnifying Party shall have any liability under this Article X for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the prior consent of such Indemnifying Party.

Section 10.04. Payment. In the event an Action for indemnification under this Article X shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party, on demand in immediately available funds. An Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X when the parties to such Action have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order shall have been entered.

Section 10.05. Exclusive Remedies. Each of Parent, the Seller and the Acquiror acknowledge and agree that:

(a) prior to the Closing, other than in the case of willful misconduct, willful failure to perform its obligations under this Agreement or actual fraud by Parent, the Seller or any of their respective Controlled Affiliates or Representatives, the sole and exclusive remedy of the Acquiror for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement shall be refusal to close the purchase and sale of the Shares hereunder; and

(b) following the Closing, other than in the case of actual fraud by Parent, the Seller, the Acquiror or any of their respective Controlled Affiliates or Representatives, and except for breaches or non-performance of provisions in this Agreement for which the remedy of specific performance is available, the indemnification provisions of Article VII and Article X, shall be the sole and exclusive remedies of Parent, the Seller and the Acquiror, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements contained in this Agreement.

Section 10.06. Additional Indemnification Provisions.

(a) Parent, the Seller and the Acquiror agree that for all purposes of this Article X (including both determining whether there has been a breach of representation, warranty and covenant and determining the amount of indemnifiable Losses relating to any such breach), each representation, warranty, covenant and other agreement set forth in this Agreement shall be read and construed without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein. The parties agree that the foregoing allocation of risk is equitable in light of the agreed amount limitations set forth in Sections 10.01(b) and 10.02(b), above.

(b) Parent, the Seller and the Acquiror agree, for themselves and on behalf of their respective Controlled Affiliates, that with respect to each indemnification obligation in this Agreement, any other Transaction Agreement or any other document executed or delivered in connection with the Closing (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any Eligible Insurance Proceeds, (iii) in no event shall the Indemnifying Party have liability to the Indemnified Party (other than in connection with Section 10.02(a)(ii); provided, however, that the limitation in Section 10.06(b)(iii)(A) with respect to punitive damages shall apply to Section 10.02(a)(ii)) for: (A) any consequential, special, incidental or punitive damages, or any Losses calculated by using multiples or any valuation methodologies or similar measures used in arriving at or that may be reflective of the Purchase Price (other than any such damages or similar items actually paid to any unaffiliated third party in a Third Party Claim), (B) Losses to the extent based on reputational harm (other than any such damages or similar items that are paid to any unaffiliated third party in a Third Party Claim) or (C) any costs and expenses of investigation, assertion, dispute, enforcement, defense or resolution, including attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses, to the extent incurred in connection with any claim or dispute among the parties hereto as to whether a Seller Indemnified Party, on the one hand, or an Acquiror Indemnified Party, on the other hand, is entitled to indemnification under Article VII or this Article X for any particular Loss or Losses or to specific enforcement under Section 11.14 (for the avoidance of doubt, the limitations in the subsection (C) shall not apply with respect to costs and expenses relating to the investigation, assertion, dispute, enforcement, defense or resolution in respect of any Third Party Claim, including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses in respect of any Third Party Claim) and (iv) in no event shall the Indemnifying Party have liability to the Indemnified Party for any Loss, or portion thereof, as applicable to the extent reflected or reserved for or otherwise taken into account in determining the Final Working Capital.

(c) To the extent that an Indemnified Party has a right to seek indemnification from a third Person (other than an Indemnifying Party) for any Loss covered under this Article X, such Indemnified Party shall use its commercially reasonable efforts to obtain a recovery from such third Person; provided, that the foregoing shall not limit such Indemnified Party’s rights under this Article X. In any case where an Indemnified Party recovers from a third Person any amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article X (other than Retained Insurance Proceeds), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(d) The parties hereto shall treat any indemnification payment made under this Agreement including any indemnity payments made pursuant to Article VII, as an adjustment to the Purchase Price.

(e) The parties hereto acknowledge and agree that the same Loss may be subject to indemnification under more than one subsection of Section 10.01(a) or Section 10.02(a), respectively; provided, however, that in no event shall any Indemnified Party be entitled to duplicative recoveries for the same underlying Loss; and provided, further, that there shall be no indemnification pursuant to Section 10.01 or Section 10.02 with respect to any Losses which are expressly subject to indemnification under any of the other Transaction Agreements, the sole remedy for which shall be as set forth in such other Transaction Agreement.

(f) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage (each, an “Insurance Policy”), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within sixty (60) days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event (i) all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds” and (ii) the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection. If the Indemnifying Party does not request that the Indemnified Party seek coverage of any portion of such Loss under the Insurance Policy within sixty (60) days after receipt of a Notice of Insurance, any proceeds that the Indemnified Party may receive thereunder shall be considered “Retained Insurance Proceeds.”

Section 10.07. Mitigation. In addition, each of the parties hereto agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 10.08. Reserves. Except as set forth in Section 3.22, notwithstanding anything to the contrary in this Agreement or the other Transaction Agreements, the Acquiror acknowledges and agrees that Parent and the Seller make no representation or warranty with respect to, and nothing contained in this Agreement, any other Transaction Agreement, or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of Parent or the Seller, for any purpose of this Agreement, the other Transaction Agreements, or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (a) the adequacy or sufficiency of the reserves of any of the LPI Insurance Companies, (b) whether or not the reserves of any of the LPI Insurance Companies were determined in accordance with any actuarial, statutory or other standard, (c) the effect of the adequacy or sufficiency of the reserves of any of the LPI Insurance Companies on any “line item” or asset, liability or equity amount or (d) the future experience or profitability arising from the Business or that the reserves held by the LPI Insurance Companies or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Survival. The representations and warranties of Parent, the Seller and the Acquiror contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement (other than representations and warranties made in (i) Sections 3.01, 3.02, 3.03 and 3.23, which shall survive the Closing indefinitely, (ii) Section 3.15, which shall survive until the date that is thirty-six (36) months after the Closing Date, and (iii) Section 3.21, which shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations), shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification with respect thereto under Section 10.01 or 10.02 thereafter). The Post-Closing Covenants of the parties hereto shall survive for the period provided in such covenants and agreements, if any, or if later, until fully performed.

Section 11.02. Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisors and independent accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.03. Notices. All notices, requests, consents, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following respective addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(i)	if to Parent or the Seller:

QBE Holdings, Inc.

Attention: Jose Ramon Gonzalez, Chief Legal Officer

Wall Street Plaza

88 Pine Street

New York, NY 10005

Phone: 212.422.1212

Facsimile: 212.422.1313

With a concurrent copy (which shall not constitute notice) to:

Sidley Austin LLP

Attention: Sean M. Keyvan

One South Dearborn

Chicago, IL 60603

Phone: (312) 853-4660

Facsimile: (312) 853-7036

e-mail: skeyvan@sidley.com

(ii)	if to the Acquiror:

National General Insurance Company

Attention: Jeffrey Weissmann, General Counsel

59 Maiden Lane

38th Floor

New York, NY 10038

Phone: (212) 380-9479

Facsimile: (212) 380-9498

e-mail: jeffrey.weissmann@ngic.com

With a concurrent copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

Attention: Nicholas F. Potter

919 Third Avenue

New York, NY 10022

Phone: (212) 909-6459

Facsimile: (212) 521-7459

e-mail: nfpotter@debevoise.com

Any party hereto may, by notice given in accordance with this Section 11.03 to the other party, designate another address or Person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt.

Section 11.04. Public Announcements. No party hereto or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the transactions contemplated by the Transaction Agreements without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other party hereto a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, none of the parties hereto, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Company or any of the Transferred Subsidiaries without first obtaining the prior written approval of the other party hereto, which approval shall not be unreasonably withheld.

Section 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.06. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of Parent, the Seller or their Affiliates, on the one hand, and the Acquiror or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Acquiror may assign its rights hereunder to any of its Affiliates, but no such assignment shall release the Acquiror from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 11.07 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 11.08. No Third-Party Beneficiaries. Except as provided in Section 5.14 with respect to D&O Indemnified Persons and Article X with respect to the Seller Indemnified Parties and the Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties hereto, the Indemnified Parties (to the extent they are entitled to indemnity herein), and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09. Amendment; Waiver. No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties to such agreement. No provision of this Agreement or any other Transaction Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.10. Disclosure Schedules. Any disclosure with respect to a Section or Schedule of the Disclosure Schedule shall be deemed to be disclosed for purposes of other Sections and Schedules of the Disclosure Schedule to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of the Disclosure Schedule or the Acquiror Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of the Disclosure Schedule or the Acquiror Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 11.11. Submission to Jurisdiction. Each of the Seller and the Acquiror irrevocably and unconditionally:

(a) submits for itself and its property in any Action relating to the Transaction Agreements (including the transactions contemplated by the Transaction Agreements, the formation, breach, termination or validity of the Transaction Agreements), or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such state courts or, to the extent permitted by Law, in such federal court;

(b) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.03; and

(d) agrees that nothing in this Agreement or any other Transaction Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.12. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF SUCH AGREEMENTS TO THE LAWS OF ANOTHER JURISDICTION.

Section 11.13. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.

Section 11.14. Specific Performance. Subject to Section 10.05, the parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 10.05, it is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referenced in Section 11.11(a) having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 11.15. Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to preamble, recitals, Articles, Sections, Exhibits and Schedules are references to the preamble, recitals, Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d)

the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder,” “hereby” and similar terms shall be deemed to refer to this Agreement as a whole and not to any specific section; (g) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase shall have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law (i) include a reference to the corresponding rules and regulations and (ii) include a reference to each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) references to any contract (including the Transaction Agreements) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

Section 11.16. Counterparts. This Agreement and each of the other Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

QBE INVESTMENTS (NORTH AMERICA), INC.

By:	/s/ David B. Duclos
	Name:	David B. Duclos
	Title:	Chief Executive Officer, President

QBE HOLDINGS, INC.

By:	/s/ David B. Duclos
	Name:	David B. Duclos
	Title:	Chief Executive Officer, President

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Michael Karfunkel
	Name:	Michael Karfunkel
	Title:	Chairman and Chief Executive Officer

Signature Page

Master Transaction Agreement

EXHIBIT A

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

See attached.

A-1

EXHIBIT A

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

REINSURANCE ADMINISTRATIVE SERVICES AGREEMENT

BY AND AMONG

QBE INSURANCE CORPORATION,

PRAETORIAN INSURANCE COMPANY,

QBE SPECIALTY INSURANCE COMPANY,

EQUATOR REINSURANCES LIMITED

AND

INTEGON NATIONAL INSURANCE COMPANY

DATED AS OF [●], 2015

Exhibit A	Service Levels and Reports
Exhibit B	Security Requirements
Exhibit C	Disaster Recovery Plan
Exhibit D	Insurance and Fidelity Bond Security Requirements

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REINSURANCE ADMINISTRATIVE SERVICES AGREEMENT

THIS REINSURANCE ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [●], 2015 (the “Closing Date”) by and among QBE INSURANCE CORPORATION, a Pennsylvania-domiciled property and casualty insurance company, PRAETORIAN INSURANCE COMPANY, a Pennsylvania-domiciled property and casualty insurance company, QBE SPECIALTY INSURANCE COMPANY, a North Dakota-domiciled property and casualty insurance company, and EQUATOR REINSURANCES LIMITED, a Bermuda-domiciled insurance company (each, a “Service Recipient” and collectively, the “Service Recipients”), and INTEGON NATIONAL INSURANCE COMPANY, a North Carolina-domiciled property and casualty insurance company (the “Administrator”). For convenience, the Service Recipients, on the one hand, and the Administrator, on the other hand, may each be referred to as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to that certain Master Transaction Agreement entered into as of July 15, 2015 (the “Master Transaction Agreement”), the Service Recipients and the Administrator are simultaneously entering into a 100% Quota Share Reinsurance Agreement (the “Quota Share Reinsurance Agreement”), under which the Service Recipients, as the ceding companies, shall cede to the Administrator, as the reinsurer, the Reinsured Liabilities (as defined herein) pursuant to the Quota Share Reinsurance Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Service Recipients and Equator Reinsurances Limited (“Equator”), an Affiliate (as defined in the Master Transaction Agreement) of the Service Recipients, are entering into a Loss Portfolio Transfer Reinsurance Agreement (the “Internal Reinsurance Agreement”), under which the Service Recipients, as the ceding companies, shall cede to Equator, as the reinsurer, the Reinsured Liabilities pursuant to the Internal Reinsurance Agreement;

WHEREAS, concurrently with the execution of this Agreement, Equator and the Administrator are entering into a Loss Portfolio Transfer Reinsurance Agreement (the “External Reinsurance Agreement” and, together with the Quota Share Reinsurance Agreement and the Internal Reinsurance Agreement, the “Reinsurance Agreements”), under which Equator, as the ceding company, shall cede to the Administrator, as the reinsurer, the Reinsured Liabilities pursuant to the External Reinsurance Agreement; and

WHEREAS, each Service Recipient desires to retain the Administrator, as an independent contractor of each Service Recipient, to provide certain administrative services relating to the Policies (as defined in the Reinsurance Agreements) and the Reinsured Liabilities and to make any payments due to the insureds under the Policies, in each case on the terms and subject to the conditions set forth herein, and the Administrator desires to provide such services, in consideration for the Service Recipients entering into the Reinsurance Agreements and the other Transaction Agreements (as defined herein).

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NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1. Definitions.

Any capitalized term used but not defined herein shall have the meaning set forth in the Reinsurance Agreements. The following terms have the respective meanings set forth below throughout this Agreement:

“Administrator” shall have the meaning set forth in the preamble.

“Administrator Indemnitees” shall have the meaning set forth in Section 13(a).

“Agreement” shall have the meaning set forth in the preamble.

“Agreement Manager” shall have the meaning set forth in Section 2(d).

“Alternative Administrator” shall have the meaning set forth in Section 4(b).

“Books and Records” means all records and all other data and other information (in whatever form maintained) in the possession or control of and available to, either Party and its Affiliates (including computer generated, recorded or stored records) relating primarily to the Policies, including customer lists, policy information, insurance policy forms, rate filing information, rating plans, claim records, sales records, advertising and promotional materials, other files and records relating to regulatory matters, reinsurance records, underwriting records, records related to producers, financial and accounting records (but excluding any Tax returns, Tax records and all other work papers, data and information with respect to Taxes).

“Closing Date” shall have the meaning set forth in the preamble.

“Confidential Information” shall have the meaning set forth in Section 8(c).

“Defaulted Administrative Service” shall have the meaning set forth in Section 4(b).

“Disaster Recovery Plan” shall have the meaning set forth in Section 10.

“Discloser” shall have the meaning set forth in Section 8(a).

“Dispute” shall have the meaning set forth in Section 16(a).

“Equator” shall have the meaning set forth in the recitals.

“Excluded Services” shall have the meaning set forth in Section 3(a).

“External Reinsurance Agreement” shall have the meaning set forth in the recitals.

“Force Majeure Event” shall have the meaning set forth in Section 11(a).

“Guest” shall have the meaning set forth in Section 9(a).

“Guest User” shall have the meaning set forth in Section 9(a).

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“Host” shall have the meaning set forth in Section 9(a).

“Internal Reinsurance Agreement” shall have the meaning set forth in the recitals.

“Master Transaction Agreement” shall have the meaning set forth in the recitals.

“New Business Period” shall have the meaning set forth in Section 14(a)(i).

“New Insurance Policies” shall have the meaning set forth in Section 14(a)(i).

“Party” shall have the meaning set forth in the preamble.

“Quota Share Reinsurance Agreement” shall have the meaning set forth in the recitals.

“Recipient” shall have the meaning set forth in Section 8(a).

“Reinsurance Agreements” shall have the meaning set forth in the recitals.

“Reinsured Liabilities” shall have the meaning set forth in the applicable Reinsurance Agreement.

“Related Administrative Services” shall have the meaning set forth in Section 4(b).

“Security Requirements” shall have the meaning set forth in Section 9(a).

“Service Levels” shall have the meaning set forth in Section 4(a).

“Service Recipient(s)” shall have the meaning set forth in the preamble.

“Service Recipient Indemnitees” shall have the meaning set forth in Section 13(b).

“Services” shall have the meaning set forth in Section 2(a).

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, firmware, binary libraries, development tools, design tools, user interfaces in any form or format, however fixed and all associated documentation.

“Systems” shall have the meaning set forth in Section 9(a).

“Tax” or “Taxes” means any and all federal, state, provincial, foreign or local income, gross receipts, premium, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, goods and services, harmonized sales, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.

“Term” shall have the meaning set forth in Section 12(a).

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“Transaction Agreement” shall have the meaning set forth in the Master Transaction Agreement.

“Virus” means any “back door,” “drop dead device,” “time bomb,” “kill switch,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to perform any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

Section 2. Appointment; Designation of Agreement Managers.

(a)	Appointment and Acceptance. Each Service Recipient appoints the Administrator as its administrator to perform (or cause to be performed) in accordance with the terms hereof for and on behalf of such Service Recipient, at the Administrator’s sole expense, all required, necessary and appropriate administrative and other services, including the services set forth in Section 3, with respect to the Business and the Policies (other than those services to be provided by the Seller and its Affiliates pursuant to the terms of the Transition Services Agreement for so long as such services are required to be provided by the Seller and its Affiliates under the Transition Services Agreement), all on the terms and subject to the limitations and conditions set forth herein (collectively, the “Services”). The Administrator hereby accepts such appointment and shall perform such Services in accordance with the terms set forth herein. The Administrator shall provide the Services in a manner that minimizes the involvement of personnel of each Service Recipient with respect to the administration of the Policies, subject only to any requirements of applicable Law that require specific actions be taken by the applicable Service Recipient without the Administrator acting on its behalf. The Administrator shall give the Service Recipients timely notice of any actions that are legally required to be taken by the Service Recipients or their Affiliates with respect to the Business or the Policies and, to the extent reasonably practicable, shall prepare in a timely manner the forms of any documentation required for Service Recipients or their Affiliates to comply therewith.

(b)	Transfer of Responsibility. The Parties shall cooperate fully in the transfer of responsibility for the performance of the Services from the Service Recipients to the Administrator. Except as otherwise provided in this Agreement, the Administrator shall bear all costs and expenses relating to such transfer. The Administrator agrees to send to all policyholders and such other Persons as determined by the Service Recipients and the Administrator, a written notice, prepared by the Administrator and acceptable to the Service Recipients, as applicable, advising such policyholders and other Persons that the Administrator has been appointed by the Service Recipients, as applicable, to provide the Services. The Administrator shall send such notice, by first class mail, facsimile or any other form of notice duly recognized as valid under the terms of any of the respective Policies, at its own expense, no more than thirty (30) days after the Closing Date.

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(c)	Independent Contractor. The Administrator shall perform its obligations under this Agreement as an independent contractor of each Service Recipient. Nothing herein shall be deemed to constitute the Administrator and any Service Recipient as partners, joint venturers, or principal and agent. The Administrator has no authority to represent any Service Recipient as to any matters, except as expressly authorized in this Agreement or in any of the Transaction Agreements. No Service Recipient shall have any Liability for the acts or omissions of the Administrator personnel or permitted subcontractors. The Administrator and its Affiliates and their respective employees are not eligible for, nor may they participate in, any employee benefit plans of any of the Service Recipients or any of their Affiliates. None of the Service Recipients or their Affiliates shall insure the Administrator or any of its Affiliates for workers’ compensation coverage or for unemployment insurance.

(d)	Designation of Agreement Managers. The Service Recipients, on the one hand, and the Administrator, on the other, shall each appoint an agreement manager, each of whom shall serve as the primary contact points for the Parties with respect to issues that may arise out of the performance of this Agreement (each such Person, an “Agreement Manager”). Each Party may replace its respective Agreement Manager by giving notice to the other Party’s Agreement Manager stating the name, title and contact information for such Party’s new Agreement Manager. The Parties shall cause the Agreement Managers to meet, either in person or telephonically, at least once monthly during the first year of this Agreement and quarterly thereafter, or more frequently if mutually agreed upon, to discuss items including the following: (i) the status of the Services, and to manage open issues related to this Agreement and performance hereunder, (ii) any planned termination dates for particular Services, and (iii) review service levels achieved and missed in the previous month or quarter, as applicable, as well as non-achievement of targets and corrective actions taken or planned. In addition, either Agreement Manager may call a meeting with the other Agreement Manager upon three (3) Business Days prior notice to address time critical issues related to the Services. Within thirty (30) days of the end of each calendar year, the Administrator shall cause its Agreement Manager to provide to the Service Recipients’ Agreement Manager a written report summarizing all available current information on compliance with and deviation from the applicable services levels.

Section 3. Services.

(a)

Services. During the term of this Agreement and except as otherwise provided in the Transition Services Agreement, the Services to be provided by the Administrator hereunder shall include all services that are required, necessary or appropriate for the administration, handling and performance of the Business and the Policies, including all administrative and other services currently provided by

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the Service Recipients or their Affiliates with respect to the Business and the Policies, and any other services that are reasonably required, necessary or appropriate under applicable Law, the terms of the Policies or otherwise in connection with, or incidental to, the administration of the Business. Without limiting the generality of the foregoing, the Services to be provided by the Administrator hereunder shall include all Services except for those Services that each Service Recipient is required to provide without the Administrator acting on its behalf by applicable Law or Governmental Authorities (the “Excluded Services”). If required by applicable Law, the Service Recipients may at any time upon at least thirty (30) days’ prior written notice to the Administrator redesignate any Service as an Excluded Service.

(b)	Resources. Except as otherwise expressly provided in this Agreement, and subject to the requirements of applicable Law, the Administrator shall provide all of the facilities, personnel, equipment, Software, services and other resources necessary to provide the Services.

(c)	Subcontracting. The Administrator may delegate or subcontract any of its obligations under this Agreement to any third party so long as the Administrator provides notice of such delegation or subcontracting to the Service Recipients prior to commencement of performance by such third party; provided, that the Administrator shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services directly to the Administrator; provided, further, that, except for those subcontractors that have performed Services outside of the United States prior to the date hereof, such subcontractor shall perform all Services in the United States. The Administrator shall remain fully responsible for the performance of the Services by each subcontractor, for each subcontractor’s compliance with the terms of this Agreement, and for the acts and omissions of such subcontractor and subcontractor’s employees or agents. The Administrator shall be responsible for all payments to its subcontractors.

(d)	Authorization. Each Service Recipient hereby authorizes the Administrator on its behalf to (i) endorse for payment all checks, drafts and money orders payable to any of the Service Recipients as payment of premiums or other amounts payable to or chargeable by such Service Recipient with respect to the Policies and (ii) to draft or debit accounts of any owner of a Policy (who or which has given the applicable Service Recipient such right and privilege) for premiums or other amounts payable with respect to the Policies and to remit each of such amounts in (i) and (ii) to the Administrator for deposit into an account in such Service Recipient’s name. Each Service Recipient hereby delegates to the Administrator all of its rights and privileges to draft or debit the accounts of any policyholders for premiums or other amounts due under the Policies pursuant to existing pre-authorized bank draft or electronic fund transfer arrangements between such Service Recipient and such policyholders.

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(e)	Reports. As of and following the Effective Time, subject to the last sentence of this Section 3(e), the Administrator shall prepare any reports reasonably requested by the Service Recipients in connection with the Business and the Policies (i) to enable the Service Recipients to comply with any and all applicable Laws, including all statutory insurance reporting, tax reporting and SAP and GAAP financial reporting requirements and any current or future informational reporting, prior approval or other requirements imposed by any Governmental Authority or (ii) for any other reasonable business purpose. Any reports required to be prepared by the Administrator shall be prepared and delivered on a timely basis in order for the Service Recipients to comply with any filing deadlines required by applicable Law, by contract or by the Service Recipients’ internal procedures and policies. All such reports shall include such information as may reasonably be requested by the Service Recipients. The initial list of such reports is set forth on Exhibit A hereto, and additional reports may be added to Exhibit A as reasonably required by the Service Recipients during the term of this Agreement with the consent of the Administrator, such consent not to be unreasonably withheld or delayed.

(f)

Attorney-in-fact. In order to assist and to more fully evidence the authority granted pursuant to Section 2(a), subject to the limits and restrictions set forth in other provisions of this Agreement, each Service Recipient hereby nominates, constitutes and appoints the Administrator as its attorney-in-fact with a limited power of attorney to act in such Service Recipient’s name with respect to the following matters: (i) to do any and all lawful acts with respect to the Policies or Reinsurance Arrangements that such Service Recipient could do under the Policies or Reinsurance Arrangements, (ii) to issue, in the name of such Service Recipient, New Insurance Policies pursuant to Section 14, and (iii) to proceed by all lawful means (A) to perform any and all obligations of such Service Recipient under the Policies or the Reinsurance Arrangements, (B) to enforce any right, defend against any Liability and pay any amounts arising under the Policies or the Reinsurance Arrangements, (C) to sue or defend (in the name of such Service Recipient, when necessary) any action arising under the Policies or the Reinsurance Arrangements, (D) to collect any and all sums due or payable to such Service Recipient under the Policies or the Reinsurance Arrangements, including through any automatic charge authorizations of Persons who own or hold Policies, and (E) to sign (in the name of such Service Recipient, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters. All of the Services shall be performed by the Administrator in the name of and on behalf of each Service Recipient. Any and all correspondence with policyholders or other documents signed by the Administrator on behalf of the Service Recipients shall disclose that the Administrator is acting as administrative agent or, where appropriate, attorney-in-fact, of the Service Recipients. Notwithstanding the foregoing, if (I) any Service Recipient determines in good faith with reasonable basis that the Administrator has used, is continuing to use, or has threatened to use the foregoing limited power of attorney for purposes not necessary for the provision of the Services under this Agreement, (II) any Service Recipient determines in good faith with reasonable basis that the grant of the

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foregoing limited power of attorney violates, or may violate, applicable Law or (III) any Service Recipient or any of its Affiliates is requested or required by a Governmental Authority, or determines in good faith with reasonable basis that it may be requested or required by a Governmental Authority, to modify or revoke the foregoing limited power of attorney, then such Service Recipient may revoke its foregoing limited power of attorney or place additional conditions or limitations on the foregoing power of attorney.

Section 4. Service Standards; Inability to Perform Services; Errors.

(a)	Service Standards. The Administrator acknowledges that the performance of the Services in an accurate and timely manner is of paramount importance to the Service Recipients. The Administrator shall perform the Services (i) in good faith and with the care, competence, skill, prudence and diligence of a person experienced in administering the Business and the Policies and in accordance with applicable Law, applicable industry standards and the terms of the Policies, or as otherwise in accordance with the service levels set forth in Exhibit A (the “Service Levels”), and (ii) in accordance with the general service standards maintained by the Administrator and its Affiliates in administering policies similar to the Policies, including those relating to completeness, diligence, accuracy, quality, timeliness, frequency, volume, amount, priority, care, responsiveness and detail. The Administrator acknowledges that the performance of all Services required by this Agreement in compliance with the standards in the foregoing sentence is of critical importance to the Service Providers. For the duration of this Agreement, the Administrator hereby covenants that it shall, at its sole cost and expense, as an independent contractor:

(i)	employ and retain staff with the requisite experience, skill and expertise to perform the Services it is obligated to perform hereunder, in a manner consistent with the standards set forth herein and using the Administrator’s facilities, systems and equipment; and

(ii)	own, hold, possess and maintain (either directly or through a sub-contractor) all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from any Governmental Authority that are necessary for the provision by the Administrator of the Services.

(b)

Inability to Perform Services. Subject to Section 11, in the event that the Administrator is unable to perform any Service (including as a result of a Force Majeure Event) for a period that would reasonably be expected to exceed thirty (30) days or such shorter period as may be required by applicable Law (the “Defaulted Administrative Service”), the Administrator and the Service Recipients, as applicable, shall mutually agree on alternative means of providing the Defaulted Administrative Service and any other Service(s) so connected to such Defaulted Administrative Service as to make separation of such services impossible (the “Related Administrative Services”). If alternative means for the

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provision of the Defaulted Administrative Service and any Related Administrative Service cannot be agreed upon by the Parties, the Service Recipients may procure the Defaulted Administrative Service and any Related Administrative Service for the Policies by commercially reasonable means but only until such time as the Administrator is in a position to provide such Service. The Administrator shall deliver copies of applicable Books and Records to the Person selected to perform the Defaulted Administrative Service and any Related Administrative Service (the “Alternative Administrator”) and shall be solely responsible for all reasonable costs incurred in restoring the Services which have not been provided due to its failure to adhere to its obligations under this Agreement, including all reasonable costs for the Defaulted Administrative Service and any Related Administrative Service provided by any Alternative Administrator selected pursuant to this Section 4(b).

(c)	Errors. The Administrator shall, at its own expense, correct any errors in Services caused by it as soon as practicable after discovering such error or receiving notice thereof from any Service Recipient or other Person.

Section 5. Compliance With Applicable Laws and Policies; Cooperation.

(a)	General. The Administrator, and all subcontractors to whom the Administrator has delegated any of its duties hereunder, shall perform all the Services hereunder in compliance with all applicable Law and with the Policies.

(b)	Regulatory Proceedings. If a Party receives notice of, or otherwise becomes aware of, any regulatory inquiry, investigation or proceeding relating to the Policies, to the extent permitted by applicable Law, such Party shall promptly notify the other Party thereof, whereupon the Parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter, and the Administrator shall have the right to direct the handling of such inquiry, investigation or proceeding and the Service Recipients shall cooperate in resolving the matter as directed by the Administrator. The Administrator shall prepare and send responses to any regulatory inquiry to the applicable Governmental Authority, with a copy to the Service Recipients, in the name of the Service Recipients and at the Administrator’s sole cost and expense within the earlier of (i) the Governmental Authority’s requested time frame for response or (ii) the time frame as permitted by applicable Law; provided, however, that the Administrator shall provide all proposed responses to the Service Recipients as soon as reasonably practicable prior to submission of any such response and provide the Service Recipients with sufficient opportunity to comment on the proposed response. The Administrator shall act reasonably in incorporating any comments to the response provided by any Service Recipient. Notwithstanding the foregoing, the Service Recipients, as applicable, shall have the ultimate right to direct, supervise and control the handling of such inquiry, investigation or proceeding and the Administrator shall cooperate in resolving the matter as directed in writing referencing this Section 5(b) by such Service Recipient.

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(c)	Litigation Proceedings. The Administrator shall promptly notify the Service Recipients of any litigation, arbitration or other legal proceeding that has been instituted or threatened in writing arising out of or relating to any Policy, in all cases no more than ten (10) Business Days after receipt of notice thereof. The Service Recipients shall give prompt notice to the Administrator of any litigation, arbitration or other legal proceeding made or brought against any Service Recipient in writing after the Closing Date arising out of or relating to any Policy to the extent known to it and not made against or served on the Administrator as administrator hereunder, and in no event more than ten (10) Business Days after receipt or notice thereof, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith. The Administrator shall assume the defense of the Service Recipients with respect to any such legal proceedings. The Administrator shall defend and hold harmless, at its own expense and in the name of the Service Recipients when necessary, any litigation, arbitration or other legal proceeding arising out of or relating to any Policy. The Administrator shall keep the Service Recipients fully informed of the progress of any such litigation, arbitration or other legal proceeding and provide to the Service Recipients a report summarizing the nature of such proceedings, the alleged actions or omissions giving rise to such proceedings and copies of any files or other documents that any of the Service Recipients may reasonably request in connection with its review of these matters, in each case other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege. A Service Recipient shall have the right, at its own expense, to engage its own separate legal representation and to participate fully in the defense of any litigation with respect to the Policies, in which such Service Recipient is named as a party without waiving any rights to indemnification it may have under Section 13. The Administrator and the Service Recipients shall cooperate with each other with respect to the administration of any such legal proceeding with respect to the Policies. The Administrator shall not settle any legal proceeding without the Service Recipients’ prior written consent unless (i) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by any Service Recipient or any of their Affiliates, (ii) the sole relief provided is monetary damages that are paid in full by the Administrator and no culpability is found on the part of, and a full and complete release is provided to, any Service Recipient and its Affiliates, (iii) the settlement does not encumber any of the assets of any Service Recipient or its Affiliates or contain any restriction or condition that would apply to or adversely affect any Service Recipient or its Affiliates or the conduct of business by any Service Recipient and its Affiliates and (iv) such legal proceeding neither is certified, nor seeks certification, as a class action.

(d)

Defense of Actions. Notwithstanding anything to the contrary in this Section 5, the Service Recipients, upon written notice to the Administrator, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any legal proceeding (other than legal proceedings brought by any Governmental Authority, which are the subject of Section 5(b)) (i) that seeks an order, injunction or other equitable relief against

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any Service Recipient or its Affiliates; (ii) that has been certified, or seeks certification, as a class action; (iii) if the Administrator does not accept material comments made by the Service Recipients as to its handling of such legal proceeding; or (iv) that, if successful, could, in the Service Recipients’ reasonable opinion, materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of any Service Recipient or any of its Affiliates; provided, that if any Service Recipient assumes control over the resolution of any legal proceeding pursuant to this Section 5, (A) the Service Recipient shall be responsible for reasonable costs and expenses associated with such Action (other than judgments and amounts paid in settlement that constitute Reinsured Liabilities under the Reinsurance Agreements) and (B) such Service Recipient shall not settle any legal proceeding without the Administrator’s prior written consent unless (I) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Administrator or any of its Affiliates, (II) the sole relief provided is monetary damages that are paid in full by the Service Recipient and no culpability is found on the part of, and a full and complete release is provided to, the Administrator and its Affiliates and (III) the settlement does not encumber any of the assets of the Administrator or any of its Affiliates or contain any restriction or condition that would apply to or adversely affect the Administrator or any of its Affiliates or the conduct of business by the Administrator or any of its Affiliates.

(e)	Customer Inquiries. Each Party shall promptly notify the other Party regarding any inquiries or complaints from customers with respect to the administration of the Policies and cooperate in good faith and use its commercially reasonable efforts to resolve such complaint; provided, however, that the Administrator shall in the first instance have the right to direct the handling of such complaint and the Service Recipients shall cooperate in resolving the complaint as directed by the Administrator. Notwithstanding the foregoing, the applicable Service Recipient shall have the ultimate right to direct the handling of such complaint and the Administrator shall cooperate in resolving the matter.

(f)	Cooperation. Each Party shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement. At the Administrator’s request and expense, each Service Recipient shall cooperate with the Administrator in identifying and making available to the Administrator the form-filing files and related regulatory approvals of the Service Recipients with respect to the Policies and all other information with respect to the Policies in the possession of the Service Recipient that may be reasonably required for the Administrator to prepare and file all necessary policy, rate, other regulatory and any other similar filings with any applicable Governmental Authority with respect to the Policies (which filings may be made by the Administrator on its own behalf or on behalf of the Service Recipient).

(g)

Ultimate Authority. Notwithstanding any other provision contained in this Agreement to the contrary, each Service Recipient shall, to the full extent required by applicable Law (i) retain the ultimate authority to make all final decisions with

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respect to the administration of the Business and the Policies and (ii) have the right to direct the Administrator in its capacity as administrator to perform any action necessary for the Policies to comply with applicable Law, to cease performing any action that constitutes a violation of applicable Law or to take any action, or to refrain from taking any action, to prevent material irreparable harm to the Service Recipients or their Affiliates; provided, that in exercising such right, the Service Recipients shall act in good faith, taking into account the intent of the parties to, and the stated purposes of, this Agreement and the Transaction Agreements.

Section 6. Administrative Fees.

(a)	Services Fee. The Administrator agrees (i) to perform the Services at its own expense and without any rights of reimbursement from any of the Service Recipients, in consideration of the Service Recipients having entered into the Reinsurance Agreements and the other Transaction Agreements and for other good and valuable consideration, the receipt of which is hereby acknowledged and (ii) that no other compensation or reimbursement shall be payable to the Administrator in respect of the Services provided hereunder. The Administrator shall reimburse each Service Recipient for any and all costs (which shall be deemed to include, in addition to all out-of-pocket costs, all corporate overhead and other costs reasonably allocated to the performance of the Excluded Services in a manner consistent with past practice) incurred in connection with the performance of the Excluded Services to the extent relating to the Policies of such Service Recipient.

(b)	Taxes. The Service Recipient shall pay and be liable for any applicable sales, value added, harmonized sales, goods and services, use, consumption, or similar Taxes imposed on it by applicable Law in connection with the Services. The Administrator shall, to the extent practicable, separately state such sales, use, excise, services and other similar taxes on the relevant invoice for any Services. The Administrator shall deliver to the Service Recipient correct, complete and executed originals of Internal Revenue Service Form W 9 (i) on or before the date hereof and (ii) promptly upon learning that any such previously provided form has become obsolete, incorrect or ineffective.

Section 7. Access to Books and Records; Audits.

(a)

Access to the Administrator’s Books and Records. For so long as any Service Recipient is required to maintain its own Books and Records under applicable Law (and at a minimum for the length of the Term), the Administrator shall maintain (including backing up its computer files, and maintaining facilities and procedures for safekeeping and retaining documents) Books and Records on behalf of such Service Recipient in accordance with prudent standards of insurance recordkeeping, in accordance with all applicable Laws, in accordance with Administrator’s internal record retention procedures and policies and in a format reasonably accessible by each Service Recipient and its Representatives.

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The Administrator shall permit its Books and Records to be inspected and audited by such Service Recipient and its representatives and advisors, at reasonable times during the business hours of the Administrator. In addition, the Service Recipients and their Representatives shall be allowed to make copies of such Books and Records. The Administrator shall allow the Service Recipients and their Representatives to interview the Administrator’s and its Affiliates’ Representatives for any reasonable purpose relating to the Services, including in connection with the Service Recipients’ preparation or examination of regulatory and statutory filings and financial statements and the conduct of any litigation relating to the Policies (other than any litigation or dispute between any Service Recipient or its Affiliates, on the one hand, and the Administrator or its Affiliates, on the other hand), or the conduct of any Governmental Authority, contract holder, reinsurer or other dispute resolution whether pending or threatened. The foregoing audit rights may include audits (i) of practices and procedures, (ii) of Systems, (iii) of general controls and security practices and procedures, (iv) of disaster recovery and backup procedures, (v) necessary to enable such Service Recipient to meet applicable requirements imposed by any Governmental Authority, and (vi) for any other reasonable purpose as determined by the Service Recipient. This Agreement shall not be construed as to restrict such representatives and advisors from requesting further documentation in accordance with this Section 7(a) and in addition to the audit rights above. To that effect, upon reasonable advance notice (unless a shorter notice is mandated by an order of a Governmental Authority), the Administrator shall provide any Service Recipient with access to its Books and Records as is reasonably requested by such Service Recipient in connection with the Services provided under this Agreement or otherwise in connection with this Agreement or the Reinsurance Agreements. The Administrator shall fully cooperate with any review or audit required by applicable Law or otherwise mandated or ordered by a Government Authority, stock exchange, accreditation body or court order or otherwise required by such Service Recipient to meet regulatory, discovery or other requirements of applicable Law. The Administrator shall provide full cooperation to such Governmental Authorities, advisors and representatives as are contemplated by this Section 7.

(b)	Privileged Information. Notwithstanding any other provision of this Agreement to the contrary, the Administrator shall not be obligated to provide such access to any Books and Records or information if such Administrator determines, in its reasonable judgment, that doing so would violate applicable Law or a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose such Party to Liability for disclosure of sensitive or personal information (it being understood that the Administrator shall use commercially reasonable efforts to enable such information to be furnished or made available to the Service Recipients or their Representatives without so jeopardizing privilege or contravening such applicable Law or contract, including by entering into a customary joint defense agreement or common interest agreement).

(c)	Ownership of Books and Records. For the avoidance of doubt, each Service Recipient shall own and have custody of its Books and Records (including those maintained by the Administrator on such Service Recipient’s behalf), and the Administrator shall own and have custody of its Books and Records.

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Section 8. Confidential Information.

(a)	Confidentiality. All Confidential Information of a Party (the “Discloser”) disclosed to or received by the other Party, its Affiliates or their directors, officers, employees, agents or subcontractors (the “Recipient”) in connection with the activities contemplated by this Agreement shall not be used by the Recipient except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the Recipient under reasonable measures no less protective than those measures used by the Recipient to protect its own Confidential Information, and shall not otherwise be disclosed by the Recipient to any other person. Confidential Information of a Party includes, with respect to each Party, Confidential Information of such Party’s Affiliate.

(b)	Permitted Disclosures. Notwithstanding Section 8(a), a Recipient may disclose the relevant aspects of the Discloser’s Confidential Information to its officers, agents, employees and subcontractors to the extent that such disclosure is reasonably necessary for the performance of the Recipient’s duties and obligations under this Agreement; provided, that such Recipient takes all reasonable measures to ensure that such Confidential Information is not disclosed or duplicated in contravention of the terms and conditions of this Agreement by such officers, agents, employees or subcontractors, including obtaining a customary confidentiality agreement from any such officer, agent, employee or subcontractor. Notwithstanding anything to the contrary herein, the obligations in this Section 8 do not restrict any disclosure required by any applicable Law, or by order of any Governmental Authority; provided, that the Recipient, to the extent permissible under applicable Law, provides prior notice of such disclosure to the Discloser, and assists the Discloser in its commercially reasonable efforts to obtain a protective order or other remedy or minimize the degree of such disclosure. In the event that such protective order or other remedy is not obtained, or the Discloser waives compliance with this Section 8(b), the Recipient or its Affiliates, as applicable, shall furnish only that portion of the Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment shall be accorded the Confidential Information.

(c)

Definition. As used herein, “Confidential Information” means all information of any kind concerning the Discloser or any of its Affiliates obtained directly or indirectly from the Discloser or any of its Affiliates, or Representatives in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, except information (i) ascertainable or obtained from public or published sources, (ii) which is lawfully disclosed to the Recipient by sources other than the Discloser who are not known by the Recipient to be bound

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by a confidentiality obligation or otherwise prohibited from transmitting the information to Recipient by a contractual, legal or fiduciary obligation, (iii) which is or becomes known to the public (other than through a breach of this Agreement or any other confidentiality or non-disclosure obligation of any Person), (iv) which was in the Recipient’s possession prior to disclosure thereof to the Recipient and which was not subject to any obligation to keep such information confidential; or (v) which is independently developed by the Recipient or its Affiliates without the use or benefit of any information that would otherwise be Confidential Information.

(d)	Ownership of Confidential Information. As between the Parties, each Discloser’s Confidential Information is and shall remain the sole and exclusive property of such Discloser.

(e)	Violations. Each Party shall promptly advise the other Party if it learns or has reason to believe that any Person that has had access to Confidential Information has violated or intends to violate any of the confidentiality provisions of this Agreement.

(f)	Return of Confidential Information. Upon the request of a Discloser, the Recipient shall promptly return to the Discloser or destroy (and certify in a letter to the Discloser that such destruction has occurred) any written, electronic or other Confidential Information of the Discloser, except to the extent that such Confidential Information must be preserved pursuant to applicable Law or to the extent that such Confidential Information is retained in an electronic archival or backup system and destruction is not reasonably practicable; provided, that such Confidential Information shall remain subject to the requirements of this Section 8 for so long as the Recipient retains such information.

(g)	Injunctive Relief. Each Party hereby acknowledges that it shall be impossible to measure the damages that would be suffered by the other Party if such Party failed to comply with this Section 8 and that in the event of any such failure, there may not be adequate remedy at applicable Law for such other Party. Therefore, each Party shall be entitled, in addition to any other rights and remedies it may have, to the remedies provided in Section 17(g).

Section 9. Computer Systems Access; Security and Integrity.

(a)

System Access. If, in connection with the Administrator’s performance of the Services hereunder, a Party (the “Host”) grants another Party (the “Guest”) access to the Host’s computer system(s), Software, data, information or other materials (collectively, “Systems”), the Guest shall comply with the Host’s security policies, procedures and requirements (“Security Requirements”) which the Host shall provide to the Guest in writing. The Guest shall use commercially reasonable efforts to ensure that only the members of the Guest’s personnel (each, a “Guest User”) specifically authorized to access the Host’s Systems on behalf of the Guest are permitted access to the Host’s Systems. The Host has the right, in

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its sole discretion, to require any Guest User to enter into a Systems access agreement (the form of which shall be approved in advance by the Guest) prior to granting such Guest User access to the Host’s Systems. In addition, neither the Guest nor any Guest User shall tamper with, compromise or circumvent any security or audit measures employed by the Host. Unless authorized by the Host in writing, no Guest User shall engage in the destruction or alteration of the Host’s Systems or of any information contained therein, including the introduction of any Virus into the Host’s Systems. If a Guest User or any other Person who is an employee of the Guest (i) seeks to circumvent or circumvents the Host’s Security Requirements, (ii) obtains unauthorized access to the Host’s Systems, or (iii) engages in activities that are reasonably likely to lead to the unauthorized access, destruction, alteration or loss of the Host’s Systems or of data or information contained therein, the Guest shall immediately (A) terminate or block such Guest User’s or other such Person’s access to the Host’s Systems and (B) notify the Host thereof. In addition, the Host has the right to take measures reasonably necessary to protect the Host’s Systems from such Guest User or other such Person. During the Term, the Host shall be provided reasonably sufficient access to the Guest’s facilities, at reasonable times and upon reasonable notice, to audit the Guest’s use of the Host’s Systems and compliance with the Host’s Security Requirements. Upon the termination or expiration of the applicable services, the Guest and the Host shall use commercially reasonable efforts to terminate all Guest User’s access to the Host’s Systems.

(b)	Maintenance of Security Requirements. The Security Requirements currently implemented by the Administrator are attached hereto as Exhibit B.[1] The Administrator agrees to comply with all of the Security Requirements (or requirements substantially similar thereto and in no case less protective) and with all applicable Laws for so long as the Services are provided pursuant to this Agreement.

(c)	Virus Protection. In connection with the Administrator’s performance of the Services hereunder, the Administrator agrees to take all reasonable steps to prevent the introduction of any Virus into any Party’s Systems, including the implementation, maintenance and regular use of anti-Virus Software which meets the industry standards (but that is in no event less protective than the Software that the Host uses to protect its Systems). If, in connection with the Administrator’s performance of the Services hereunder, a Virus is introduced into a Party’s Systems, the Administrator shall (i) provide written notice to the Service Recipients within twenty-four (24) hours of Administrator’s discovery thereof, and (ii) use commercially reasonable efforts, or reasonably cooperate with the other Party’s efforts, as applicable, to eradicate such Virus and mitigate any effects thereof. If a Virus causes a loss of data, upon a Service Recipient’s request, the Administrator shall use commercially reasonable efforts to restore such lost data. Each Party shall bear its own costs and expenses associated with the remediation of a Virus; provided that, if it is determined that such Virus was introduced by a specific Party, such Party shall reimburse the other Parties for all reasonable costs and expenses actually incurred in connection therewith.

[1]	Note to Seller: Subject to review of Exhibit B.

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Section 10. Disaster Recovery Plan. To the extent not already part of the Administrator’s current business practice, the Administrator shall develop disaster recovery and business recovery plans with respect to the Services, consistent with requirements set forth in Exhibit C (the “Disaster Recovery Plan”).2 As part of the Services, the Administrator shall implement the Disaster Recovery Plan(s) for the continuation of the Services, including recovery of the Service Recipients’ data and replacement or recovery of the Administrator personnel, the Administrator’s operating environment, and telecommunications infrastructure as necessary to provide the Services with limited interruption of the Services or material degradation of the quality of the Services.

Section 11. Force Majeure.

(a)	Definition. Neither Party is liable for any failure or delay in the performance of its obligations under this Agreement: (i) to the extent such failure or delay is caused, without fault of the non-performing Party, by natural disaster, hurricane, earthquake, floods, fire, catastrophic weather conditions, diseases or other elements of nature or acts of God, acts of war (declared or undeclared), insurrection, riot, civil disturbance or disorders, rebellion, sabotage, embargoes, terrorist acts, or explosions, strikes, failure of or damage to public utility; and (ii) cannot reasonably be circumvented by the non-performing Party by enacting the Disaster Recovery Plan (an event meeting the criteria of both items (i) and (ii), a “Force Majeure Event”).

(b)	Excused Performance. Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from its non-performance or observance of the affected obligation(s) for as long as such circumstances prevail and such Party continues to attempt to recommence performance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall promptly notify the other by telephone or by the most timely means otherwise available (to be confirmed in writing within two (2) Business Days or upon resumption of commercially accepted forms of written communication, whichever occurs later) and describe in reasonable detail the circumstances causing such delay. Notwithstanding anything to the contrary herein, the occurrence of a Force Majeure Event shall not relieve the Administrator of its obligation to perform all applicable steps pursuant to the Disaster Recovery Plan.

Section 12. Term; Termination.

(a)	Term. The term of this Agreement begins as of the Closing Date and ends on the earlier of (i) the last day of the calendar quarter during which the Service Recipients have notified the Administrator in writing that no Service is required to be provided under the terms of the Policies and all Reinsured Liabilities under the

[2]	Note to Seller: Subject to discussion of Exhibit C.

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Policies have expired or been extinguished, (ii) any time upon the mutual consent of the Parties, or (iii) the date upon which this Agreement is terminated pursuant to Section 12(b) or (c) (any of (i), (ii) or (iii), the “Term”).

(b)	Earlier Termination by the Service Recipients. The Service Recipients may terminate this Agreement (i) if the Reinsurance Agreements are terminated pursuant to their terms, or (ii) immediately, in the event that the Administrator becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations. Upon exercise of their termination right, the Service Recipients shall deliver to the Administrator notice identifying a termination date for this Agreement that is not earlier than the termination date of the Reinsurance Agreements. Upon receipt of such notice, the Service Recipients and the Administrator shall cooperate fully to transfer as promptly as practicable the Services (including any Systems and Software used in the provision of the Services) and Books and Records (or where appropriate, copies thereof) to the Service Recipients or such Service Recipients’ designee so that the Service Recipient or its designee shall be able to perform the Services without interruption following termination of this Agreement and this Agreement shall not be terminated with respect to the Service Recipients unless and until such transfer occurs.

(c)	Earlier Termination by the Administrator. The Administrator may terminate this Agreement if the Reinsurance Agreements are terminated pursuant to their terms. Upon exercise of its termination right, the Administrator shall deliver to the Service Recipients notice identifying a termination date for this Agreement that is not earlier than the termination date of the Reinsurance Agreements. Upon termination of this Agreement, the Service Recipients and the Administrator shall cooperate fully to transfer as promptly as practicable the Services (including any Systems and Software used in the provision of the Services) and Books and Records (or where appropriate, copies thereof) to the Service Recipients or the Service Recipients’ designee so that the Service Recipients or their designees shall be able to perform the Services without interruption following termination of this Agreement and this Agreement shall not be terminated unless and until such transfer occurs.

(d)	Post-Termination Transition and Administration.

(i)	In the event of termination of this Agreement for any reason, the Administrator shall continue to provide incidental services for as long as is reasonably needed by any Service Recipient, on a time and materials basis, including services related to document retention, information needed for Tax reporting, litigation support and other incidental services that may be agreed upon by the Parties.

(ii)	Termination Costs. In the event that this Agreement is terminated in accordance with Section 12(b) or (c), all costs arising out of the termination shall be the responsibility of the Administrator and its Affiliates including (i) the cost of transitioning the Services to a substitute provider, (ii) any fees paid to any such substitute provider and (iii) any costs incurred by the Service Recipients with respect to the Services after termination of this Agreement

(e)	Survival. Notwithstanding the other provisions of this Section 12, Sections, 1, 7, 8, 9, 13, 16 and 17 shall remain in full force and effect after the expiration or termination of this Agreement.

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Section 13. Indemnification.

(a)	Indemnification by the Service Recipients. Each Service Recipient shall indemnify, defend and hold harmless the Administrator and its Affiliates and their respective officers, directors and employees (collectively the “Administrator Indemnitees”) from and against any and all Damages actually sustained, incurred or suffered by the Administrator Indemnitees to the extent arising out of or related to (i) the breach of any covenant or agreement of such Service Recipient set forth herein, without duplication of indemnification under any other Transaction Agreement or (ii) any successful enforcement of this indemnity.

(b)	Indemnification by the Administrator. The Administrator shall indemnify, defend and hold harmless each Service Recipient and its Affiliates and their respective officers, directors and employees (collectively the “Service Recipient Indemnitees”) from and against any and all Damages actually sustained, incurred or suffered by the Service Recipient Indemnitees to the extent arising out of or related to (i) the breach of any covenant or agreement of the Administrator set forth herein, without duplication of indemnification under any other Transaction Agreement, (ii) any violation of applicable Law by the Administrator or its Affiliates, (iii) the provision of the Services by the Administrator or its Affiliates or (iv) any successful enforcement of this indemnity.

(c)	Procedures for Indemnification. Any proceedings related to indemnification under Sections 13(a) and (b) shall be conducted in accordance with the procedures set forth in Section 10.03 of the Master Transaction Agreement, mutatis mutandis.

(d)	Exclusive Remedy. The indemnification provisions of this Section 13 shall be the exclusive remedy for any breach of this Agreement, except (i) for the termination provisions set forth herein, (ii) for actual fraud relating to entry into this Agreement, or (iii) with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available

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Section 14. New Insurance Policies

(a)	Authority to Write New Insurance Policies.

(i)	Subject to Sections 14(b) and 14(c), each Service Recipient hereby authorizes and grants the Administrator the authority, from the Effective Time until the 18 month anniversary of the Effective Time (such period, the “New Business Period”), to quote, market, sell, underwrite, issue and renew (including renewals of Policies in force as of the date hereof), in the name of the Service Recipients, as applicable, policies with respect to the Business (“New Insurance Policies”) in states where the Service Recipients were actively issuing Policies immediately prior to the Effective Time.

(ii)	The Administrator shall have the sole and exclusive right to make decisions with respect to the issuance and renewal of New Insurance Policies in accordance with Section 14(a)(i) and the non-renewal, cancellation or termination of Policies, in each case, subject to compliance with applicable Law, Section 14(d) and the terms and conditions set forth in the applicable Policies, the Quota Share Reinsurance Agreement and this Agreement.

(iii)	Subject to the Quota Share Reinsurance Agreement and in accordance with the terms thereof, all New Insurance Policies shall be automatically ceded (effective immediately upon issuance thereof) by the Service Recipients to the Administrator, as reinsurer thereunder, and reinsured by the Administrator on a one hundred percent (100%) indemnity reinsurance basis.

(iv)	All costs and expenses associated with the quotation, marketing, sale, underwriting, issuance and renewal of New Insurance Policies, including taxes, surcharges and assessments imposed on the basis of Premiums or otherwise with respect to the New Issuance Policies, shall be borne by the Administrator

(v)	During the term of this Agreement, the Administrator shall use its commercially reasonable efforts in accordance with applicable Law, including seeking applicable regulatory approvals, permits, licenses or consents and making all necessary regulatory filings (including any required rate and form filings), to have New Insurance Policies issued by the Administrator or another entity selected by the Administrator that is not affiliated with the Service Recipients by the end of the New Business Period, such that the number of New Insurance Policies issued by the Service Recipients is minimized. The Service Recipients shall cooperate with the Administrator, at the Administrator’s request and expense, in connection with seeking all such regulatory approvals, permits, licenses and consents and making such regulatory filings.

(vi)	During the term of this Agreement, the Service Recipients shall maintain all necessary regulatory approvals, permits, licenses or consents to issue New Insurance Policies on behalf of the Administrator.

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(b)	Guidelines. Any and all New Insurance Policies shall be (i) quoted, marketed, sold, underwritten, issued and renewed in accordance with the Service Recipients’ standards, guidelines, procedures and practices as may be provided to the Administrator by the Service Recipients from time to time and in accordance with applicable Laws and (ii) written on policy forms and using any applicable rating plans in effect for Service Recipients for such type of business at the Effective Time, except for changes required by applicable Law or changes that have been approved in advance and in writing by the Service Recipients.

(c)	Termination of Authority. The authority granted to the Administrator under Section 14(a) (i) shall terminate immediately without further action by any Person: (A) in the event that the Administrator assigns or delegates, or seeks to assign or delegate, its underwriting authority with respect to such New Insurance Policies to any Person without the prior written consent of the Service Recipients (which consent may be withheld in the Service Recipients’ sole discretion); (B) in the event that the Administrator issues, or seeks to issue, any New Insurance Policies outside of any jurisdiction in which any Service Recipient is appropriately licensed to issue any such New Insurance Policy; (C) upon termination of the Quota Share Reinsurance Agreement or the inability of the Administrator, as reinsurer under the Quota Share Reinsurance Agreement, to reinsure New Insurance Policies under the Quota Share Reinsurance Agreement; or (D) in the event that the Administrator becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations; and (ii) may be terminated by the Service Recipients upon written notice to the Administrator upon the occurrence of a Triggering Event, subject to any cure period. The authority granted to the Administrator hereunder to issue New Insurance Policies shall terminate with respect to any state where the Administrator or its Affiliate has obtained the required licenses, permits and authorizations to issue such policies. Upon termination of the Administrator’s authority under Section 14(a), whether pursuant to this Section 14(b) or expiration of the New Business Period, the Service Recipients shall have the right to effect the non-renewal, cancellation or termination, at the Administrator’s expense, of any Policy, subject to applicable Law. The Administrator shall cooperate with the Service Recipients if the Service Recipients are required, by applicable Law or a Governmental Authority, to withdraw from any lines, kinds or classes of insurance business in connection with the transition of the Business to the Administrator.

(d)

Non-Renewals/Replacements. In connection with each renewal date of each Policy that occurs on or after the New Business Period, the Administrator shall, or shall cause one of its Affiliates to, send on behalf of the Service Recipients (i) to

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each policyholder of a Policy that can be non-renewed as of such renewal date under applicable Law, a written notice in a form reasonably acceptable to the applicable Service Provider and containing all information required by applicable Law, notifying such policyholder that its Policy will not be renewed and (ii) to each policyholder of a Policy that cannot be renewed as of such renewal date under applicable Law, a written notice in a form reasonably acceptable to the applicable Service Provider offering a new insurance policy issued by the Administrator or one of its Affiliates that has terms and rates that are comparable to or more favorable to the policyholder than the terms and rates that shall be offered to the relevant policyholder by the relevant Service Provider, as a replacement for the expiring Policy.

(e)	Marketing Activities.

(i)	The Administrator may develop and use new marketing and sales materials for the New Insurance Policies, only with the prior written consent of the Service Recipients. The Administrator shall provide the Service Recipients with copies of all such materials prior to use thereof.

(ii)	The Administrator shall have responsibility for, and shall bear all costs, expenses and liabilities associated with, all activities relating to the marketing and sale of the New Insurance Policies by the Administrator, including developing, printing and distributing marketing materials, and training agents, brokers and producers.

Section 15. Insurance and Fidelity Bond.

The Administrator shall maintain insurance and fidelity bond coverages in accordance with the specifications set forth in Exhibit D.

Section 16. Dispute Resolution.

(a)	General. Prior to taking any legal action related to this Agreement (excepting any legal action for immediate injunctive relief or equitable relief), any dispute, claim or controversy between the Parties arising out of or relating to this Agreement, including with respect to the validity, performance, interpretation or application of any provision of this Agreement or the performance by the Administrator or any Service Recipient of their respective obligations hereunder (a “Dispute”) shall be attempted to be resolved as provided in this Section 16. A Dispute is deemed to commence as of the date a Party informs the other Party in writing of the existence of a Dispute.

(b)	Informal Dispute Resolution. The Parties shall first attempt to resolve their Dispute informally in the following manner:

(i)	Either Party may submit the Dispute to the Agreement Managers, who shall meet as often as the Parties reasonably deem necessary to gather

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and analyze any information relevant to the resolution of the Dispute. The Agreement Managers shall negotiate in good faith in an effort to resolve the Dispute; and

(ii)	If the Agreement Managers are unable to resolve the Dispute within fifteen (15) days, or otherwise determine in good faith that resolution through continued discussions by the Agreement Managers does not appear likely, then the Parties may seek whatever remedies are available under applicable Law.

(c)	Continuity of Services. The Administrator acknowledges that the performance of its obligations, including the Services, pursuant to this Agreement is critical to the business and operations of the Service Recipients. Accordingly, in the event of a Dispute between any of the Service Recipients, on the one hand, and the Administrator, on the other hand, the Administrator shall continue to perform the Services in good faith during the resolution of such Dispute unless and until this Agreement is terminated in accordance with the provisions hereof.

Section 17. Miscellaneous.

(a)	Entire Agreement. This Agreement constitutes the entire agreement between the Service Recipients and the Administrator with respect to the Services and supersedes all prior agreements and undertakings, both written and oral.

(b)	Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following respective addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17(b)):

(i)	To the Administrator:

Integon National Insurance Company

c/o National General Insurance Company

Attention: Jeffrey Weissmann, General Counsel

59 Maiden Lane

38th Floor

New York, NY 10038

Phone: (212) 380-9479

Facsimile: (212) 380-9498

e-mail: jeffrey.weissmann@ngic.com

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With a concurrent copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

Attention: Nicholas F. Potter

919 Third Avenue

New York, NY 10022

Phone: (212) 909-6459

Facsimile: (212) 521-7459

e-mail: nfpotter@debevoise.com

(ii)	To the Service Recipients:

QBE Holdings, Inc.

Attention: Jose Ramon Gonzalez, Chief Legal Officer

Wall Street Plaza

88 Pine Street

New York, NY 10005

Phone: (212) 422-1212

Facsimile: (212) 422-1313

e-mail: Jose.Gonzalez@us.qbe.com

With a concurrent copy (which shall not constitute notice) to:

Sidley Austin LLP

Attention: Sean M. Keyvan

One South Dearborn

Chicago, IL 60603

Phone: (312) 853-4660

Facsimile: (312) 853-7036

e-mail: skeyvan@sidley.com

Any Party may, by notice given in accordance with this Section 17(b) to the other Party, designate another address or Person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt.

(c)	No Third-Party Beneficiaries. Except as provided in Section 13 with respect to Administrator Indemnitees and Service Recipient Indemnitees, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to, or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(d)	Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise by any Party without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 11.07 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

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(e)	Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed an original, and all of which collectively constitute one and the same instrument. Counterparts may be executed and delivered in original, faxed or emailed in PDF form.

(f)	Governing Law and Jurisdiction. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF SUCH AGREEMENTS TO THE LAWS OF ANOTHER JURISDICTION. Any action for specific performance as contemplated by Section 17(g) or any action, suit or proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement shall be brought in a New York Court. The Parties hereby waive any objection they may now or hereafter have to the venue of any such action or proceeding in any such court and any claim that such action or proceeding has been brought in an inconvenient forum. Any service of any process, summons, notice, document or other paper does, if delivered, sent or mailed in accordance with Section 17(b), constitute good, proper and sufficient service thereof. Each Party agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party may be subject, by suit upon such judgment.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.

(g)	Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referenced in Section 17(f) having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

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(h)	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

(i)	Amendments and Waivers. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(j)	Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms preamble, recitals, Section, and Exhibit are references to the preamble, recitals, Sections and Exhibits to this Agreement unless otherwise specified; (iii) references to “$” shall mean U.S. dollars; (iv) the word “including” and words of similar import shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (v) the word “or” shall not be exclusive; (vi) the words “herein,” “hereof,” “hereunder” “hereby” and similar terms shall be deemed to refer to this Agreement as a whole and not to any specific Section; (vii) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (viii) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (ix) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (x) references to any statute, listing rule, rule, standard, regulation or other law (A) include a reference to the corresponding rules and regulations and (B) include a reference to each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (xi) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiii) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

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[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized officers effective as of the date first set forth above.

QBE INSURANCE CORPORATION	INTEGON NATIONAL INSURANCE COMPANY

By:	By:

Name:	Name:

Title:	Title:

PRAETORIAN INSURANCE COMPANY

By:

Name:

Title:

QBE SPECIALTY INSURANCE COMPANY

By:

Name:

Title:

EQUATOR REINSURANCES LIMITED

By:

Name:

Title:

[Signature Page to Reinsurance Administrative Services Agreement]

EXHIBIT B-1

FORM OF EXTERNAL LPT REINSURANCE AGREEMENT

See attached.

B-1

EXHIBIT B-1

FORM OF EXTERNAL LPT REINSURANCE AGREEMENT

LOSS PORTFOLIO TRANSFER

REINSURANCE AGREEMENT

BY AND AMONG

EQUATOR REINSURANCES LIMITED

AND

INTEGON NATIONAL INSURANCE COMPANY

DATED AS OF [●], 2015

i

Schedule A – Reinsurance Arrangements

Schedule B – Quarterly Financial Report

Schedule C – Annual Reports

ii

LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT

THIS LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT (this “Agreement”), is made and entered into as of [●], 2015 (the “Closing Date”) by and between EQUATOR REINSURANCES LIMITED, a Bermuda-domiciled insurance company (the “Ceding Company”), and INTEGON NATIONAL INSURANCE COMPANY, a North Carolina-domiciled property and casualty insurance company (the “Reinsurer”). The Ceding Company and the Reinsurer are each a “Party” and are collectively, the “Parties.”

WHEREAS, QBE Financial Institution Risk Services, Inc. (the “Seller”), an Affiliate (as defined in the Master Transaction Agreement (as defined herein)) of the Ceding Company, along with its Affiliate QBE Investments (North America), Inc., and National General Holdings Corp. (the “Acquiror”), an Affiliate of the Reinsurer, have entered into that certain Master Transaction Agreement, dated as of July 15, 2015 (the “Master Transaction Agreement”), pursuant to which the Seller has agreed to sell, and the Acquiror has agreed to purchase, the Business (as defined herein);

WHEREAS, as a condition to the Closing (as defined in the Master Transaction Agreement), certain insurance company Affiliates of the Ceding Company shall have ceded to the Ceding Company, and the Ceding Company shall have reinsured all Reinsured Liabilities (as defined herein) in accordance with the terms and conditions of certain reinsurance agreements among such parties including the Internal Reinsurance Agreement (as defined herein) (collectively, the “Intercompany Reinsurance Agreements”);

WHEREAS, as a further condition to the Closing, the Ceding Company shall retrocede to the Reinsurer, and the Reinsurer shall reinsure all Reinsured Liabilities (including Reinsured Liabilities assumed pursuant to the Intercompany Reinsurance Agreements);

WHEREAS, simultaneous with the execution of this Agreement, the Reinsurer, as grantor, the Ceding Company, as the beneficiary, and the Trustee (as defined herein), as trustee, have entered into that certain Trust Agreement (the “Trust Agreement”), which is intended for the credit protection of the Ceding Company and pursuant to which the Reinsurer has agreed to establish and maintain a trust account to secure the Reinsurer’s obligations to the Ceding Company under this Agreement;

WHEREAS, simultaneous with the execution of this Agreement, the Reinsurer, as grantor, the Ceding Company, as the secured party, and the Trustee, as securities intermediary, have entered into that certain Security and Control Agreement (the “Security and Control Agreement”), pursuant to which the Reinsurer has granted a first priority security interest in favor of the Ceding Company in and continuing lien on all of its right, title and interest in, to and under the Trust Account (as defined herein) on the terms and subject to the conditions set forth therein; and

WHEREAS, simultaneous with the execution of this Agreement, the Ceding Company and certain of its insurance company Affiliates and the Reinsurer have entered into that certain Reinsurance Administrative Services Agreement (the “Administrative Services Agreement”), pursuant to which the Reinsurer shall provide certain administrative services on behalf of the QBE Insurance Companies (as defined herein) with respect to the Policies (as defined herein).

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NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Any capitalized term used but not defined herein shall have the meaning set forth in the Master Transaction Agreement. The following terms have the respective meanings set forth below throughout this Agreement:

“Acquiror” shall have the meaning set forth in the recitals.

“Actuarial Report” shall have the meaning set forth in Article V(D)(i).

“Administrative Services Agreement” shall have the meaning set forth in the recitals.

“Agreement” shall have the meaning set forth in the preamble.

“Annual Reports” shall have the meaning set forth in Article V(D)(iv).

“Business” means the business activities of the LPI Companies (whether or not loan tracking services are provided as part of such activities) as a managing general agent, general agent, producer or broker and insurer of lender-placed hazard insurance, REO insurance, lender-placed automobile insurance, lender-placed flood and flood gap insurance, lender-placed wind insurance, guaranteed asset protection insurance and leased equipment insurance.

“Ceding Company” shall have the meaning set forth in the preamble.

“Ceding Company Indemnitees” shall have the meaning set forth in Article XIX(B).

“Closing Date” shall have the meaning set forth in the preamble.

“Damages” means any and all damages, losses, Liabilities, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and other expenses of investigation and reasonable attorneys’ fees and other expenses in connection with any action, suit or proceeding).

“Effective Date” means [●].1

“Effective Time” means 12:00 a.m., Eastern Time on the Effective Date.

[1]	Note to Draft: Effective Date will be the Closing Date under the Master Transaction Agreement.

2

“Eligible Investment” means any security or other asset, as set forth in the applicable Laws of the Commonwealth of Pennsylvania, that would allow a Pennsylvania domiciled insurance company to obtain a reduction from liability for the reinsurance ceded to a reinsurer that is neither an authorized or a certified reinsurer in the Commonwealth of Pennsylvania.

“Extra Contractual Obligations” means all Liabilities and obligations to any Person arising out of or relating to the Policies (other than Liabilities or obligations arising under the express terms and conditions, and within the limits, of the Policies), including any Liability for fines, penalties, taxes, fees, forfeitures, compensatory, punitive, exemplary, special, treble, bad faith, tort or any other form of extra contractual damages, and all legal fees and expenses relating thereto, including Liabilities or obligations arising from any act, error or omission, whether intentional, negligent or in bad faith, arising out of (i) the form, sale, marketing, underwriting, production, issuance, cancellation or administration of the Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Policies, or (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies. Extra Contractual Obligations shall not include Excluded Liabilities (as defined in the Master Transaction Agreement).

“GAAP” means U.S. Generally Accepted Accounting Principles in effect at the time any applicable financial statements were or are prepared.

“Initial Rate” means an interest rate equal to three (3)-month LIBOR for dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m., New York time, on each day during the period for which interest is to be paid.

“Intercompany Reinsurance Agreements” shall have the meaning set forth in the recitals.

“Internal Reinsurance Agreement” means that certain Reinsurance Agreement, dated as of even date hereof, between the QBE Insurance Companies and the Ceding Company.

“Liabilities” means any and all liabilities, obligations, debts and binding commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in financial statements or disclosed in the notes thereto.

“Master Transaction Agreement” shall have the meaning set forth in the recitals.

“Net Cash Settlement Amount” shall have the meaning set forth in Article V(D)(ii).

“Net Loss Reserves” means, as of any date of determination, gross statutory reserves for Policy Liabilities, including billed but unpaid losses, case and other loss reserves, reserves for losses incurred but not yet reported and future development on known claims, and reserves for loss adjustment expenses (whether allocated or unallocated), reopened claims reserves and claims in transit, in each case in respect of Policy Liabilities and net of ceded loss reserves under the Reinsurance Arrangements.

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“New York Courts” shall have the meaning set forth in Article XXI(F).

“Party” shall have the meaning set forth in the preamble.

“Policies” means any and all binders, endorsements, riders, policies, certificates, slips, covers, supplements and other contracts of insurance contracts issued, renewed, assumed or reinsured (including Policies reinsured pursuant to the Intercompany Reinsurance Agreements), on or prior to the Effective Time, by or on behalf of the QBE Insurance Companies in connection with the Business.

“Policy Liabilities” means all Liabilities of the Ceding Company, including losses and loss settlements, arising under or with respect to the Policies with respect to events and occurrences prior to the Effective Time.

“QBE Insurance Companies” means QBE Insurance Corporation, Praetorian Insurance Company and QBE Specialty Insurance Company.

“Quarterly Financial Report” shall have the meaning set forth in Article V(D)(ii).

“Quarterly Settlement Period” means each quarterly period beginning on and including the first day of a calendar quarter and ending on the last day of such calendar quarter, except that (i) the first Quarterly Settlement Period shall begin on the Effective Date, and (ii) the final Quarterly Settlement Period shall end on the date of termination of this Agreement.

“RBC Calculation” shall have the meaning set forth in Article VI(B).

“Recoverables” shall have the meaning set forth in Article V(B).

“Reinsurance Arrangements” means reinsurance and other risk transfer or risk mitigation mechanisms or arrangements set forth in Schedule A relating to the Policies that are (i) in force or are treated as being in force as of the Closing Date or (ii) terminated but under which there remains any outstanding Liability from the reinsurer with respect to which reserves are carried or required to be carried as of the Closing Date.

“Reinsured Liabilities” means (i) all Policy Liabilities (net of actual recoveries received by the Ceding Company under the Reinsurance Arrangements), (ii) all loss adjustment expenses related to the Policy Liabilities, (iii) all Extra Contractual Obligations (to the extent not recovered under the Quota Share Reinsurance Agreement (as defined in the Master Transaction Agreement)) arising before, at or after the Effective Time, to the extent permitted by applicable Law and (iv) all guaranty fund or other residual market assessments incurred by the Ceding Company with respect to premiums relating to Policy Liabilities, less the portion, if any, of premium tax credits, deductions and offsets associated with such assessments.

“Reinsurer” shall have the meaning set forth in the preamble.

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“Reinsurer Indemnitees” shall have the meaning set forth in Article XIX(A).

“SAP” means, with respect to a Party, statutory accounting practices as prescribed or permitted by the applicable Governmental Authorities having jurisdiction over such Party.

“Security Amount” means (i) at any time prior to a Triggering Event, an amount equal to 102% of the Net Loss Reserves and (ii) at any time after a Triggering Event, an amount equal to 105% of the Net Loss Reserves.

“Security and Control Agreement” shall have the meaning set forth in the recitals.

“Seller” shall have the meaning set forth in the recitals.

“Settlement Date” shall have the meaning set forth in Article V(E)(iii).

“Termination Account” shall have the meaning set forth in Article XII(I)(i)(c).

“Third Party Accountant” means Deloitte Touche Tohmatsu Limited; provided, that if Deloitte Touche Tohmatsu Limited is unable to act as Third Party Accountant, the Third Party Account shall be an independent accounting firm of international recognition which is mutually acceptable to the Ceding Company and the Reinsurer or, if the Ceding Company and the Reinsurer are unable to agree on such an accounting firm, an independent accounting firm selected by mutual agreement of the Ceding Company’s and the Reinsurer’s independent accountants.

“Triggering Event” means the occurrence of any one or more of the following: (i) the Reinsurer’s financial strength rating or claims paying rating, as applicable, by A.M. Best Company is reduced below A- (Excellent) or the Reinsurer ceases to be assigned a financial strength rating or claims paying rating, as applicable, by A.M. Best Company; (ii) the Reinsurer’s statutory policyholder surplus falls below $325 million and has not been cured by the Reinsurer within thirty (30) days of such occurrence; (iii) the Reinsurer’s “total adjusted capital” (as reflected in the RBC Calculation delivered by the Reinsurer to the Ceding Company pursuant to Article VI(B)) falls below two hundred percent (200%) of the Reinsurer’s “company action level risk-based capital” (as reflected in such RBC Calculation) and has not been cured by the Reinsurer within thirty (30) days of such occurrence; (iv) the initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against the Reinsurer and such liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding and has not been cured by the Reinsurer within sixty (60) days of such initiation or commencement; (v) the Reinsurer fails to fund the Trust Account in accordance with the terms of this Agreement and the Trust Agreement and has not cured such failure within thirty (30) days or (vi) the Reinsurer is no longer a Subsidiary (as defined in the Master Transaction Agreement) of the Acquiror.

“Trust Account” shall have the meaning set forth in the Trust Agreement.

“Trust Agreement” shall have the meaning set forth in the recitals.

“Trust Assets” shall have the meaning set forth in Article XII(D).

“Trustee” means the trustee or custodian named under the Trust Agreement and any successor trustee or custodian appointed as such pursuant to the terms of such Trust Agreement.

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ARTICLE II

COVERED BUSINESS AND EFFECTIVE TIME

A. This Agreement shall apply to all Policies.

B. This Agreement is effective as of the Effective Time and shall remain in force until such time as (i) all Reinsured Liabilities ceded hereunder have been terminated and extinguished in accordance with the terms of the Policies and all amounts owing under this Agreement have been paid, or (ii) this Agreement is terminated in accordance with Article XVIII.

C. The provisions of Articles I, II(C), II(D), XIX and XXI shall survive the termination of this Agreement. In the event of a termination of this Agreement, each Party shall remain liable for any willful and material breach of this Agreement prior to such termination.

D. In the event that this Agreement is terminated under Article XVIII, unless otherwise agreed in writing by the Parties, (i) the Parties shall settle amounts based on a report in the same form as the Quarterly Financial Report as of the effective date of termination and delivered not later than thirty (30) days following the effective date of termination, (ii) the Reinsurer shall return contemporaneously with delivery of said report by wire transfer of immediately available funds to an account designated by the Ceding Company in writing, an amount in cash or other Eligible Investments with a fair market value in the aggregate equal to the value of the Net Loss Reserves as of the effective date of termination, determined in accordance with SAP, (iii) the Parties shall cooperate to effect a further unwinding of the transactions contemplated by this Agreement as of the effective date of termination, including assigning back to the Ceding Company all rights and payments assigned by the Ceding Company to the Reinsurer pursuant to this Agreement effective as of the date of termination; provided, that the Administrative Services Agreement shall remain in place until such time as it is terminated pursuant to its terms and (iv) the Parties shall true up the payment made under the preceding clause (ii) using the procedures set forth in Article V(D) mutatis mutandis.

ARTICLE III

TERRITORY

The reinsurance provided under this Agreement shall be coextensive with the territory of the Policies.

ARTICLE IV

REINSURING CLAUSE

A. Subject to the terms and conditions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby accepts and agrees

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to assume and reinsure one hundred percent (100%) of all Reinsured Liabilities under Policies issued, renewed, reinsured or assumed prior to the Effective Time, whether or not such Policies are still in force as of the Effective Time, excluding, for the avoidance of doubt.

B. Pursuant to the Administrative Services Agreement, on and after the Closing Date, the Reinsurer, in its capacity as administrator under the Administrative Services Agreement, shall have responsibility for discharging and paying to or on behalf of the Ceding Company for the account of the party to whom they are owed, as and when due, the Reinsured Liabilities.

C. The Reinsurer’s liability under this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, and to the same modifications, alterations and cancellations, as the respective Policies to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions, and limits of this Agreement, follow the fortunes of the Ceding Company under the Policies, and the Reinsurer shall be bound, without limitation, by all payments and settlements under the Policies made or entered into by or on behalf of the Ceding Company.

D. The Reinsurer accepts, reinsures and assumes, as applicable and to the extent set forth herein, the Reinsured Liabilities subject to any and all defenses, setoffs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Liabilities, it being expressly understood and agreed by the Parties that no such defenses, setoffs or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, setoffs and counterclaims.

ARTICLE V

CONSIDERATION

A. As consideration for the reinsurance provided pursuant to this Agreement, the Ceding Company shall transfer, on the Closing Date in accordance with the Master Transaction Agreement, to the Trust Account, cash or other Eligible Investments equal to the Estimated Net Settlement Amount determined by reference to the Estimated Reinsurance Settlement Statement. Such payment shall be adjusted following the date hereof in accordance with the mechanics set forth in the Master Transaction Agreement.

B. As additional consideration for the reinsurance provided herein, and subject in any event to the Reinsurer’s compliance with and performance of the terms and conditions of this Agreement and each other Transaction Agreement to which the Reinsurer is a party, the Ceding Company hereby irrevocably sells, transfers and conveys to the Reinsurer, and Reinsurer shall be entitled to receive, one hundred percent (100%) of all of the following amounts actually received by the QBE Insurance Companies, the Ceding Company or the Reinsurer, whether in its role as reinsurer hereunder or as administrator under the Administrative Services Agreement, with respect to the Policies after the Effective Time that are either due and unpaid as of the Effective Time or that arise on any date after the Effective Time (items (i) through (ii) below, collectively, the “Recoverables”):

(i) litigation recoveries pursuant to litigation to the extent liability for such litigation constitutes a Reinsured Liability; and

(ii) any and all other collections and recoveries of any sort whatsoever to the extent related to the Reinsured Liabilities (other than recoveries under the Reinsurance Arrangements).

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provided, however, that following the occurrence of a Triggering Event, the Ceding Company shall be entitled to retain all such amounts as security for, and the Ceding Company shall have the right to use and apply such amounts solely to satisfy, the Reinsurer’s obligations under this Agreement.

C. Subject in any event to the Reinsurer’s compliance with and performance of the terms and conditions of this Agreement and any other Transaction Agreement to which the Reinsurer is a party, the Ceding Company hereby appoints the Reinsurer as its agent and attorney in fact to collect all Recoverables in the Ceding Company’s name. The Ceding Company agrees and acknowledges that the Reinsurer and its permitted assigns and delegatees are entitled to enforce, in the name of the Ceding Company, all rights at law or in equity or good faith claims of the Ceding Company with respect to such Recoverables. If necessary for such collection, the Ceding Company shall reasonably cooperate, at the Reinsurer’s expense, in any litigation or other dispute resolution mechanism relating to such collection. The Parties acknowledge and agree that the Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Recoverables. To the extent that the Ceding Company recovers any Recoverables from any third party attributable to the Reinsured Liabilities, the Ceding Company shall, in accordance with this Article V, transfer such amounts to the Reinsurer, together with any pertinent information that the Ceding Company may have relating thereto.

D. Reports and Remittance.

(i) On an annual basis, the Reinsurer shall prepare, or have prepared, in accordance with all applicable actuarial standards and statutory actuarial opinion disclosure requirements, an actuarial review of the statutory reserves on a gross, ceded and net basis prior to the application of the reinsurance provided under this Agreement (“Actuarial Report”). The Actuarial Report shall contain (a) a distribution release for regulators, tax authorities and rating agencies, (b) an actuarial point estimate, and (c) a data reconciliation between data underlying the actuarial analysis and data provided in the Quarterly Financial Reports to the Ceding Company. The Reinsurer shall provide a copy of the Actuarial Report in final form to the Ceding Company no later than ninety (90) days following the end of each calendar year. With each Actuarial Report, the Reinsurer shall cause the Ceding Company’s and the QBE Insurance Companies’ opining actuaries to be granted permission in writing from the actuary signing the Actuarial Report to rely on the Actuarial Report.

(ii) As soon as practicable (but in no event later than ten (10) Business Days) after the end of each quarter ending on February 28, May 31, August 31 and November 30, the Reinsurer shall deliver to the Ceding Company a quarterly financial report (each a “Quarterly

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Financial Report”), substantially in the form set forth in Schedule B, which shall report on the financial activity hereunder for the relevant Quarterly Settlement Period and shall calculate the amount, if any, due from the Reinsurer to the Ceding Company or due from the Ceding Company to the Reinsurer, as applicable, under this Agreement for the relevant Quarterly Settlement Period to the extent not already paid or settled (the “Net Cash Settlement Amount”).

(iii) If the Ceding Company has any objection to the Net Cash Settlement Amount on the basis of (a) manifest arithmetic error, or (b) such Net Cash Settlement Amount not being calculated in accordance with the terms of this Agreement, the Ceding Company shall deliver to the Reinsurer written notice thereof together with reasonable supporting detail concerning its objection. If the Ceding Company does not deliver a notice of objection within thirty (30) days after receipt of the calculation of the Net Cash Settlement Amount from the Reinsurer, the Parties shall be bound by such calculation. If a notice of objection in respect of the calculation of the Net Cash Settlement Amount is provided by the Ceding Company to the Reinsurer, the Ceding Company and the Reinsurer shall attempt in good faith to resolve the objection between themselves. If such objection is resolved between the Ceding Company and the Reinsurer, the calculation of the Net Cash Settlement Amount shall be as so agreed in writing between the Ceding Company and the Reinsurer and the Parties shall be bound by such calculation. If the Ceding Company and the Reinsurer are unable to reach a resolution on the calculation of the Net Cash Settlement Amount within thirty (30) days after receipt by the Reinsurer of the Ceding Company’s notice of objection, the dispute shall be submitted to a Third Party Accountant for resolution as soon as practicable (but in no event later than thirty (30) days) whose decision shall be final and binding on the Parties.

(iv) Within fifteen (15) Business Days following the end of each calendar year, the Reinsurer shall deliver to the Ceding Company the information and reports listed on Schedule C (collectively, the “Annual Reports”).

(v) Without limiting the foregoing, each of the Reinsurer and the Ceding Company shall provide to the other Party such reports as are reasonably required in order that such other Party may prepare its financial statements, regulatory filings and any other filings that must be made by such other Party or any other Person to which such other Party has ceded, or otherwise transferred the risk related to, the Policies.

E. Remittance. If the Net Cash Settlement Amount as shown on the Quarterly Financial Report finally determined pursuant to Article V(D)(ii) is a positive amount, the Ceding Company shall pay such amount to the Reinsurer, and if the Net Cash Settlement Amount as shown on such Quarterly Financial Report is a negative amount, then the Reinsurer shall pay the absolute value of such negative amount to the Ceding Company.

(i) All Net Cash Settlement Amounts (including any interest on any of the foregoing) due to the Reinsurer from the Ceding Company shall be remitted by wire transfer in immediately available funds to an account or accounts designated by the Reinsurer.

(ii) All Net Cash Settlement Amounts (including any interest on the foregoing) due to the Ceding Company from the Reinsurer shall be remitted by wire transfer in immediately available funds to an account or accounts designated by the Ceding Company.

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(iii) Any payment required under this Article V(E) with respect to any Quarterly Settlement Period shall be made within seven (7) days following final determination of the Net Cash Settlement Amount pursuant to Article (D)(ii) by the party required to make payment (the “Settlement Date”).

(iv) Notwithstanding the foregoing, during any period of time when the Reinsurer is in breach of the Trust Agreement, (a) any amount payable by the Ceding Company to the Reinsurer hereunder shall be deposited into the Trust Account and (b) any Recoverables collected by the Reinsurer during any Quarterly Settlement Period shall be deposited by the Reinsurer into the Trust Account.

F. Delayed Payments. If there is a delayed settlement of any payment due hereunder between the Ceding Company and the Reinsurer, interest shall accrue on such payment at the Initial Rate then in effect until settlement is made. For purposes of this Article V(F), a payment shall be considered overdue, and such interest shall begin to accrue, on the first day immediately following the date such payment is due.

G. Books and Records. The Reinsurer shall, and shall cause its Affiliates to, preserve, until such date as may be required by the Reinsurer’s standard document retention policies (or such other later date as may be required by applicable Law), all books and records related to the Business. During such period, upon any reasonable request from the Ceding Company or its Representatives, the Reinsurer shall (i) provide to the Ceding Company and its Representatives reasonable access to such books and records during normal business hours; provided that such access shall not unreasonably interfere with the conduct of the business of the Reinsurer, and (ii) permit the Ceding Company and Representatives to make copies of such records, in each case, at no cost to the Ceding Company or its Representatives (other than for reasonable out-of-pocket expenses). Such books and records may be sought under this Article V(G) by the Ceding Company for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar purpose. Notwithstanding the foregoing, any and all such books and records may be destroyed by the Reinsurer if the Reinsurer sends to the Ceding Company written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the Ceding Company notifies the Reinsurer that it desires to obtain possession of such records, in which event the Reinsurer shall transfer the records to the Ceding Company and the Ceding Company shall pay all reasonable expenses of the Reinsurer in connection therewith.

ARTICLE VI

ADMINISTRATION OF THE REINSURED LIABILITIES

A. The Reinsurer shall administer all matters related to the Reinsured Liabilities pursuant to the terms and conditions of the Administrative Services Agreement. Notwithstanding any other provision to the contrary, the Reinsurer acknowledges that (i) in no event shall the Ceding Company have any Liability to the Reinsurer hereunder for any default of its obligations under this Agreement caused by the failure of the Reinsurer to perform its obligations under the Administrative Services Agreement and (ii) in no event shall the failure of the Reinsurer to perform its obligations under the Administrative Services Agreement give the Reinsurer any grounds for not performing its obligations under this Agreement.

B. Not later than sixty (60) days after the end of each calendar year, the Reinsurer shall provide to the Ceding Company a calculation (an “RBC Calculation”) of the Reinsurer’s “total adjusted capital” and “company action level risk-based capital,” in each case, determined by the Reinsurer in accordance with the risk-based capital instructions prescribed by the domiciliary jurisdiction of the Reinsurer.

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ARTICLE VII

EXCLUSIONS

The exclusions with respect to the Reinsured Liabilities payable under this Agreement under the terms of the Policies shall be identical with those contained in the Policies.

ARTICLE VIII

SEVERABILITY

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction; provided that the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party; provided further that if the economic or legal substance is so affected, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

ARTICLE IX

ERRORS AND OMISSIONS; COOPERATION

A. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any Liability that would have attached had such delay, error or omission not occurred; provided that such delay, error or omission is rectified as soon as possible after discovery; provided, further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional Liability which attaches to either Party as a result of such error, omission or delay. Subject to the foregoing, if (i) the failure of any Party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (ii) such failure to comply is promptly rectified, the Parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

B. On or after the Closing Date, the Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing

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any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, the Master Transaction Agreement or any other Transaction Agreement; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement, the Master Transaction Agreement or any other Transaction Agreement.

ARTICLE X

EXISTING REINSURANCE CONTRACTS AND POLICIES

A. The Parties hereby agree that the collectability of reinsurance with respect to the Policies under the Reinsurance Arrangements shall be at the risk of and for the account of the Reinsurer, and shall be reduced only by the actual amount of recoveries received by the Ceding Company under the Reinsurance Arrangements.

B. Liabilities with respect to the Policies under any Reinsurance Arrangement that are terminated or recaptured, to the extent such Liabilities constitute Reinsured Liabilities hereunder, shall be automatically ceded hereunder to the Reinsurer without further action, subject to receipt by the Reinsurer of any reserve transfer or similar transfers or settlement amount, if any, received by the Ceding Company from the applicable reinsurer and, in such event, the Reinsurer shall pay any special transfer or recapture fee or any other amount payable by the Ceding Company in respect of the Reinsured Liabilities in connection therewith as may be required under such Reinsurance Arrangement.

C. The Ceding Company shall not amend or change any term of any Reinsurance Arrangement, to the extent that such amendment or change relates to the Policies, without the prior written consent of the Reinsurer, which consent shall not be unreasonably withheld; provided that the Ceding Company shall have no obligation to renew any Reinsurance Arrangement at the end of its term.

D. On and after the Closing Date, the Ceding Company and the Reinsurer shall cooperate and use their commercially reasonable efforts to enforce the Ceding Company’s rights at the sole cost of the Reinsurer with respect to any Reinsurance Arrangement (to the extent relating to the Policies), Policy, any agreement with any producer with respect to the Policies except that the Ceding Company shall have the right to retain ultimate control of such agreement, arrangement or Policy.

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ARTICLE XI

INSOLVENCY

A. If more than one reinsured company is referenced within the definition of “Ceding Company” in the preamble, this Article XI shall apply severally to each such company. Further, this Article XI and the Laws of the jurisdiction of domicile shall apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article XI and the Laws of the jurisdiction of domicile of any company covered hereunder, that jurisdiction’s Laws shall prevail.

B. In the event of the insolvency of the Ceding Company, reinsurance hereunder (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable Law) shall be payable directly to the Ceding Company, or to its liquidator, receiver, conservator or statutory successor, either: (i) on the basis of the Liability of the Ceding Company, or (ii) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable Law, without diminution because of the insolvency of the Ceding Company or because the liquidator, receiver, conservator or statutory successor of the Ceding Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of a claim against the Ceding Company indicating the Policy reinsured, which claim would involve a possible Liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Ceding Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

C. Where two (2) or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

D. As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth herein by the Reinsurer to the Ceding Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (i) where the contract specifically provides another payee in the event of the insolvency of the Ceding Company, or (ii) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Ceding Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Ceding Company to such payees. Then, and in that event only, the Ceding Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Financial Services of the State of New

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York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

ARTICLE XII

TRUST ACCOUNT

A. If more than one reinsured company is referenced within the definition of “Ceding Company” in the preamble, this Article XII shall apply severally to each such company. Each such company shall have a separate Trust Agreement. Further, this Article XII and the Laws of the Commonwealth of Pennsylvania shall apply. In the event of a conflict between any provision of this Article XII and the Laws of the Commonwealth of Pennsylvania, the Laws of the Commonwealth of Pennsylvania shall prevail.

B. In accordance with the Trust Agreement, the Reinsurer, as grantor, has created the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof. On the Closing Date, the Reinsurer shall fund the Trust Account with Trust Assets with a fair market value equal to the Security Amount. Pursuant to the terms of the Trust Agreement, the assets in the Trust Account, including the residual interest therein, shall be held in trust by the Trustee for the sole and exclusive benefit of the Ceding Company as security for the payment of the Reinsurer’s obligations to the Ceding Company hereunder. Pursuant to the terms of the Security and Control Agreement, a first priority security interest in favor of the Ceding Company in the assets in the Trust Account, including the residual interest therein, shall be granted and perfected. During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause to be created in favor of any third person any security interest whatsoever in any of the assets in the Trust Accounts or in the residual interest therein.

C. In accordance with the requirements of the Trust Agreement, the Reinsurer shall ensure that at each calendar quarter end, in accordance with the terms set forth herein, the Trust Account holds assets with a fair market value equal to the Security Amount. All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth in the Trust Agreement.

D. The assets held in the Trust Account shall be valued at their fair market value by the Trustee in accordance with the terms of the Trust Agreement as of the date as of which such assets are required to be valued. The assets that may be held in the Trust Account (the “Trust Assets”) shall consist of any combination of cash and other Eligible Investments.

E. Prior to depositing Trust Assets in the Trust Account, the Reinsurer shall execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate such assets without the consent or signature from the Reinsurer or any other Person.

F. All settlements of account under the Trust Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash or its cash equivalent.

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G. At the Ceding Company’s request, the Reinsurer shall provide the Ceding Company with its annual and quarterly statutory financial statements filed with Governmental Authorities and a copy of its audited statutory financial statements along with the audit report thereon.

H. The Trust Account shall be established and maintained in compliance with all requirements of the relevant provisions of the Laws of the Commonwealth of Pennsylvania at a given time that would govern a Pennsylvania domiciled ceding company’s right to take reserve credit if the Reinsurer were not licensed, certified or otherwise accredited under the Laws of the Commonwealth of Pennsylvania.

I. Withdrawal of Assets by Ceding Company.

(i) The Ceding Company may withdraw the assets held in the Trust Account at any time and from time to time, notwithstanding any other provisions of this Agreement, and assets withdrawn from such Trust Account shall be utilized and applied by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, receiver, conservator or statutory successor of the Ceding Company), without diminution because of insolvency on the part of the Ceding Company or the Reinsurer; provided, however, that the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, receiver, conservator or statutory successor of the Ceding Company) may only withdraw such assets for one or more of the following purposes:

(a) to pay or reimburse the Ceding Company for the Reinsurer’s share of any losses and unallocated loss expenses paid by the Ceding Company, but not recovered from the Reinsurer;

(b) to pay to the Reinsurer amounts held in the Trust Account in excess of the Security Amount; or

(c) upon the termination of the Trust Account or receipt by the Ceding Company of notification of termination of the Trust Account and where the Reinsurer’s obligations under this Agreement remain unliquidated and undischarged five (5) Business Days prior to the termination date, to withdraw an amount of assets which, in the aggregate, equals the Reinsurer’s share of the obligations assumed under this Agreement, and deposit those assets in a separate account (the “Termination Account”) in the name of the Ceding Company in a qualified United States financial institution apart from its general assets, in trust for only the uses and purposes specified in paragraphs (a) and (b) of this Article XII(I)(i) as may remain executory after such withdrawal and for any period after the termination date. The Ceding Company shall pay interest in cash to the Reinsurer on the amount withdrawn, equal to the actual amount of interest, dividends and other income earned on the assets in the Termination Account. The Ceding Company may at any time substitute or exchange any assets held in the Termination Account and invest or reinvest such assets.

(ii) The Ceding Company shall return to the Trust Account, within five (5) Business Days, assets withdrawn in excess of all amounts due under Article XII(I)(i)(a) and (b),

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or, in the case of Article XII(I)(i)(c), assets that are subsequently determined not to be due. Any such excess amounts shall at all times be held, until the return of such amounts to the Trust Account in accordance with the immediately preceding sentence, by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, receiver, conservator or statutory successor of the Ceding Company) in trust for the benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Ceding Company for the sole purpose of funding the payments and reimbursements described in Article XII(I)(i)(a) and (b).

ARTICLE XIII

LOSS SETTLEMENTS

A. All loss settlements made by the Reinsurer or its Affiliates, on behalf of the Ceding Company, whether under Policy terms and conditions or by way of compromise, shall be binding upon the Ceding Company and the Reinsurer, and the Ceding Company and the Reinsurer agree to pay or allow, as the case may be, its share of each such settlement in accordance with this Agreement; provided, that loss settlements shall require the consent of the Ceding Company if they (i) impose any injunctive or other non-monetary equitable relief against the Ceding Company or its Affiliates or (ii) would create a precedent for future actions against the Ceding Company or its Affiliates that are not fully reinsured or indemnified by the Reinsurer hereunder.

B. The date of loss as defined in the Ceding Company’s Policies shall apply as respects any losses reported under this Agreement.

ARTICLE XIV

RESERVES

The Reinsurer shall maintain the loss and loss adjustment expense reserves (including reserves for incurred but not reported losses) with respect to the Policies in an amount not less than the reserves required by SAP, the terms of the Policies and conforming to United States Actuarial Standards of Practice.

ARTICLE XV

CURRENCY

Whenever the word “dollars” or the “$” sign appears in this Agreement, such word or sign shall be construed to mean United States dollars and all transactions under this Agreement shall be in United States dollars.

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ARTICLE XVI

OFFSET

Notwithstanding anything to the contrary in this Agreement, each of the Parties acknowledges and agrees that it shall have no right hereunder or pursuant to applicable Law to offset any amounts due or owing (or to become due or owing) following the Closing Date to any other Party against any amounts due or owing by such other Party or any of its Affiliates under any other agreement (including the Master Transaction Agreement), contract or understanding.

ARTICLE XVII

SALVAGE AND SUBROGATION

A. The Ceding Company empowers and authorizes the Reinsurer to enforce its right to salvage or subrogation and other rights to indemnity, contribution or other recovery rights (other than rights provided by the Reinsurer or its Affiliates to the Ceding Company) with respect to the Reinsured Liabilities under the Policies. The Ceding Company shall cooperate with the Reinsurer in this regard and shall provide any written documentation if reasonably necessary to any third party to support the Reinsurer’s authority to pursue any recovery.

B. Amounts recovered from salvage or subrogation with respect to the Policies shall be used to reimburse the excess reinsurers (and the Reinsurer (as the Ceding Company’s designee), should it carry a portion of excess coverage net) in the reverse order of their participation in the loss before being used in any way to reimburse the Reinsurer (as the Ceding Company’s designee) for its primary loss. The expense incurred by the Reinsurer (as the Ceding Company’s designee) in pursuing any such recovery shall be borne by each Party in proportion to its benefit (if any) from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense incurred by the Reinsurer (as the Ceding Company’s designee) and the remaining expense as well as any originally incurred loss expense shall be borne by the Reinsurer.

C. Notwithstanding anything to the contrary in this Agreement, if the Reinsurer initiates an action to secure salvage or subrogation in its name or the name of the Ceding Company, and there is no such recovery, or if the amount recovered is insufficient to cover the expenses incurred in pursuing salvage or subrogation, the Reinsurer shall be liable for one hundred percent (100%) of such excess expense. Further, the Reinsurer shall be liable for one hundred percent (100%) of any damages to the Ceding Company, including reimbursement of any compensatory or punitive damages resulting from the action.

ARTICLE XVIII

TERMINATION

This Agreement may only be terminated by the mutual written agreement of the Parties. Following the termination of this Agreement, any Policies ceded hereunder shall be administered pursuant to Section 12(d) of the Administrative Services Agreement.

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ARTICLE XIX

INDEMNIFICATION

A. Indemnification by the Ceding Company. The Ceding Company shall indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors and employees (collectively, the “Reinsurer Indemnitees”) from and against any and all Damages actually sustained, incurred or suffered by the Reinsurer Indemnitees to the extent arising out of or related to (i) any breach or nonfulfillment by the Ceding Company, or any failure by the Ceding Company to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement and (ii) any successful enforcement of this indemnity.

B. Indemnification by the Reinsurer. The Reinsurer shall indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors and employees (collectively, the “Ceding Company Indemnitees”) from and against any and all Damages actually sustained, incurred or suffered by the Ceding Company Indemnitees to the extent arising out of or related to (i) any breach or nonfulfillment by the Reinsurer, or any failure by the Reinsurer to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement, (ii) the Reinsured Liabilities, (iii) Extra Contractual Obligations and (iv) any successful enforcement of this indemnity.

C. Any proceedings related to indemnification under Article XIX(A)-(B) shall be conducted in accordance with the procedures set forth in Section 10.03 of the Master Transaction Agreement, mutatis mutandis.

D. The indemnification provisions of this Article XIX shall be the exclusive remedy for any breach of this Agreement, except (i) for the termination provisions set forth herein, (ii) for actual fraud relating to entry into this Agreement, or (iii) with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.

ARTICLE XX

NO OTHER REPRESENTATIONS OR WARRANTIES

A. No Other Representations or Warranties. The Ceding Company acknowledges, understands and agrees that no representations or warranties are made by the Reinsurer or any of its Affiliates in connection with the Master Transaction Agreement, this Agreement or the other Transaction Agreements and the transactions contemplated hereby or thereby, except as and to the extent expressly covered by a representation or warranty made by the Reinsurer to the Ceding Company contained in Article IV of the Master Transaction Agreement. The Reinsurer acknowledges, understands and agrees that no representations or warranties are made by the Ceding Company or any of its Affiliates in connection with the Master Transaction Agreement, this Agreement or the other Transaction Agreements and the transactions contemplated hereby or thereby, except as and to the extent expressly covered by a representation or warranty made by the Ceding Company to the Reinsurer contained in Article III of the Master Transaction Agreement. Each of the Reinsurer and the Ceding Company acknowledges, understands and agrees that the exclusive remedies available to any Person for any breach or inaccuracy of any representation or warranty contained in Article III or IV of the Master Transaction Agreement are pursuant to Article X of the Master Transaction Agreement.

B. Waiver of Duty of Utmost Good Faith. In recognition that each Party has consummated the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party, based on mutually negotiated representations, warranties, covenants, remedies and other terms and conditions as are fully set forth herein and therein, the Ceding Company and the Reinsurer absolutely and irrevocably waive resort to the duty of “utmost good faith” or any similar principle in connection with the formation or performance of this Agreement.

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ARTICLE XXI

MISCELLANEOUS

A. This Agreement constitutes the entire agreement between the Ceding Company and the Reinsurer with respect to the business being reinsured hereunder and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement.

B. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following respective addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Article XXI(B)):

To the Ceding Company:

Equator Reinsurances Limited

Attention: Gavin P. Collery, Chief Financial Officer

19 Par-La-Ville Road

Pembroke HM11

Bermuda

Phone: (441) 294-4818

e-mail: gavin.collery@bm.qbe.com

To the Reinsurer:

Integon National Insurance Company

c/o National General Insurance Company

Attention: Jeffrey Weissmann, General Counsel

59 Maiden Lane

38th Floor

New York, NY 10038

Phone: (212) 380-9479

Facsimile: (212) 380-9498

e-mail: jeffrey.weissmann@ngic.com

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With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

Attention: Nicholas F. Potter

919 Third Avenue

New York, NY 10022

Phone: (212) 909-6459

Facsimile: (212) 521-7459

e-mail: nfpotter@debevoise.com

Any Party may, by notice given in accordance with this Article XXI(B) to the other Party, designate another address or Person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt.

C. Except as set forth in Article XIX, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

D. No Party may assign its rights or delegate its obligations hereunder without the prior written consent of the other Parties. Any attempted assignment in violation of this Article XXI(D) shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

E. This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such agreement.

F. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF SUCH AGREEMENTS TO THE LAWS OF ANOTHER JURISDICTION. Any action, suit or proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, shall be brought in the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction over such suit, action or proceeding, in state court in New York, NY (collectively, the “New York Courts”). The Parties hereby waive any objection they may now or hereafter have to the venue of any such action or proceeding in any such court and any claim that such action or proceeding has been brought in an inconvenient forum. Any service of any process, summons, notice, document or other paper does, if delivered, sent or mailed in accordance with Article XXI(B), constitute good, proper and sufficient service thereof. Each Party agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party may be subject, by suit upon such judgment.

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EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.

G. The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referenced in Article XXI(F) having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

H. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

I. The provisions of Section 8 (Confidential Information) of the Administrative Services Agreement are incorporated by reference herein mutatis mutandis.

J. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms preamble, recitals, Article, paragraph and Schedule are references to the preamble, recitals, Articles, paragraphs and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (iv) the word “or” shall not be exclusive; (v) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Article; (vi) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (vii) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (viii) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (ix) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (a) the corresponding rules and regulations and (b) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (x) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (xi) references to any Person include such Person’s

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predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiii) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

EQUATOR REINSURANCES LIMITED	INTEGON NATIONAL INSURANCE COMPANY

By:	By:

Title:	Title:

[Signature Page to Reinsurance Agreement]

EXHIBIT B-2

FORM OF QUOTA SHARE REINSURANCE AGREEMENT

See attached.

B-2

EXHIBIT B-2

FORM OF QUOTA SHARE REINSURANCE AGREEMENT

100% QUOTA SHARE REINSURANCE AGREEMENT

BY AND AMONG

QBE INSURANCE CORPORATION,

PRAETORIAN INSURANCE COMPANY,

QBE SPECIALTY INSURANCE COMPANY

AND

INTEGON NATIONAL INSURANCE COMPANY

DATED AS OF [●], 2015

i

Schedule A – Reinsurance Arrangements

Schedule B – Quarterly Financial Report

Schedule C – Annual Reports

ii

100% QUOTA SHARE REINSURANCE AGREEMENT

THIS 100% QUOTA SHARE REINSURANCE AGREEMENT (this “Agreement”), is made and entered into as of [●], 2015 (the “Closing Date”) by and among QBE INSURANCE CORPORATION, a Pennsylvania-domiciled property and casualty insurance company, PRAETORIAN INSURANCE COMPANY, a Pennsylvania-domiciled property and casualty insurance company, and QBE SPECIALTY INSURANCE COMPANY, a North Dakota-domiciled property and casualty insurance company (collectively, the “Ceding Company”), and INTEGON NATIONAL INSURANCE COMPANY, a North Carolina-domiciled property and casualty insurance company (the “Reinsurer”). The Ceding Company and the Reinsurer are each a “Party” and are collectively, the “Parties.”

WHEREAS, QBE Financial Institution Risk Services, Inc. (the “Seller”), an Affiliate (as defined in the Master Transaction Agreement (as defined herein)) of the Ceding Company, along with its Affiliate QBE Investments (North America), Inc., and National General Holdings Corp. (the “Acquiror”), an Affiliate of the Reinsurer, have entered into that certain Master Transaction Agreement, dated as of July 15, 2015 (the “Master Transaction Agreement”), pursuant to which the Seller has agreed to sell, and the Acquiror has agreed to purchase, the Business (as defined herein);

WHEREAS, immediately prior to the execution of this Agreement, the Ceding Company and Equator Reinsurances Limited (“Equator”), an Affiliate of the Ceding Company, commuted all Reinsured Liabilities (as defined herein) previously ceded from the Ceding Company to Equator on a quota share basis;

WHEREAS, as a condition to the Closing (as defined in the Master Transaction Agreement), the Ceding Company shall cede to the Reinsurer, and the Reinsurer shall reinsure, on a one hundred percent (100%) quota share basis, all Reinsured Liabilities in accordance with the terms and conditions of this Agreement;

WHEREAS, simultaneous with the execution of this Agreement, the Reinsurer, as grantor, the Ceding Company, as the beneficiary, and the Trustee (as defined herein), as trustee, have entered into certain Trust Agreements (each, a “Trust Agreement”), which are intended for the credit protection of the Ceding Company and, in the event that the Reinsurer ceases to be licensed or accredited as an insurer or reinsurer in the jurisdiction of domicile of the Ceding Company, to enable the Ceding Company to take statutory credit for the reinsurance provided hereunder, and pursuant to which the Reinsurer has agreed to establish and maintain trust accounts to secure the Reinsurer’s obligations to the Ceding Company under this Agreement;

WHEREAS, simultaneous with the execution of this Agreement, the Reinsurer, as grantor, the Ceding Company, as the secured party, and the Trustee, as securities intermediary, have entered into certain Security and Control Agreements (each, a “Security and Control Agreement”), pursuant to which the Reinsurer has granted a first priority security interest in favor of the Ceding Company in and continuing lien on all of its right, title and interest in, to and under each Trust Account (as defined herein) on the terms and subject to the conditions set forth therein; and

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WHEREAS, simultaneous with the execution of this Agreement, the Ceding Company and the Reinsurer have entered into that certain Reinsurance Administrative Services Agreement (the “Administrative Services Agreement”), pursuant to which the Reinsurer shall provide certain administrative services on behalf of the Ceding Company with respect to the Policies (as defined herein).

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Any capitalized term used but not defined herein shall have the meaning set forth in the Master Transaction Agreement. The following terms have the respective meanings set forth below throughout this Agreement:

“Acquiror” shall have the meaning set forth in the recitals.

“Actuarial Report” shall have the meaning set forth in Article V(D)(i).

“Administrative Services Agreement” shall have the meaning set forth in the recitals.

“Agreement” shall have the meaning set forth in the preamble.

“Annual Reports” shall have the meaning set forth in Article V(D)(iv).

“Business” means the business activities of the LPI Companies (whether or not loan tracking services are provided as part of such activities) as a managing general agent, general agent, producer or broker and insurer of lender-placed hazard insurance, REO insurance, lender-placed automobile insurance, lender-placed flood and flood gap insurance, lender-placed wind insurance, guaranteed asset protection insurance and leased equipment insurance.

“Ceded Expenses” means costs incurred or paid by or on behalf of the Ceding Company in connection with the acquisition, servicing and maintenance of the Policies, including ceding commissions and profit sharing amounts paid to cedents, brokerage fees and commissions paid to reinsurance intermediaries, commissions (including advance and contingent commissions) and profit sharing payments paid to agents, brokers or producers, fronting fees, other similar acquisition expenses, operating expenses, any and all state and local premium or other similar taxes imposed on premiums written, collected or received, as applicable under the Law of the applicable jurisdiction relating to the Policies, and any and all guaranty fund or other residual market assessments incurred by the Ceding Company with respect to premiums relating to the Reinsured Liabilities, less the portion, if any, of premium tax credits, deductions and offsets associated with such assessments, in respect of all such costs, to the extent (i) incurred after Closing (as defined in the Master Transaction Agreement) or (ii) incurred prior to Closing and reflected in the Final Reinsurance Settlement Statement. Ceded Expenses does not include any such costs that were paid by or on behalf of the Ceding Company prior to the Effective Time.

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“Ceding Company” shall have the meaning set forth in the preamble.

“Ceding Company Indemnitees” shall have the meaning set forth in Article XIX(B).

“Closing Date” shall have the meaning set forth in the preamble.

“Damages” means any and all damages, losses, Liabilities, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and other expenses of investigation and reasonable attorneys’ fees and other expenses in connection with any action, suit or proceeding).

“Effective Date” means [●].1

“Effective Time” means 12:00 a.m., Eastern Time on the Effective Date.

“Eligible Investment” means with respect to each Ceding Company any security or other asset, as set forth in the applicable Laws of such Ceding Company’s jurisdiction of domicile, that is of the type which is permitted to be held in a trust account which would allow such Ceding Company to obtain a reduction from liability for the reinsurance ceded to the Reinsurer.

“Equator” shall have the meaning set forth in the recitals.

“Extra Contractual Obligations” means all Liabilities and obligations to any Person arising out of or relating to the Policies (other than Liabilities or obligations arising under the express terms and conditions, and within the limits, of the Policies), including any Liability for fines, penalties, taxes, fees, forfeitures, compensatory, punitive, exemplary, special, treble, bad faith, tort or any other form of extra contractual damages, and all legal fees and expenses relating thereto, including Liabilities or obligations arising from any act, error or omission, whether intentional, negligent or in bad faith, arising out of (i) the form, sale, marketing, underwriting, production, issuance, cancellation or administration of the Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Policies, or (iii) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies. Extra Contractual Obligations shall not include Excluded Liabilities (as defined in the Master Transaction Agreement).

“GAAP” means U.S. Generally Accepted Accounting Principles in effect at the time any applicable financial statements were or are prepared.

“Initial Rate” means an interest rate equal to three (3)-month LIBOR for dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m., New York time, on each day during the period for which interest is to be paid.

“Liabilities” means any and all liabilities, obligations, debts and binding commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or

[1]	Note to Draft: Effective Date will be the Closing Date under the Master Transaction Agreement.

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otherwise, whenever or however incurred or arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in financial statements or disclosed in the notes thereto.

“Master Transaction Agreement” shall have the meaning set forth in the recitals.

“Net Cash Settlement Amount” shall have the meaning set forth in Article V(D)(ii).

“Net Loss Reserves” means, as of any date of determination, gross statutory reserves for Policy Liabilities, including billed but unpaid losses, case and other loss reserves, reserves for losses incurred but not yet reported and future development on known claims, and reserves for loss adjustment expenses (whether allocated or unallocated), reopened claims reserves and claims in transit, in each case in respect of Policy Liabilities and net of ceded loss reserves under the Reinsurance Arrangements.

“New Insurance Policies” shall have the meaning set forth in the Administrative Services Agreement.

“New York Courts” shall have the meaning set forth in Article XXII(G).

“Party” shall have the meaning set forth in the preamble.

“Policies” means (i) any and all binders, endorsements, riders, policies, certificates, slips, covers, supplements and other contracts of in force insurance contracts issued, renewed, assumed or reinsured, on or prior to the Effective Time, by or on behalf of the Ceding Company in connection with the Business, and (ii) the New Insurance Policies, including all renewals of contracts in (i) or (ii) after the Effective Time and any contracts that were lapsed and terminated with unpaid claims or subsequently reinstated.

“Policy Liabilities” means all Liabilities of the Ceding Company, including losses and loss settlements, arising under or with respect to the Policies with respect to events and occurrences on or after the Effective Time.

“Premium” means premiums, considerations, deposits and similar receipts with respect to the Policies.

“Quarterly Financial Report” shall have the meaning set forth in Article V(D)(ii).

“Quarterly Settlement Period” means each quarterly period beginning on and including the first day of a calendar quarter and ending on the last day of such calendar quarter, except that (i) the first Quarterly Settlement Period shall begin on the Effective Date, and (ii) the final Quarterly Settlement Period shall end on the date of termination of this Agreement.

“RBC Calculation” shall have the meaning set forth in Article VI(B).

“Recoverables” shall have the meaning set forth in Article V(B).

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“Reinsurance Arrangements” means reinsurance and other risk transfer or risk mitigation mechanisms or arrangements set forth in Schedule A relating to the Policies that are (i) in force or are treated as being in force as of the Closing Date or (ii) terminated but under which there remains any outstanding Liability from the reinsurer with respect to which reserves are carried or required to be carried as of the Closing Date.

“Reinsurance Credit Event” means an event that results in the Ceding Company being unable to obtain full statutory financial statement credit for the reinsurance provided by this Agreement in the jurisdiction of domicile of the Ceding Company during the term of this Agreement.

“Reinsured Liabilities” means (i) all Policy Liabilities (net of actual recoveries received by a Ceding Company under the Reinsurance Arrangements), (ii) all Ceded Expenses paid or payable by a Ceding Company after the Effective Time, (iii) all loss adjustment expenses related to the Policy Liabilities and (iv) all Extra Contractual Obligations (to the extent not recovered under the External LPT Reinsurance Agreement (as defined in the Master Transaction Agreement)) arising before, at or after the Effective Time, to the extent permitted by applicable Law.

“Reinsurer” shall have the meaning set forth in the preamble.

“Reinsurer Indemnitees” shall have the meaning set forth in Article XIX(A).

“SAP” means, with respect to a Party, statutory accounting practices as prescribed or permitted by the applicable Governmental Authorities having jurisdiction over such Party.

“Security Amount” means (i) at any time prior to a Triggering Event, an amount equal to 102% of the Net Loss Reserves and (ii) at any time after a Triggering Event, an amount equal to 105% of the Net Loss Reserves.

“Security and Control Agreement” shall have the meaning set forth in the recitals.

“Seller” shall have the meaning set forth in the recitals.

“Settlement Date” shall have the meaning set forth in Article V(E)(iii).

“Termination Account” shall have the meaning set forth in Article XII(I)(i)(d).

“Third Party Accountant” means Deloitte Touche Tohmatsu Limited; provided, that if Deloitte Touche Tohmatsu Limited is unable to act as Third Party Accountant, the Third Party Account shall be an independent accounting firm of international recognition which is mutually acceptable to the Ceding Company and the Reinsurer or, if the Ceding Company and the Reinsurer are unable to agree on such an accounting firm, an independent accounting firm selected by mutual agreement of the Ceding Company’s and the Reinsurer’s independent accountants.

“Triggering Event” means the occurrence of any one or more of the following: (i) the Reinsurer’s financial strength rating or claims paying rating, as applicable, by A.M. Best

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Company is reduced below A- (Excellent) or the Reinsurer ceases to be assigned a financial strength rating or claims paying rating, as applicable, by A.M. Best Company; (ii) the Reinsurer’s statutory policyholder surplus falls below $325 million and has not been cured by the Reinsurer within thirty (30) days of such occurrence; (iii) the Reinsurer’s “total adjusted capital” (as reflected in the RBC Calculation delivered by the Reinsurer to the Ceding Company pursuant to Article VI(B)) falls below two hundred percent (200%) of the Reinsurer’s “company action level risk-based capital” (as reflected in such RBC Calculation) and has not been cured by the Reinsurer within thirty (30) days of such occurrence; (iv) the initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against the Reinsurer and such liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding and has not been cured by the Reinsurer within sixty (60) days of such initiation or commencement; (v) the Reinsurer fails to fund a Trust Account in accordance with the terms of this Agreement and the applicable Trust Agreement and has not cured such failure within thirty (30) days; (vi) a Reinsurance Credit Event that has not been cured within thirty (30) days notice from the Ceding Company or the Reinsurer’s breach of its covenants set forth in Article XXI; or (vii) the Reinsurer is no longer a Subsidiary (as defined in the Master Transaction Agreement) of the Acquiror.

“Trust Account” shall have the meaning set forth in the applicable Trust Agreement.

“Trust Agreement” shall have the meaning set forth in the recitals.

“Trust Assets” shall have the meaning set forth in Article XII(D).

“Trustee” means the trustee or custodian named under the applicable Trust Agreement and any successor trustee or custodian appointed as such pursuant to the terms of such Trust Agreement.

ARTICLE II

COVERED BUSINESS AND EFFECTIVE TIME

A. This Agreement shall apply to all Policies, including, for the avoidance of doubt, the New Insurance Policies issued or renewed in accordance with Section 14 of the Administrative Services Agreement.

B. This Agreement is effective as of the Effective Time and shall remain in force until such time as (i) all Reinsured Liabilities ceded hereunder have been terminated and extinguished in accordance with the terms of the Policies and all amounts owing under this Agreement have been paid, or (ii) this Agreement is terminated in accordance with Article XVIII(A).

C. The provisions of Articles I, II(C), II(D), XIX and XXII shall survive the termination of this Agreement. In the event of a termination of this Agreement, each Party shall remain liable for any willful and material breach of this Agreement prior to such termination.

D. In the event that this Agreement is terminated under Article XVIII(A), unless otherwise agreed in writing by the Parties, (i) the Parties shall settle amounts based on a report in

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the same form as the Quarterly Financial Report as of the effective date of termination and delivered not later than thirty (30) days following the effective date of termination, (ii) the Reinsurer shall return contemporaneously with delivery of said report by wire transfer of immediately available funds to an account designated by the Ceding Company in writing, an amount in cash or other Eligible Investments with a fair market value in the aggregate equal to the value of the unearned premium reserves and Net Loss Reserves as of the effective date of termination, determined in accordance with SAP, (iii) the Parties shall cooperate to effect a further unwinding of the transactions contemplated by this Agreement as of the effective date of termination, including assigning back to the Ceding Company all rights and payments assigned by the Ceding Company to the Reinsurer pursuant to this Agreement effective as of the date of termination; provided, that the Administrative Services Agreement shall remain in place until such time as it is terminated pursuant to its terms and (iv) the Parties shall true up the payment made under the preceding clause (ii) using the procedures set forth in Article V(D) mutatis mutandis.

ARTICLE III

TERRITORY

The reinsurance provided under this Agreement shall be coextensive with the territory of the Policies.

ARTICLE IV

REINSURING CLAUSE

A. Subject to the terms and conditions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes on a quota share basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to assume and reinsure on a quota share basis, one hundred percent (100%) of all Reinsured Liabilities under all the Policies, including for the avoidance of doubt, the New Insurance Policies issued or renewed in accordance with Section 14 of the Administrative Services Agreement.

B. Pursuant to the Administrative Services Agreement, on and after the Closing Date, the Reinsurer, in its capacity as administrator under the Administrative Services Agreement, shall have responsibility for discharging and paying to or on behalf of the Ceding Company for the account of the party to whom they are owed, as and when due, the Reinsured Liabilities.

C. The Reinsurer’s liability under this Agreement shall attach simultaneously with that of the Ceding Company under the Policies, and the Reinsurer’s liability under this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of premiums paid to the Ceding Company without any deductions for brokerage, and to the same modifications, alterations and cancellations, as the respective Policies to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions, and limits of this Agreement, follow the fortunes of the Ceding Company under the Policies, and the Reinsurer shall be bound, without limitation, by all payments and settlements under the Policies made or entered into by or on behalf of the Ceding Company.

D. The Reinsurer accepts, reinsures and assumes, as applicable and to the extent set forth herein, the Reinsured Liabilities subject to any and all defenses, setoffs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Liabilities, it being expressly understood and agreed by the Parties that no such defenses, setoffs or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, setoffs and counterclaims.

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ARTICLE V

CONSIDERATION AND PREMIUMS

A. As consideration for the reinsurance provided pursuant to this Agreement, the Ceding Company shall transfer, on the Closing Date in accordance with the Master Transaction Agreement, to the applicable Trust Account, cash or other Eligible Investments equal to the Estimated Net Settlement Amount determined by reference to the Estimated Reinsurance Settlement Statement. Such payment shall be adjusted following the date hereof in accordance with the mechanics set forth in the Master Transaction Agreement, and the Reinsurer shall pay to the Ceding Company, the Ceding Commission pursuant to the Master Transaction Agreement, which shall be fully earned and nonrefundable upon receipt.

B. As additional consideration for the reinsurance provided herein, and subject in any event to the Reinsurer’s compliance with and performance of the terms and conditions of this Agreement and each other Transaction Agreement to which the Reinsurer is a party, the Ceding Company hereby irrevocably sells, transfers and conveys to the Reinsurer, and Reinsurer shall be entitled to receive, one hundred percent (100%) of all of the following amounts actually received by the Ceding Company or the Reinsurer, whether in its role as reinsurer hereunder or as administrator under the Administrative Services Agreement, with respect to the Policies after the Effective Time that are either due and unpaid as of the Effective Time or that arise on any date after the Effective Time (items (i) through (iv) below, collectively, the “Recoverables”):

(i) Premiums (net of premiums with respect to the Reinsurance Arrangements as set forth in Schedule A);

(ii) litigation recoveries pursuant to litigation to the extent liability for such litigation constitutes a Reinsured Liability;

(iii) any premium tax refunds relating to Premiums paid on or after the Effective Time; and

(iv) any and all other collections and recoveries of any sort whatsoever to the extent related to the Reinsured Liabilities (other than recoveries under the Reinsurance Arrangements).

provided, however, that following the occurrence of a Triggering Event, the Ceding Company shall be entitled to retain all such amounts as security for, and the Ceding Company shall have the right to use and apply such amounts solely to satisfy, the Reinsurer’s obligations under this Agreement.

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C. Subject in any event to the Reinsurer’s compliance with and performance of the terms and conditions of this Agreement and any other Transaction Agreement to which the Reinsurer is a party, the Ceding Company hereby appoints the Reinsurer as its agent and attorney in fact to collect all Recoverables in the Ceding Company’s name. The Ceding Company agrees and acknowledges that the Reinsurer and its permitted assigns and delegatees are entitled to enforce, in the name of the Ceding Company, all rights at law or in equity or good faith claims of the Ceding Company with respect to such Recoverables. If necessary for such collection, the Ceding Company shall reasonably cooperate, at the Reinsurer’s expense, in any litigation or other dispute resolution mechanism relating to such collection. The Parties acknowledge and agree that the Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Recoverables. To the extent that the Ceding Company recovers any Recoverables from any third party attributable to the Reinsured Liabilities, the Ceding Company shall, in accordance with this Article V, transfer such amounts to the Reinsurer, together with any pertinent information that the Ceding Company may have relating thereto.

D. Reports and Remittance.

(i) On an annual basis, the Reinsurer shall prepare, or have prepared, in accordance with all applicable actuarial standards and statutory actuarial opinion disclosure requirements, an actuarial review of the statutory reserves on a gross, ceded and net basis prior to the application of the reinsurance provided under this Agreement (“Actuarial Report”). The Actuarial Report shall contain (a) a distribution release for regulators, tax authorities and rating agencies, (b) an actuarial point estimate, and (c) a data reconciliation between data underlying the actuarial analysis and data provided in the Quarterly Financial Reports to the Ceding Company. The Reinsurer shall provide a copy of the Actuarial Report in final form to the Ceding Company no later than ninety (90) days following the end of each calendar year. With each Actuarial Report, the Reinsurer shall cause the Ceding Company’s opining actuaries to be granted permission in writing from the actuary signing the Actuarial Report to rely on the Actuarial Report.

(ii) As soon as practicable (but in no event later than ten (10) Business Days) after the end of each quarter ending on February 28, May 31, August 31 and November 30, the Reinsurer shall deliver to the Ceding Company a quarterly financial report (each a “Quarterly Financial Report”), substantially in the form set forth in Schedule B, which shall report on the financial activity hereunder for the relevant Quarterly Settlement Period and shall calculate the amount, if any, due from the Reinsurer to the Ceding Company or due from the Ceding Company to the Reinsurer, as applicable, under this Agreement for the relevant Quarterly Settlement Period to the extent not already paid or settled (the “Net Cash Settlement Amount”).

(iii) If the Ceding Company has any objection to the Net Cash Settlement Amount on the basis of (a) manifest arithmetic error, or (b) such Net Cash Settlement Amount not being calculated in accordance with the terms of this Agreement, the Ceding Company shall deliver to the Reinsurer written notice thereof together with reasonable supporting detail concerning its objection. If the Ceding Company does not deliver a notice of objection within

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thirty (30) days after receipt of the calculation of the Net Cash Settlement Amount from the Reinsurer, the Parties shall be bound by such calculation. If a notice of objection in respect of the calculation of the Net Cash Settlement Amount is provided by the Ceding Company to the Reinsurer, the Ceding Company and the Reinsurer shall attempt in good faith to resolve the objection between themselves. If such objection is resolved between the Ceding Company and the Reinsurer, the calculation of the Net Cash Settlement Amount shall be as so agreed in writing between the Ceding Company and the Reinsurer and the Parties shall be bound by such calculation. If the Ceding Company and the Reinsurer are unable to reach a resolution on the calculation of the Net Cash Settlement Amount within thirty (30) days after receipt by the Reinsurer of the Ceding Company’s notice of objection, the dispute shall be submitted to a Third Party Accountant for resolution as soon as practicable (but in no event later than thirty (30) days) whose decision shall be final and binding on the Parties.

(iv) Within fifteen (15) Business Days following the end of each calendar year, the Reinsurer shall deliver to the Ceding Company the information and reports listed on Schedule C (collectively, the “Annual Reports”).

(v) Without limiting the foregoing, each of the Reinsurer and the Ceding Company shall provide to the other Party such reports as are reasonably required in order that such other Party may prepare its financial statements, regulatory filings and any other filings that must be made by such other Party or any other Person to which such other Party has ceded, or otherwise transferred the risk related to, the Policies.

E. Remittance. If the Net Cash Settlement Amount as shown on the Quarterly Financial Report finally determined pursuant to Article V(D)(ii) is a positive amount, the Ceding Company shall pay such amount to the Reinsurer, and if the Net Cash Settlement Amount as shown on such Quarterly Financial Report is a negative amount, then the Reinsurer shall pay the absolute value of such negative amount to the Ceding Company.

(i) All Net Cash Settlement Amounts (including any interest on any of the foregoing) due to the Reinsurer from the Ceding Company shall be remitted by wire transfer in immediately available funds to an account or accounts designated by the Reinsurer.

(ii) All Net Cash Settlement Amounts (including any interest on the foregoing) due to the Ceding Company from the Reinsurer shall be remitted by wire transfer in immediately available funds to an account or accounts designated by the Ceding Company.

(iii) Any payment required under this Article V(E) with respect to any Quarterly Settlement Period shall be made within seven (7) days following final determination of the Net Cash Settlement Amount pursuant to Article (D)(ii) by the party required to make payment (the “Settlement Date”).

(iv) Notwithstanding the foregoing, during any period of time when the Reinsurer is in breach of any Trust Agreement, (a) any amount payable by the Ceding Company to the Reinsurer hereunder shall be deposited into the applicable Trust Account and (b) any Recoverables collected by the Reinsurer during any Quarterly Settlement Period shall be deposited by the Reinsurer into the applicable Trust Account.

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F. Delayed Payments. If there is a delayed settlement of any payment due hereunder between the Ceding Company and the Reinsurer, interest shall accrue on such payment at the Initial Rate then in effect until settlement is made. For purposes of this Article V(F), a payment shall be considered overdue, and such interest shall begin to accrue, on the first day immediately following the date such payment is due.

G. Books and Records. The Reinsurer shall, and shall cause its Affiliates to, preserve, until such date as may be required by the Reinsurer’s standard document retention policies (or such other later date as may be required by applicable Law), all books and records related to the Business. During such period, upon any reasonable request from the Ceding Company or its Representatives, the Reinsurer shall (i) provide to the Ceding Company and its Representatives reasonable access to such books and records during normal business hours; provided that such access shall not unreasonably interfere with the conduct of the business of the Reinsurer, and (ii) permit the Ceding Company and Representatives to make copies of such records, in each case, at no cost to the Ceding Company or its Representatives (other than for reasonable out-of-pocket expenses). Such books and records may be sought under this Article V(G) by the Ceding Company for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar purpose. Notwithstanding the foregoing, any and all such books and records may be destroyed by the Reinsurer if the Reinsurer sends to the Ceding Company written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the Ceding Company notifies the Reinsurer that it desires to obtain possession of such records, in which event the Reinsurer shall transfer the records to the Ceding Company and the Ceding Company shall pay all reasonable expenses of the Reinsurer in connection therewith.

ARTICLE VI

ADMINISTRATION OF THE POLICIES

A. The Reinsurer shall administer all matters related to the Policies pursuant to the terms and conditions of the Administrative Services Agreement. Notwithstanding any other provision to the contrary, the Reinsurer acknowledges that (i) in no event shall the Ceding Company have any Liability to the Reinsurer hereunder for any default of its obligations under this Agreement caused by the failure of the Reinsurer to perform its obligations under the Administrative Services Agreement and (ii) in no event shall the failure of the Reinsurer to perform its obligations under the Administrative Services Agreement give the Reinsurer any grounds for not performing its obligations under this Agreement.

B. Not later than sixty (60) days after the end of each calendar year, the Reinsurer shall provide to the Ceding Company a calculation (an “RBC Calculation”) of the Reinsurer’s “total adjusted capital” and “company action level risk-based capital,” in each case, determined by the Reinsurer in accordance with the risk-based capital instructions prescribed by the domiciliary jurisdiction of the Reinsurer.

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ARTICLE VII

EXCLUSIONS

The exclusions with respect to the Reinsured Liabilities payable under this Agreement under the terms of the Policies shall be identical with those contained in the Policies.

ARTICLE VIII

SEVERABILITY

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction; provided that the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party; provided further that if the economic or legal substance is so affected, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

ARTICLE IX

ERRORS AND OMISSIONS; COOPERATION

A. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any Liability that would have attached had such delay, error or omission not occurred; provided that such delay, error or omission is rectified as soon as possible after discovery; provided, further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional Liability which attaches to either Party as a result of such error, omission or delay. Subject to the foregoing, if (i) the failure of any Party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (ii) such failure to comply is promptly rectified, the Parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

B. On or after the Closing Date, the Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, the Master Transaction Agreement or any other Transaction Agreement; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement, the Master Transaction Agreement or any other Transaction Agreement.

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ARTICLE X

EXISTING REINSURANCE CONTRACTS AND POLICIES

A. The Parties hereby agree that the collectability of reinsurance with respect to the Policies under the Reinsurance Arrangements shall be at the risk of and for the account of the Reinsurer, and shall be reduced only by the actual amount of recoveries received by the Ceding Company under the Reinsurance Arrangements.

B. Liabilities with respect to the Policies under any Reinsurance Arrangement that are terminated or recaptured, to the extent such Liabilities constitute Reinsured Liabilities, shall be automatically ceded hereunder to the Reinsurer without further action, subject to receipt by the Reinsurer of any reserve transfer or similar transfers or settlement amount, if any, received by the Ceding Company from the applicable reinsurer and, in such event, the Reinsurer shall pay any special transfer or recapture fee or any other amount payable by the Ceding Company in respect of the Reinsured Liabilities in connection therewith as may be required under such Reinsurance Arrangement.

C. The Ceding Company shall not amend or change any term of any Reinsurance Arrangement, to the extent that such amendment or change relates to the Policies, without the prior written consent of the Reinsurer, which consent shall not be unreasonably withheld; provided that the Ceding Company shall have no obligation to renew any Reinsurance Arrangement at the end of its term. To the extent that the Ceding Company is required to purchase any compulsory reinsurance with respect to the Policies, the Reinsurer shall reimburse the Ceding Company for the cost of any such reinsurance.

D. On and after the Closing Date, the Ceding Company and the Reinsurer shall cooperate and use their commercially reasonable efforts to enforce the Ceding Company’s rights at the sole cost of the Reinsurer with respect to any Reinsurance Arrangement (to the extent relating to the Policies), Policy, any agreement with any producer with respect to the Policies or any agreement of the Ceding Company relating to any Ceded Expenses except that the Ceding Company shall have the right to retain ultimate control of such agreement, arrangement or Policy.

E. Until December 31, 2015, the Reinsurer shall present to the Ceding Company any request for reinsurance coverage in connection with the Policies. The Ceding Company shall have the sole and exclusive right to underwrite such reinsurance coverage. Notwithstanding the foregoing, if (i) the Ceding Company declines to underwrite the coverage or (ii) the Ceding Company and the Reinsurer are unable to reach an agreement on terms within ten (10) Business Days of the Reinsurer’s request, then the Reinsurer can obtain coverage from another insurance company.

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ARTICLE XI

INSOLVENCY

A. If more than one reinsured company is referenced within the definition of “Ceding Company” in the preamble, this Article XI shall apply severally to each such company. Further, this Article XI and the Laws of the jurisdiction of domicile shall apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article XI and the Laws of the jurisdiction of domicile of any company covered hereunder, that jurisdiction’s Laws shall prevail.

B. In the event of the insolvency of the Ceding Company, reinsurance hereunder (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable Law) shall be payable directly to the Ceding Company, or to its liquidator, receiver, conservator or statutory successor, either: (i) on the basis of the Liability of the Ceding Company, or (ii) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable Law, without diminution because of the insolvency of the Ceding Company or because the liquidator, receiver, conservator or statutory successor of the Ceding Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of a claim against the Ceding Company indicating the Policy reinsured, which claim would involve a possible Liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Ceding Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

C. Where two (2) or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

D. As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth herein by the Reinsurer to the Ceding Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (i) where the contract specifically provides another payee in the event of the insolvency of the Ceding Company, or (ii) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Ceding Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Ceding Company to such payees. Then, and in that event only, the Ceding Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Financial Services of the State of New

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York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

ARTICLE XII

TRUST ACCOUNT

A. If more than one reinsured company is referenced within the definition of “Ceding Company” in the preamble, this Article XII shall apply severally to each such company. Each such company shall have a separate Trust Agreement. Further, this Article XII and the Laws of the jurisdiction of domicile of such Ceding Company shall apply. In the event of a conflict between any provision of this Article XII and the Laws of the jurisdiction of domicile of any Ceding Company covered hereunder, that jurisdiction’s Laws shall prevail.

B. In accordance with the Trust Agreement, the Reinsurer, as grantor, has created the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof. On the Closing Date, the Reinsurer shall fund the Trust Account with Trust Assets with a fair market value equal to the Security Amount. Pursuant to the terms of the Trust Agreement, the assets in the Trust Account, including the residual interest therein, shall be held in trust by the Trustee for the sole and exclusive benefit of the Ceding Company as security for the payment of the Reinsurer’s obligations to the Ceding Company hereunder. Pursuant to the terms of the Security and Control Agreement, a first priority security interest in favor of the Ceding Company in the assets in the Trust Account, including the residual interest therein, shall be granted and perfected. During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause to be created in favor of any third person any security interest whatsoever in any of the assets in the Trust Accounts or in the residual interest therein.

C. In accordance with the requirements of the Trust Agreement, the Reinsurer shall ensure that at each calendar quarter end, in accordance with the terms set forth herein, the Trust Account holds assets with a fair market value equal to the Security Amount. All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth in the Trust Agreement.

D. The assets held in the Trust Account shall be valued at their fair market value by the Trustee in accordance with the terms of the Trust Agreement as of the date as of which such assets are required to be valued. The assets that may be held in the Trust Account (the “Trust Assets”) shall consist of any combination of cash and other Eligible Investments.

E. Prior to depositing Trust Assets in the Trust Account, the Reinsurer shall execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate such assets without the consent or signature from the Reinsurer or any other Person.

F. All settlements of account under the Trust Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash or its cash equivalent.

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G. At the Ceding Company’s request, the Reinsurer shall provide the Ceding Company with its annual and quarterly statutory financial statements filed with Governmental Authorities and a copy of its audited statutory financial statements along with the audit report thereon.

H. The Trust Account shall be established and maintained in compliance with all requirements of the relevant provisions of the applicable Laws of the jurisdiction in which the Ceding Company is domiciled at a given time that would govern the Ceding Company’s right to take reserve credit if the Reinsurer were not licensed, certified or otherwise accredited in the Ceding Company’s jurisdiction of domicile.

I. Withdrawal of Assets by Ceding Company.

(i) The Ceding Company may withdraw the assets held in the Trust Account at any time and from time to time, notwithstanding any other provisions of this Agreement, and assets withdrawn from such Trust Account shall be utilized and applied by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, receiver, conservator or statutory successor of the Ceding Company), without diminution because of insolvency on the part of the Ceding Company or the Reinsurer; provided, however, that the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, receiver, conservator or statutory successor of the Ceding Company) may only withdraw such assets for one or more of the following purposes:

(a) to pay or reimburse the Ceding Company for the Reinsurer’s share of any losses and unallocated loss expenses paid by the Ceding Company, but not recovered from the Reinsurer;

(b) to pay to the Reinsurer amounts held in the Trust Account in excess of the Security Amount;

(c) to pay any other amounts necessary to secure the credit for reinsurance taken by the Ceding Company hereunder; or

(d) upon the termination of the Trust Account or receipt by the Ceding Company of notification of termination of the Trust Account and where the Reinsurer’s obligations under this Agreement remain unliquidated and undischarged five (5) Business Days prior to the termination date, to withdraw an amount of assets which, in the aggregate, equals the Reinsurer’s share of the obligations assumed under this Agreement, and deposit those assets in a separate account (the “Termination Account”) in the name of the Ceding Company in a qualified United States financial institution apart from its general assets, in trust for only the uses and purposes specified in paragraphs (a) and (b) of this Article XII(I)(i) as may remain executory after such withdrawal and for any period after the termination date. The Ceding Company shall pay interest in cash to the Reinsurer on the amount withdrawn, equal to the actual amount of interest, dividends and other income earned on the assets in the Termination Account. The Ceding Company may at any time substitute or exchange any assets held in the Termination Account and invest or reinvest such assets.

(ii) The Ceding Company shall return to the Trust Account, within five (5) Business Days, assets withdrawn in excess of all amounts due under Article XII(I)(i)(a), (b) and (c), or, in the case of Article XII(I)(i)(d), assets that are subsequently determined not to be due. Any such excess amounts shall at all times be held, until the return of such amounts to the Trust Account in accordance with the immediately preceding sentence, by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, receiver, conservator or statutory successor of the Ceding Company) in trust for the benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Ceding Company for the sole purpose of funding the payments and reimbursements described in Article XII(I)(i)(a), (b) and (c).

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ARTICLE XIII

LOSS SETTLEMENTS

A. All loss settlements made by the Reinsurer or its Affiliates, on behalf of the Ceding Company, whether under Policy terms and conditions or by way of compromise, shall be binding upon the Ceding Company and the Reinsurer, and the Ceding Company and the Reinsurer agree to pay or allow, as the case may be, its share of each such settlement in accordance with this Agreement; provided, that loss settlements shall require the consent of the Ceding Company if they (i) impose any injunctive or other non-monetary equitable relief against the Ceding Company or its Affiliates or (ii) would create a precedent for future actions against the Ceding Company or its Affiliates that are not fully reinsured or indemnified by the Reinsurer hereunder.

B. The date of loss as defined in the Ceding Company’s Policies shall apply as respects any losses reported under this Agreement.

ARTICLE XIV

RESERVES

The Reinsurer shall maintain the premium, loss and loss adjustment expense reserves (including reserves for incurred but not reported losses) with respect to the Policies in an amount not less than the reserves required by SAP, the terms of the Policies and conforming to United States Actuarial Standards of Practice.

ARTICLE XV

CURRENCY

Whenever the word “dollars” or the “$” sign appears in this Agreement, such word or sign shall be construed to mean United States dollars and all transactions under this Agreement shall be in United States dollars.

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ARTICLE XVI

OFFSET

Notwithstanding anything to the contrary in this Agreement, each of the Parties acknowledges and agrees that it shall have no right hereunder or pursuant to applicable Law to offset any amounts due or owing (or to become due or owing) following the Closing Date to any other Party against any amounts due or owing by such other Party or any of its Affiliates under any other agreement (including the Master Transaction Agreement), contract or understanding.

ARTICLE XVII

SALVAGE AND SUBROGATION

A. The Ceding Company empowers and authorizes the Reinsurer to enforce its right to salvage or subrogation and other rights to indemnity, contribution or other recovery rights (other than rights provided by the Reinsurer or its Affiliates to the Ceding Company) with respect to the Reinsured Liabilities under the Policies. The Ceding Company shall cooperate with the Reinsurer in this regard and shall provide any written documentation if reasonably necessary to any third party to support the Reinsurer’s authority to pursue any recovery.

B. Amounts recovered from salvage or subrogation with respect to the Policies shall be used to reimburse the excess reinsurers (and the Reinsurer (as the Ceding Company’s designee), should it carry a portion of excess coverage net) in the reverse order of their participation in the loss before being used in any way to reimburse the Reinsurer (as the Ceding Company’s designee) for its primary loss. The expense incurred by the Reinsurer (as the Ceding Company’s designee) in pursuing any such recovery shall be borne by each Party in proportion to its benefit (if any) from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense incurred by the Reinsurer (as the Ceding Company’s designee) and the remaining expense as well as any originally incurred loss expense shall be borne by the Reinsurer.

C. Notwithstanding anything to the contrary in this Agreement, if the Reinsurer initiates an action to secure salvage or subrogation in its name or the name of the Ceding Company, and there is no such recovery, or if the amount recovered is insufficient to cover the expenses incurred in pursuing salvage or subrogation, the Reinsurer shall be liable for one hundred percent (100%) of such excess expense. Further, the Reinsurer shall be liable for one hundred percent (100%) of any damages to the Ceding Company, including reimbursement of any compensatory or punitive damages resulting from the action.

ARTICLE XVIII

TERMINATION AND TRIGGERING EVENT

A. Termination. This Agreement may only be terminated by the mutual written agreement of the Parties. Following the termination of this Agreement, any Policies ceded hereunder shall be administered pursuant to Section 12(d) of the Administrative Services Agreement.

B. Triggering Event. Upon the occurrence of a Triggering Event, subject to any cure period, and during the pendency of a Triggering Event, the Ceding Company shall have the right (but not the obligation) to cease underwriting any business that would constitute Reinsured Liabilities hereunder.

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ARTICLE XIX

INDEMNIFICATION

A. Indemnification by the Ceding Company. The Ceding Company shall indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors and employees (collectively, the “Reinsurer Indemnitees”) from and against any and all Damages actually sustained, incurred or suffered by the Reinsurer Indemnitees to the extent arising out of or related to (i) any breach or nonfulfillment by the Ceding Company, or any failure by the Ceding Company to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement and (ii) any successful enforcement of this indemnity.

B. Indemnification by the Reinsurer. The Reinsurer shall indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors and employees (collectively, the “Ceding Company Indemnitees”) from and against any and all Damages actually sustained, incurred or suffered by the Ceding Company Indemnitees to the extent arising out of or related to (i) any breach or nonfulfillment by the Reinsurer, or any failure by the Reinsurer to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement, (ii) the Reinsured Liabilities, (iii) Extra Contractual Obligations and (iv) any successful enforcement of this indemnity.

C. Any proceedings related to indemnification under Article XIX(A)-(B) shall be conducted in accordance with the procedures set forth in Section 10.03 of the Master Transaction Agreement, mutatis mutandis.

D. The indemnification provisions of this Article XIX shall be the exclusive remedy for any breach of this Agreement, except (i) for the termination provisions set forth herein, (ii) for actual fraud relating to entry into this Agreement, or (iii) with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.

ARTICLE XX

NO OTHER REPRESENTATIONS OR WARRANTIES

A. No Other Representations or Warranties. The Ceding Company acknowledges, understands and agrees that no representations or warranties are made by the Reinsurer or any of its Affiliates in connection with the Master Transaction Agreement, this Agreement or the other Transaction Agreements and the transactions contemplated hereby or thereby, except as and to the extent expressly covered by a representation or warranty made by the Reinsurer to the Ceding Company contained in Article IV of the Master Transaction Agreement. The Reinsurer acknowledges, understands and agrees that no representations or warranties are made by the Ceding Company or any of its Affiliates in connection with the Master Transaction Agreement,

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this Agreement or the other Transaction Agreements and the transactions contemplated hereby or thereby, except as and to the extent expressly covered by a representation or warranty made by the Ceding Company to the Reinsurer contained in Article III of the Master Transaction Agreement. Each of the Reinsurer and the Ceding Company acknowledges, understands and agrees that the exclusive remedies available to any Person for any breach or inaccuracy of any representation or warranty contained in Article III or IV of the Master Transaction Agreement are pursuant to Article X of the Master Transaction Agreement.

B. Waiver of Duty of Utmost Good Faith. In recognition that each Party has consummated the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party, based on mutually negotiated representations, warranties, covenants, remedies and other terms and conditions as are fully set forth herein and therein, the Ceding Company and the Reinsurer absolutely and irrevocably waive resort to the duty of “utmost good faith” or any similar principle in connection with the formation or performance of this Agreement.

ARTICLE XXI

CREDIT FOR REINSURANCE

A. The Reinsurer shall hold and maintain all licenses and authorizations required by applicable Law and the Reinsurer shall take all actions (including the posting of letters of credit or other acceptable security) necessary under applicable Law of the jurisdiction of domicile of the Ceding Company to permit the Ceding Company to obtain full financial statement credit in such jurisdiction for the reinsurance provided by this Agreement. The form of any collateral, if required to be provided by the Reinsurer to obtain such credit, shall be at the sole cost and expense of the Reinsurer or its Affiliates. The Reinsurer shall notify the Ceding Company as soon as practicable but in any event within five (5) Business Days of any loss of license or authorization or other matter that may affect the ability of the Ceding Company to obtain full credit for the reinsurance being provided under this Agreement. In such event, the Reinsurer shall have fifteen (15) days to cure any such insufficiency; provided, however, that if the end of a calendar quarter would fall in such fifteen (15)-day period, such fifteen (15)-day period shall be shortened to the extent necessary to end on the Business Day prior to such quarter end. The Reinsurer shall take all actions necessary under applicable Law to permit the Ceding Company to maintain (or reobtain in the case of any loss) full financial statement credit in all applicable jurisdictions for the reinsurance provided by this Agreement.

B. It is understood and agreed that any term or condition required by such applicable Law to be included in this Agreement for the Ceding Company to receive financial statement credit for the reinsurance provided by this Agreement shall be deemed to be incorporated in this Agreement by reference. Furthermore, the Reinsurer and the Ceding Company agree to amend this Agreement or the applicable Trust Agreement, or enter into other agreements or execute additional documents as needed to comply with the credit for reinsurance laws and regulations or the requirements of the applicable Governmental Authorities in the jurisdiction of domicile of the Ceding Company.

C. Notwithstanding anything contained in this Article XXI to the contrary, in the event that (i) there is a repeal of or amendment to the provisions of the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) that would authorize a Governmental Authority in any jurisdiction of the United States where the Ceding Company is licensed to transact business to apply the applicable rules for credit for reinsurance in such jurisdiction to the Ceding Company, and (ii) the Ceding Company reasonably determines that it is obligated under applicable Law to comply with such rules in order to receive financial statement credit in any such jurisdiction, then Articles XXI(A) and (B) shall automatically be deemed to be amended without any action by the Parties to require that the Reinsurer shall take all steps necessary so as to enable the Ceding Company to obtain full financial statement credit for the reinsurance provided by this Agreement in any such jurisdiction in addition to its jurisdiction of domicile.

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ARTICLE XXII

MISCELLANEOUS

A. This Agreement constitutes the entire agreement between the Ceding Company and the Reinsurer with respect to the business being reinsured hereunder and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement.

B. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following respective addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Article XXII(B)):

To the Ceding Company:

QBE Holdings, Inc.

Attention: Jose Ramon Gonzalez, Chief Legal Officer

Wall Street Plaza

88 Pine Street

New York, NY 10005

Phone: (212) 422-1212

Facsimile: (212) 422-1313

e-mail: Jose.Gonzalez@us.qbe.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

Attention: Sean M. Keyvan

One South Dearborn

Chicago, IL 60603

Phone: (312) 853-4660

Facsimile: (312) 853-7036

e-mail: skeyvan@sidley.com

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To the Reinsurer:

Integon National Insurance Company

c/o National General Insurance Company

Attention: Jeffrey Weissmann, General Counsel

59 Maiden Lane

38th Floor

New York, NY 10038

Phone: (212) 380-9479

Facsimile: (212) 380-9498

e-mail: jeffrey.weissmann@ngic.com

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

Attention: Nicholas F. Potter

919 Third Avenue

New York, NY 10022

Phone: (212) 909-6459

Facsimile: (212) 521-7459

e-mail: nfpotter@debevoise.com

Any Party may, by notice given in accordance with this Article XXII(B) to the other Party, designate another address or Person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt.

C. For purposes of sending and receiving notices and payments required by this Agreement, QBE Holdings, Inc. shall be deemed to be the agent of all other Affiliates of QBE Holdings, Inc. that are reinsured companies under contracts with the Reinsurer or its Affiliates. In no event, however, shall any reinsured company be deemed the agent of another with respect to the terms of Article XI.

D. Except as set forth in Article XIX, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

E. No Party may assign its rights or delegate its obligations hereunder without the prior written consent of the other Parties. Any attempted assignment in violation of this Article XXII(E) shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.

F. This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same

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agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such agreement.

G. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF SUCH AGREEMENTS TO THE LAWS OF ANOTHER JURISDICTION. Any action, suit or proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement, shall be brought in the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction over such suit, action or proceeding, in state court in New York, NY (collectively, the “New York Courts”). The Parties hereby waive any objection they may now or hereafter have to the venue of any such action or proceeding in any such court and any claim that such action or proceeding has been brought in an inconvenient forum. Any service of any process, summons, notice, document or other paper does, if delivered, sent or mailed in accordance with Article XXII(B), constitute good, proper and sufficient service thereof. Each Party agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party may be subject, by suit upon such judgment.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.

H. The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referenced in Article XXII(G) having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

I. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

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J. The provisions of Section 8 (Confidential Information) of the Administrative Services Agreement are incorporated by reference herein mutatis mutandis.

K. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms preamble, recitals, Article, paragraph and Schedule are references to the preamble, recitals, Articles, paragraphs and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (iv) the word “or” shall not be exclusive; (v) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Article; (vi) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (vii) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (viii) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (ix) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (a) the corresponding rules and regulations and (b) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (x) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (xi) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiii) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

QBE INSURANCE CORPORATION	INTEGON NATIONAL INSURANCE COMPANY

By:	By:

Title:	Title:

PRAETORIAN INSURANCE COMPANY

By:

Title:

QBE SPECIALTY INSURANCE COMPANY

By:

Title:

[Signature Page to 100% Quota Share Reinsurance Agreement]

EXHIBIT C-1

FORM OF FORWARD TRANSITION SERVICES AGREEMENT

See attached.

EXHIBIT C-1

FORM OF FORWARD TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

QBE HOLDINGS, INC.

AND

NATIONAL GENERAL HOLDINGS CORP.

DATED AS OF [●], 2015

Schedule 2(a)(i)	Transition Services
Schedule 2(a)(iii)	Excluded Services
Schedule 3(a)	Intellectual Property License Exemptions
Schedule 3(b)	Email Language
Schedule 4(a)	Representatives
Schedule 7	Fees and Charges

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TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [●], 2015, is by and between QBE Holdings, Inc., a Delaware corporation (“QBE”), and National General Holdings Corp., a Delaware corporation (the “Acquiror”).

WHEREAS, pursuant to that certain Master Transaction Agreement by and among QBE Investments (North America), Inc., a Delaware corporation (“Parent”), QBE, and the Acquiror, dated as of July 15, 2015 (the “Master Transaction Agreement”), the Acquiror is acquiring, directly or indirectly, all the outstanding common stock of QBE Financial Institution Risk Services, Inc., a Delaware corporation (the “Company”) and the following subsidiaries of the Company (collectively, the “Transferred Subsidiaries”): (i) QBE FIRST Insurance Agency, Inc., a California corporation, (ii) Seattle Specialty Insurance Services, Inc., a Washington corporation, (iii) Newport Management Corporation, a California corporation and (iv) Mortgage & Auto Solutions, Inc., a Texas corporation. The Master Transaction Agreement contemplates that the parties shall, at the closing of the transactions contemplated by the Master Transaction Agreement, enter into this Agreement for the provision of certain services to the Company and the Transferred Subsidiaries, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Certain Defined Terms. Any capitalized term used but not defined herein shall have the meaning set forth in the Master Transaction Agreement. The following terms have the respective meanings set forth below throughout this Agreement:

“Acquiror” shall have the meaning set forth in the preamble.

“Additional Services” shall have the meaning set forth in Section 2(a)(ii).

“Agreement” shall have the meaning set forth in the preamble.

“Authorization Expenses” shall have the meaning set forth in Section 2(d).

“Authorizations” shall have the meaning set forth in Section 2(d).

“Books and Records” shall have the meaning set forth in Section 25.

“Business” shall have the meaning set forth in the Master Transaction Agreement.

“Charges” shall have the meaning set forth in Section 2(b).

“Closing” shall have the meaning set forth in the Master Transaction Agreement.

“Company” shall have the meaning set forth in the recitals.

“Confidential Information” shall have the meaning set forth in Section 21.

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“Dispute” shall have the meaning set forth in Section 15(b).

“End Date” shall have the meaning set forth in Section 5(a).

“Excluded Services” shall have the meaning set forth in Section 2(a)(iii).

“Expiration Date” shall have the meaning set forth in Section 5(a).

“Extension” shall have the meaning set forth in Section 5(a).

“Group” shall have the meaning set forth in Section 21.

“Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, and all patents which may issue on such applications, all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade dress, logos, and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights and database rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) protectable rights in confidential and proprietary information, including trade secrets, processes and know-how that arise from not being publicly known, in each case existing on the Closing Date, (e) Internet domain names, and registrations pertaining thereto, and (f) rights in Software and Shared Software.

“Licensed IP” shall have the meaning set forth in Section 3(a).

“Losses” shall have the meaning set forth in Section 27.

“Master Transaction Agreement” shall have the meaning set forth in the recitals.

“Meeting” shall have the meaning set forth in Section 4(a).

“Parent” shall have the meaning set forth in the recitals.

“Policies” shall have the meaning set forth in the Reinsurance Agreements.

“Provider Indemnified Person” shall have the meaning set forth in Section 26(a).

“QBE” shall have the meaning set forth in the preamble.

“Recipient Indemnified Person” shall have the meaning set forth in Section 28.

“Reinsurance Agreements” shall have the meaning set forth in the Master Transaction Agreement

“Representative” shall have the meaning set forth in Section 4(a).

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“Scheduled Final Service Date” shall have the meaning set forth in Section 2(c).

“Service” shall have the meaning set forth in Section 2(a).

“Service Data” shall have the meaning set forth in Section 3(c).

“Service Provider” means QBE and its Affiliates.

“Service Recipient” means the Company and the Transferred Subsidiaries.

“Term” shall have the meaning set forth in Section 5(a).

“Terminated Service Log” shall have the meaning set forth in Section 5(b).

“Third Party Contracts” shall have the meaning set forth in Section 2(d).

“Transferred Subsidiaries” shall have the meaning set forth in the recitals.

“Transition Plan” shall have the meaning set forth in Section 4(c).

“Transition Services” shall have the meaning set forth in Section 2(a)(i).

“Transition Services Schedule” shall have the meaning set forth in Section 2(a).

“Transition Services Team” shall have the meaning set forth in Section 4(a).

Section 2. Services in General; Transition Services Schedules.

(a) Upon the terms contained in this Agreement and the Transition Services Schedules attached hereto (each such schedule, a “Transition Services Schedule”), during the Term, Service Provider shall provide to Service Recipient all the services listed in the Transition Services Schedules (each such service, a “Service”), and Service Recipient shall pay for such Services in accordance with the terms of this Agreement, as follows:

(i) Transition Services. The Services that were historically provided by Service Provider to Service Recipient prior to the date hereof, which are identified as Transition Services in Schedule 2(a)(i) (the “Transition Services”). The Transition Services shall also include, for the Charges to be mutually agreed by the parties, any Service(s) (other than the Excluded Services) that were historically provided by QBE to the Business prior to the date hereof that were inadvertently omitted from Schedule 2(a)(i). The parties shall cooperate in good faith to amend Schedule 2(a)(i) to include any such omitted Service(s) that are identified by one of the parties after the date hereof. The Service Recipient shall not be responsible for any Charges applicable to any individual Service included in the Terminated Service Log following Service Recipient’s provision of (A) sixty (60) days written notice to the Service Provider terminating such Service to the extent such Service constitutes a service related to information technology or communications in accordance with Section 5(b)(i) or (B) thirty (30) days written notice to the Service Provider terminating such Service for any other Service in accordance with Section 5(b)(ii).

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(ii) Additional Services. During the Term, Service Recipient may request that Service Provider provide such reasonably necessary additional services other than the Transition Services set forth on Schedule 2(a)(i) (the “Additional Services”) that are not Excluded Services, and Service Provider shall consider all such requests in good faith. If Service Provider provides any such Additional Services, the parties shall negotiate in good faith the terms on which such Additional Services shall be provided and, if those terms are mutually agreed upon, Schedule 2(a)(i) shall be amended pursuant to Section 20 to reflect such addition and the Additional Service(s) shall be deemed to form a part of the Services.

(iii) Excluded Services. Schedule 2(a)(iii) sets forth a list and description of certain services that Service Provider shall not provide to Service Recipient pursuant to this Agreement (the “Excluded Services”).

(b) For each Service, the applicable Transition Services Schedule sets forth, among other things: (i) a description of the Service; (ii) the method for determining the Charge for the Service, which shall be the actual cost (which shall be deemed to include, in addition to all third party and other out-of-pocket costs, all corporate overhead and other costs reasonably allocated to the Company and the Transferred Subsidiaries for employees, occupancy and other matters) of the provision of such Service to Service Recipient (the “Charges”) as further determined using the principles for determining the Charges under Section 7; and (iii) the estimated monthly cost of the Charges.

(c) Subject to Section 5, the parties shall agree that the date each such Service is to be terminated shall be the earlier of (i) the date (if any) set forth in the applicable Transition Services Schedule (each, a “Scheduled Final Service Date”) and (ii) the Expiration Date. Service Recipient agrees to use commercially reasonable efforts to end its need to use each and every Service as soon as reasonably practicable and in all events prior to the earlier of the Scheduled Final Service Date with respect to each Service and the Expiration Date.

(d) Third Party Consents. Service Recipient understands, acknowledges and agrees that certain Services to be provided by Service Provider may be provided by or through the use of the services, Software or other products of unaffiliated third parties on behalf of Service Provider pursuant to contracts to which Service Recipient is not a party (collectively, the “Third Party Contracts”). Service Provider shall be responsible for obtaining any additional consents, approvals, permissions or licenses (collectively, “Authorizations”) required for the continued participation in such Third Party Contracts by such third parties. Service Provider and Service Recipient shall each be responsible for fifty percent (50%) of any additional costs, expenses, fees, charges, commissions or right-to-use fees (“Authorization Expenses”) that obtaining such Authorizations may involve. Service Provider agrees to use its commercially reasonable efforts to seek and obtain any Authorizations necessary pursuant to such Third Party Contracts to provide Services to Service Recipient; provided, however, that Service Provider shall not be required to obtain any Authorizations if such Authorizations would require Service Provider to modify, amend or otherwise alter a Third Party Contract in a manner that, in Service

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Provider’s reasonable opinion, is materially detrimental to Service Provider or any of its Affiliates. If, as of the date hereof, there are Third Party Contracts where Authorizations have not been received by Service Provider, then Service Provider shall (i) continue to use commercially reasonable efforts to obtain such Authorizations or (ii) at Service Recipient’s request, use commercially reasonable efforts to cooperate with Service Recipient and reasonably assist it to enter into its own agreements with third parties (including identifying and approaching the applicable vendor (or another third party vendor) with whom Service Recipient shall enter into its own third party contract at a price and upon terms that are mutually agreeable to Service Recipient and such vendor relating to such Service). On termination or expiration of any Third Party Contract during the Term, Service Provider shall not be obligated to continue to provide, or cause the provision of the Services to which the relevant Third Party Contract relates, but at Service Recipient’s request, shall use commercially reasonable efforts to cooperate with Service Recipient and reasonably assist it to enter into its own agreements with third parties (including identifying and approaching the applicable vendor (or another third party vendor) with whom Service Recipient shall enter into its own third party contract at a price and upon terms that are mutually agreeable to Service Recipient and such vendor relating to such Service). Service Provider acknowledges and agrees that with respect to any termination fees for any Third Party Contract or other third party arrangement that are incurred by Service Provider as a result of the transition of Services to Service Recipient, Service Recipient shall be responsible for fifty percent (50%) of the termination fees associated with such contract or arrangement.

Section 3. Intellectual Property Matters.

(a) Except as set forth on Schedule 3(a), Service Provider hereby grants, or has caused each relevant Affiliate to grant, to Service Recipient a royalty-free, non-exclusive, non-transferable, non-assignable, non-sublicenseable license to access or use the Intellectual Property, including Software or Shared Software, owned by the applicable Service Provider (collectively, the “Licensed IP”) during the Term to the extent necessary to, and for the sole purpose of, Service Recipient’s receipt of Services during the Term but only to the extent (i) such Licensed IP is currently used in or necessary for the conduct of the Business, (ii) accessed or used by Service Recipient prior to the Closing, (iii) such access or use is not in violation of applicable Law or any internal privacy-related policies of Service Provider and (iv) Service Provider has or can obtain the right to grant such license in connection with providing the Services. In furtherance and not in limitation of the foregoing, unless otherwise agreed in writing by Service Provider, any such Licensed IP that is Software or Shared Software may only be installed or used on Service Recipient systems on which the Software or Shared Software was installed or used prior to the Closing. For the avoidance of doubt, any Licensed IP licensed pursuant to this Section 3(a) shall be deemed Confidential Information of Service Provider.

(b) During any period in which any employees, consultants, agents or independent contractors of Service Recipient or its Affiliates are sending e-mails from an e-mail address or e-mail platform containing the name “QBE,” Service Recipient agrees that it shall, and shall cause its Affiliates to, include the language set forth in Schedule 3(b), attached hereto, in all such e-mail messages that are sent from such email address or platform.

(c) “Service Data” means all the data provided by a Service Recipient or created by or for Service Provider on behalf of a Service Recipient in connection with the

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provision of the Services, including employee information, customer information, product details and pricing information. The Service Data and any Intellectual Property rights therein shall be and shall remain the property of the applicable Service Recipient and shall be provided by Service Provider to Service Recipients pursuant to reports created by Service Provider. Except as set forth herein, all data, information, Intellectual Property and Software created by Service Provider in connection with the provision of the Services shall be owned by Service Provider. Unless otherwise specifically provided herein, this Agreement shall not transfer ownership of, or license any rights to any Intellectual Property from any Person to another Person.

Section 4. Administration of Services.

(a) Service Recipient and Service Provider shall each designate a group of individuals (each, a “Transition Services Team”), which shall work cooperatively with their counterparts to facilitate and administer this Agreement. Each Service Recipient and Service Provider shall designate (and reflect on Schedule 4(a)) two (2) or more persons (each, a “Representative”), who shall make reasonable efforts to meet, in person or telephonically during normal business hours and with reasonable notice (each such meeting, a “Meeting”), from time to time as reasonably requested by the other party’s Representatives to discuss the Services generally and any issues relating thereto; provided that any Representative’s failure to attend one or more Meetings shall not be deemed to constitute a breach under this Agreement. Each party shall have the right at any time and from time to time to replace its Representatives by giving notice in writing to the other party setting forth the name of (i) the Representative to be replaced and (ii) the replacement Representative.

(b) Service Recipient acknowledges and agrees that Service Provider may need to provide some of the Services from or otherwise may need access to and use of locations owned or controlled by Service Recipient or its Affiliates. In order for Service Provider to perform its obligations under this Agreement, Service Recipient agrees to, and to cause its Affiliates to: (i) provide and maintain a safe location and environment for the representatives providing the Services; (ii) provide a secure area reasonably located for Service Provider’s and its Affiliates’ property and materials; (iii) provide Service Provider and its Affiliates reasonable access to its property, materials, information and data (including, upon reasonable advance notice, after normal business hours and during weekends and holidays) to the extent reasonably necessary in order for such other party to perform its obligations under this Agreement; and (iv) permit any signage to be displayed at such locations or on such property as may be required under applicable Law (including for regulatory purposes). In the event Service Recipient fails to provide access required hereunder to Service Provider’s employees and subcontractors as contemplated hereunder, Service Provider shall not be liable for any failure to perform under this Agreement occasioned by the lack of access. In the event that either party shall require (A) physical separation of its employees, property or Services (or any signage at or on another party’s location or property), (B) employee relocation or (C) technology firewalls (including such actions as may be required to effect the confidentiality obligations set forth in Section 21 or to comply with applicable Law), the resulting cost of such signage, physical separation, relocation and firewalls shall be borne by Service Recipient (and if any authorization from a Governmental Authority is required by a party in connection with the matters contemplated by the foregoing, then the other party shall cooperate with such party to obtain any such authorization). Service Recipient and Service Provider each agree to comply in all material

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respects with all Laws applicable to its activities under this Agreement and to use, and cause their respective Affiliates to use, commercially reasonable efforts to protect such property and materials of the other party or its Affiliates against damage, destruction, loss or unauthorized use. To the extent that any property or materials of Service Provider or its Affiliates used to provide any terminated Service is located on premises owned or controlled by Service Recipient, Service Provider shall have a reasonable period of time following the effective date of such termination to remove such property or materials.

(c) By the 6-month anniversary of the date hereof, Service Recipient agrees to jointly develop with Service Provider a plan of transition (the “Transition Plan”) explaining how Service Recipient intends to cease access to or its use of the Licensed IP, systems, operations, processes and platforms set forth on the Transition Services Schedules by the Expiration Date. The Transition Plan shall contain a timeline of Service Recipient’s plan to exit or cease use of such Licensed IP, systems, operations, processes and platforms and identify the roles and responsibilities of both parties to complete the transition. Service Provider shall cooperate with Service Recipient in providing such information and other data for the development of the Transition Plan contemplated above. The Transition Plan must be approved in writing by both parties in order to take effect. Both parties acknowledge that the Transition Plan shall evolve and shall be subject to change. Changes shall be discussed and mutually agreed to by the Transition Services Team in its Meetings pursuant to Section 4(a), and the Transition Plan updated accordingly.

Section 5. Term, Extension and Termination of Services.

(a) The term of this Agreement shall commence on the date hereof and shall remain in effect until the twelve (12)-month anniversary of the date hereof (the “End Date”); provided, however, that the End Date may be extended for up to two (2) additional six (6) month periods (each such extension period, an “Extension”) upon Service Recipient’s request by written notice to Seller at least thirty (30) days before the last day of the End Date or, in the event that Service Recipient requests an Extension prior to the End Date, thirty (30) days before the last day of such Extension (collectively, the “Term”). The last day of the Term is referred to herein as the “Expiration Date.”

(b) With respect to (i) any individual Service provided hereunder that constitutes a service related to information technology or communications, the Service Recipient may, upon sixty (60) days written notice to the Service Provider or (ii) any other individual Service provided hereunder, the Service Recipient may, upon thirty (30) days written notice to the Service Provider, terminate the individual Service, which shall be one or more line items in the Transition Services Schedules. The Service Provider shall maintain a spreadsheet of individual Services terminated pursuant to this Section 5(b) (the “Terminated Service Log”) and the Service Provider shall promptly update the Terminated Service Log reflecting the termination of any individual Service. At the Service Recipient’s request, the Service Provider shall provide the Service Recipient with a current version of the Terminated Service Log.

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Section 6. Standard of Performance; Limitations on Providing Services.

(a) Service Provider shall perform the Services, including maintaining the systems, platforms and equipment used to provide the Services, in accordance with applicable Law. The nature, quality, standard of care and the service levels at which such Services are performed shall be materially consistent with the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of Service Provider to Service Recipient immediately prior to the date hereof; provided that appropriate modifications may be made for security, confidentiality and data integrity so long as such modifications do not adversely affect the manner or quality of the Services delivered hereunder in any material respect; provided, further, that the level or volume of any specific Service required to be provided to a Service Recipient hereunder shall not exceed the level or volume of such Service as historically utilized by such Service Recipient during the twelve (12)-month period ending immediately prior to the date hereof; and provided, further, that in providing any Service, Service Provider shall have no obligation to allocate human, equipment or other resources in excess of the level of resources historically allocated to the provision to Service Recipient of such Service by Service Provider during the twelve (12)-month period ending immediately prior to the date hereof.

(b) Service Recipient acknowledges that Service Provider is not in the business of providing Services (or services of a like nature) to third parties, and the Services are being provided to Service Recipient by Service Provider solely to facilitate the transactions contemplated by the Master Transaction Agreement; and Service Provider acknowledges that the receipt of the Services as provided herein in an accurate and timely manner is of paramount importance to the Service Recipient.

(c) Service Provider shall not be required to provide any Service to the extent performance of such Service by Service Provider is prohibited by, or would require Service Provider to violate, any applicable Laws.

(d) If Service Recipient, the Acquiror or any of their Affiliates shall purchase, lease or otherwise acquire any business, assets or properties or rights in respect thereof, Service Provider shall have no obligation to provide any Services hereunder in respect of such acquired business, assets or properties; provided, however, that Service Recipient may request that Service Provider service such acquired business, assets or properties as Additional Services pursuant to Section 2(a)(ii). Service Provider shall have no obligation to provide any Services hereunder in respect of any business, asset or property owned by the Acquiror or any of its Affiliates prior to the date hereof.

(e) It is understood and agreed that Service Provider may from time to time modify, change or enhance the manner, nature, quality or standard of care of any Service provided to Service Recipient to the extent Service Provider is making a similar change in the performance of such Services for Service Provider and its Affiliates; provided that any such modification, change or enhancement shall not reasonably be expected to adversely effect such Service in a material manner. Service Provider shall furnish to Service Recipient substantially the same notice (in content and timing), if any, as Service Provider furnishes to its own organization with respect to such modifications, changes or enhancements.

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(f) Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services by Service Provider shall reside solely with Service Provider and notwithstanding anything to the contrary, Service Provider shall be permitted to choose the methodology, systems and applications it utilizes in the provision of such Services. The provision, use of and access to the Services shall be subject to (i) any technical and operational changes that may be required to manage any restrictions imposed by Service Provider in respect of data access; (ii) Service Provider’s business, operational and technical environment, standards, policies and procedures as may be modified from time to time; (iii) any other third party services, resources or dependencies; and (iv) the terms of this Agreement. Service Provider may suspend Service Recipient’s access (if any) to the information technology (including Software, Shared Software or other relevant Intellectual Property) or communications systems of Service Provider used by Service Recipient following advance notice to the extent practicable if, in Service Provider’s reasonable opinion (A) the integrity, security or performance of its systems, or any data stored on them, is being or is likely to be jeopardized by the activities of Service Recipient; or (B) continued access to such information technology or communications systems by Service Recipient would expose Service Provider to liability.

Section 7. Payment of Fees and Charges.

(a) In consideration for the Services provided hereunder, Service Recipient shall pay the applicable Charges hereunder in accordance with this Section 7.

(b) Payment of the Charges shall be made in the manner specified in Schedule 7. If payment terms are not specified in Schedule 7, payment shall be made within thirty (30) days of receipt of invoice for the Charges.

(c) If any costs charged by unaffiliated third parties for goods, Software, services, technology or proprietary rights associated with the provision of Services increase, Service Provider shall be entitled to increase the Charges to reflect that increase on a basis proportionate to the relative use by Service Recipient of the applicable goods, Software, services, technology or proprietary rights.

(d) The Charges are exclusive of value added tax and other sales duties and taxes to be paid in relation to the provision of the Services which shall be added to invoices at the appropriate rate.

(e) Interest shall be payable on any amounts which are not paid by the due date for payment. Interest shall accrue and be calculated on a daily basis (both before and after any judgment) at an annual rate equal to the prime rate (which shall mean the “prime rate” published in the “Money Rates” section of The Wall Street Journal) plus [●]% or, if less, the maximum rate allowed by law.

(f) Service Recipient shall not be entitled to set off or reduce payments of the Charges by any amounts that it claims are owed to it by Service Provider under this Agreement or any other agreement.

(g) The parties agree that the Charges determined in accordance with this Section 7 are intended as cost reimbursement only and not intended to result in a profit or loss.

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Section 8. Taxes on Services.

(a) Service Recipient shall be responsible for all sales, use, excise, services and other similar taxes, levies and charges not otherwise included in the Charges (other than taxes based, in whole or in part, on net income or profits or employees of Service Provider) imposed by applicable taxing authorities on the provision of Services to Service Recipient and its Affiliates hereunder. If Service Provider or any of its Affiliates is required to pay such taxes, levies or charges, Service Recipient shall promptly reimburse Service Provider therefor. Service Provider shall, to the extent practicable, separately state such sales, use, excise, services and other similar taxes on the relevant invoice for any Charges.

(b) Service Provider shall deliver to Service Recipient correct, complete and executed originals of Internal Revenue Service Form W-9 (i) on or before the date hereof and (ii) promptly upon learning that any such previously provided form has become obsolete, incorrect or ineffective.

Section 9. Independent Contractor. In providing Services hereunder, Service Provider and its Affiliates and any third parties acting on behalf of Service Provider shall act solely as independent contractors. Nothing herein shall constitute or be construed to be or create in any way or for any purpose a partnership, joint venture or principal-agent relationship between the parties. No party shall have any power to control the activities or operations of the other party. No party shall have any power or authority to bind or commit any other party. In providing the Services hereunder, Service Provider’s employees and agents shall not be considered employees or agents of Service Recipient, nor shall Service Provider’s employees or agents be eligible or entitled to any compensation, benefits, or perquisites (including severance) given or extended to any of Service Recipient’s employees.

Section 10. Warranties. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE SERVICES ARE PROVIDED “AS-IS” AND THERE ARE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROVISION OF SERVICES HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, QUALITY OF INFORMATION OR TITLE/NONINFRINGEMENT, WHICH ARE SPECIFICALLY DISCLAIMED.

Section 11. Termination of Agreement.

(a) Either party may terminate this Agreement if (i) the other party makes a general assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for all or a substantial part of its assets, (ii) the other party commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect or the other party has had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or

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appointment is made and which remains undismissed for a period of sixty (60) days or more or (iii) the other party materially breaches this Agreement and does not cure such breach within sixty (60) days after being given written notice of the breach describing the nature of such breach.

(b) The following Sections shall survive any termination, cancellation or expiration of this Agreement or a Service: Sections 7 and 8 (in each case, to the extent of the Charges and taxes accrued prior to termination, cancellation or expiration) and Section 4(b) (last sentence only), 9, 10, 11, 12, 15, 16, 17, 18, 21, 24, 25, 26, 27, 28, 29, 30, 31, 32 and 33. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all, Services, this Agreement shall continue in full force and effect with respect to any Services not terminated thereby.

Section 12. Limitation on Scope. NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATION WHATSOEVER IN CONNECTION HEREWITH, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT.

Section 13. Assignment; Subcontractors; No Third-Party Beneficiaries.

(a) This Agreement shall not be assigned by operation of law or otherwise by any party, except as otherwise expressly set forth in this Agreement, without the prior written consent of the other party. QBE may delegate any of its obligations as Service Provider under this Agreement to any of its Affiliates, in lieu of performing such obligations directly, in which case the entity to which such obligation has been delegated shall be deemed a Service Provider for such purposes; provided that QBE shall in all such instances remain liable for the due and punctual performance of such obligations. Any attempted assignment in violation of this Section 13(a) shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their permitted successors and assigns.

(b) Service Provider may hire or engage one or more third-party service providers to perform any or all of its obligations under this Agreement; provided, that such Service Provider shall use the same degree of care in selecting any such third-party service providers as it would if such third-party service providers was being retained to provide similar services to such Service Provider.

(c) Except as otherwise expressly set forth in Section 26, 27, 28, 29, 30 or 31, this Agreement is for the sole benefit of the parties, the Provider Indemnified Person or the Recipient Indemnified Person (to the extent they are entitled to indemnity herein), and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14. Force Majeure. No party shall be liable for any failure or delay in performing any of its obligations under this Agreement so long as and to the extent such failure or delay is due to any cause beyond its reasonable control, including any natural disaster, hurricane, earthquake, flood, fire, catastrophic weather conditions, disease or any other element of nature or

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act of God, act of war (declared or undeclared), insurrection, riot, civil disturbance or disorder, rebellion, sabotage, embargo, terrorist act, or explosion, strike, failure of or damage to public utility.

Section 15. Governing Law; Dispute Resolution; Jurisdiction; Service of Process.

(a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF SUCH AGREEMENTS TO THE LAWS OF ANOTHER JURISDICTION.

(b) Prior to taking any legal action related to this Agreement (excepting any legal action for immediate injunctive relief or equitable relief), any dispute, claim or controversy between the parties arising out of or relating to this Agreement, including with respect to the validity, performance, interpretation or application of any provision of this Agreement or the performance by Service Provider or Service Recipient of their respective obligations hereunder (a “Dispute”) shall be attempted to be resolved as provided in this Section 15(b). A Dispute is deemed to commence as of the date a party informs the other party in writing of the existence of a Dispute.

(i) The parties shall first attempt to resolve their Dispute informally in the following manner:

(A) Either party may submit the Dispute to the Representatives, who shall meet as often as the Representatives of both parties reasonably deem necessary to gather and analyze any information relevant to the resolution of the Dispute. The Representatives shall negotiate in good faith in an effort to resolve the Dispute; and

(B) If the Representatives are unable to resolve the Dispute within fifteen (15) days, or otherwise determine in good faith that resolution through continued discussions by the Representatives does not appear likely, then the Parties may seek whatever remedies are available under applicable Law.

(ii) Service Provider acknowledges that the performance of its obligations, including the Services, pursuant to this Agreement is critical to the business and operations of Service Recipient. Accordingly, in the event of a Dispute between Service Recipient, on the one hand, and Service Provider, on the other hand, Service Provider shall continue to perform the Services in good faith during the resolution of such Dispute unless and until this Agreement is terminated in accordance with the provisions hereof.

(c) The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing over any Action arising out of or relating to this Agreement. Each party agrees that all claims in respect of any Action arising out of or relating to this

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Agreement shall be heard and determined in such state courts or, to the extent permitted by Law, in such federal court. The parties irrevocably and unconditionally consent that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same.

(d) Each party irrevocably and unconditionally agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 18. Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 16. Waiver of Jury Trial. Each party irrevocably and unconditionally waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to the transactions contemplated by this Agreement, or its performance under or the enforcement of this Agreement.

Section 17. Entire Agreement. This Agreement (including the Schedules hereto) together with the Master Transaction Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

Section 18. Notices. Unless otherwise provided herein, all notices, requests, consents, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following respective addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 18):

To QBE:

QBE Holdings, Inc.

Attention: Jose Ramon Gonzalez, Chief Legal Officer

Wall Street Plaza

88 Pine Street

New York, NY 10005

Phone: (212) 422-1212

Facsimile: (212) 422-1313

e-mail: Jose.Gonzalez@us.qbe.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

Attention: Sean M. Keyvan

One South Dearborn

Chicago, IL 60603

Phone: (312) 853-4660

Facsimile: (312) 853-7036

e-mail: skeyvan@sidley.com

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To the Acquiror:

National General Insurance Company

Attention: Jeffrey Weissmann, General Counsel

59 Maiden Lane

38th Floor

New York, NY 10038

Phone: (212) 380-9479

Facsimile: (212) 380-9498

e-mail: jeffrey.weissmann@ngic.com

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

Attention: Nicholas F. Potter

919 Third Avenue

New York, NY 10022

Phone: (212) 909-6459

Facsimile: (212) 521-7459

e-mail: nfpotter@debevoise.com

Any party may, by notice given in accordance with this Section 18 to the other party, designate another address or Person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt.

Section 19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 20. Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by the parties. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

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Section 21. Confidentiality. The parties agree that any confidential or proprietary information of either party or its Affiliates or any of their subcontractors or vendors, whether relating to customer information, trade data, trade secrets, or business practices of the other party or its Affiliates, that either party or its Affiliates, or their respective employees, agents or subcontractors (each, a “Group”), obtain on or after the date hereof from the other party or its Group relating to, arising out of or in connection with the Services rendered hereunder (the “Confidential Information”), shall not be disclosed by any member of such Group to any third party unless (and then only to the extent that) (i) the party or its Group is legally required, by order of any court or otherwise, to disclose such Confidential Information, or is requested by any applicable Governmental Authority to disclose Confidential Information to it or (ii) the nondisclosing party gives prior written consent. In the event of (i) in the previous sentence, the party that is, or whose Group member is, required to disclose such Confidential Information shall, if legally permitted to do so, provide the other party with prior written notice of such legal requirement or request to disclose and shall use commercially reasonable efforts to afford the nondisclosing party an opportunity to contest such disclosure at the sole cost of the nondisclosing party. Each party shall use commercially reasonable efforts to restrict access to the other party’s and its Affiliates’ Confidential Information to any other member of such party’s Group who needs such Confidential Information in connection with performing or receiving Services or any other obligations under this Agreement, provided such member is bound by confidentiality obligations to its party that are at least as protective as the obligations under this Section 21. Each party agrees to use the other party’s and its Affiliates’ Confidential Information only in connection with the performance of its obligations hereunder. It is expressly understood that no information shall be subject to these confidentiality provisions, or otherwise deemed as Confidential Information, to the extent: (a) the party or Group receiving such information legally learned of such information from a third party, such third party’s disclosure not violating a duty of non-disclosure owed to another party, (b) a party or Group independently had knowledge of such information prior to the date hereof and without a duty of confidentiality, (c) such information becomes available through the public domain other than through disclosure by the recipient or its Group in violation of this Section 21 or any other confidentiality agreement with the other party or its Affiliates or (d) information acquired or developed independently by a party or its Group without violating this Section 21 or any other confidentiality agreement with the other party or its Affiliates. Without limiting the generality of the foregoing, each party shall cause its employees and agents to exercise the same level of care with respect to Confidential Information relating to the other party or any of its Affiliates as it would with respect to its own Confidential Information.

Section 22. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such agreement.

Section 23. Good-Faith Cooperation. Each party shall, and shall cause its respective Affiliates to, cooperate with each other in good faith in all matters relating to the provision and receipt of Services. The Representatives of each party shall consult with each other regularly and the parties shall cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the expense thereof and the disruption therefrom to the

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business of the parties and their Affiliates. Each party further agrees to reasonably cooperate in any security arrangements which the other party reasonably deems necessary to prevent or redress unauthorized access to its systems and data. Each party shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing and shall not engage in any willful or intentional misconduct, gross negligence or common law fraud or otherwise violate any applicable Law in connection with the performance of its obligations hereunder. Without limiting the foregoing, such cooperation shall include the execution and delivery of such further instruments or documents as may be reasonably requested by the other party (at the requesting party’s cost) to enable the full performance of each party’s obligations hereunder.

Section 24. Master Transaction Agreement. Nothing contained in this Agreement is intended or shall be construed to amend, modify, augment or decrease in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Master Transaction Agreement.

Section 25. Books and Records.

(a) During the Term, and for so long as Service Provider is required to maintain its own Books and Records under applicable Laws, (i) Service Provider shall maintain records, books, systems, internal or external audit reports or regulatory examination reports, including tax records (the “Books and Records”), relating to the Services and Service Provider’s control environment used to provide the Services; (ii) such Books and Records shall be maintained by Service Provider in any format that may be required by applicable Laws; and (iii) to the extent Service Provider is legally permitted to provide Service Recipient with access to such Books and Records, Service Provider shall provide to Service Recipient, within ten (10) Business Days of receipt of Service Recipient’s reasonable request (or such shorter period as may be required by applicable Law), access to all such Books and Records (A) as may be required by Service Recipient in order for it and its Affiliates to comply with all applicable Laws, (B) in connection with a Dispute arising out of or relating to this Agreement or Services provided under this Agreement or (C) as may be required in connection with any inspection by any Governmental Authority with jurisdiction or authority over Service Recipient.

(b) During the Term, and for so long as Service Recipient is required to maintain its own Books and Records under applicable Laws, (i) Service Recipient shall maintain its Books and Records relating to the Services and Service Recipient’s control environment used to receive the Services; (ii) such Books and Records shall be maintained by Service Recipient in any format that may be required by applicable Laws; and (iii) to the extent Service Recipient is legally permitted to provide Service Provider with access to such Books and Records to Service Provider, Service Recipient shall provide to Service Provider, within ten (10) Business Days of receipt of Service Provider’s reasonable request (or such shorter period as may be required by applicable Law), access to all such Books and Records (A) as may be required by Service Provider in order for it and its Affiliates to comply with all applicable Laws, (B) in connection with a Dispute arising out of or relating to this Agreement or Services provided under this Agreement or (C) as may be required in connection with any inspection by any Governmental Authority with jurisdiction or authority over Service Provider.

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(c) All access rights under this Section 25 shall be conducted during normal business hours in a manner that does not unreasonably interfere with the other party’s business operations. The parties agree that all information and records exchanged hereunder shall be treated as Confidential Information of the disclosing party.

(d) During the Term, Service Recipient shall cooperate in good faith with Service Provider in the completion by Service Provider of its quarterly financial statements; provided that such cooperation shall not unreasonably interfere with performance by Service Recipient’s personnel of their duties, including the Services.

Section 26. Limitation of Liability.

(a) The Acquiror agrees that none of Service Provider, its Affiliates or any of its or their respective directors, officers, agents, consultants, representatives or employees (each, a “Provider Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to the Acquiror or its Affiliates or any other Person for or in connection with the Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of Provider Indemnified Person in connection with any such Services or transactions, except to the extent any Losses have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions or inactions.

(b) No Provider Indemnified Person or Recipient Indemnified Person shall be liable for any special, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Service Provider’s or Service Recipient’s obligations under this Agreement, as applicable. This disclaimer applies, without limitation, (i) to claims arising from the provision of the Services or any failure or delay in connection therewith, (ii) to claims for lost profits and (iii) regardless of the form of action, whether in contract, tort, strict liability, or otherwise.

(c) In addition to the foregoing, each party agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of its Affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other party to comply fully with its obligations under this Agreement.

Section 27. Indemnification of Service Provider by Service Recipient. Service Recipient agrees to indemnify and hold harmless each Provider Indemnified Person from and against any damages, and to reimburse each Provider Indemnified Person for all costs, damages, liabilities and fees and expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending any Action) (collectively, “Losses”) incurred in investigating, preparing, pursuing, or defending any Actions, whether or not in connection with pending or threatened litigation and whether or not any Provider Indemnified Person is a party, arising out of or in connection with Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement,

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the transactions contemplated hereby or any actions or inactions by or on behalf of any Provider Indemnified Person in connection with any such Services or transactions; provided that Service Recipient shall not be responsible for any Losses of any Provider Indemnified Person to the extent such Losses have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any of such Services, actions or inactions (it being understood and agreed that the provision by Service Provider or any of its Affiliates of any of the Services without obtaining the consent of any party to any contract or agreement to which Service Provider or any of its Affiliates is a party as of the date hereof shall not constitute gross negligence or willful misconduct by Service Provider or any of its Affiliates; provided that Service Provider or its Affiliate, as applicable, has used commercially reasonable efforts to obtain the relevant consent, without any guarantee of success in respect thereof).

Section 28. Indemnification of Service Recipient by Service Provider. Service Provider agrees to indemnify and hold harmless Service Recipient, each of its Affiliates and its and their respective directors, officers, agents, consultants, representatives or employees (each, a “Recipient Indemnified Person”) from and against any Losses incurred in investigating, preparing, or defending any Action, to the extent such Losses have arisen out of the gross negligence or willful misconduct of any Provider Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

Section 29. Indemnification as Exclusive Remedy. Except for the termination rights provided for under the terms of this Agreement, the indemnification provisions of this Section 29 shall be the exclusive remedy for breach of this Agreement and any matters relating to this Agreement.

Section 30. Conduct of Proceedings. Any proceedings relating to indemnification under Section 27 or 28 shall be conducted in accordance with the procedures set forth in Section 10.3 of the Master Transaction Agreement, mutatis mutandis.

Section 31. No Limitation. Nothing contained in Sections 26 to 30 shall limit or alter the obligation of any party to indemnify any other party pursuant to the Master Transaction Agreement; provided that no party shall obtain duplicative recoveries.

Section 32. Order of Precedence.

(a) If there is any material conflict between the terms in the body of this Agreement and any Schedules attached hereto, the terms in the body of this Agreement shall prevail.

(b) If there is any material conflict between the terms in the body of this Agreement and the Master Transaction Agreement, the terms of the Master Transaction Agreement shall prevail.

Section 33. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to preamble, recitals, Sections, Transition Services Schedules and Schedules are references to the preamble, recitals, Sections, Transition Services Schedules and

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Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder,” “hereby” and similar terms shall be deemed to refer to this Agreement as a whole and not to any specific section; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase shall have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law (i) include a reference to the corresponding rules and regulations and (ii) include a reference to each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) each of the Acquiror, on the one hand, and QBE, on the other hand, shall be referred to as a “party” and collectively as the “parties;” (m) all references to any period of days shall be deemed to be to the relevant number of calendar days unless Business Days are expressly specified; and (n) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

Section 34. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party or by any third party in accordance with the terms of this Agreement, shall be deemed to have been performed, satisfied or fulfilled by such party.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set forth above.

QBE HOLDINGS, INC.

By:
Name:
Title

NATIONAL GENERAL HOLDINGS CORP.

By:
Name:
Title

Signature Page to Transition Services Agreement

EXHIBIT C-2

FORM OF REVERSE TRANSITION SERVICES AGREEMENT

See attached.

EXHIBIT C-2

FORM OF REVERSE TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

NATIONAL GENERAL HOLDINGS CORP.

AND

QBE HOLDINGS, INC.

DATED AS OF [●], 2015

Schedule 2(a)(i)	Transition Services
Schedule 2(a)(iii)	Excluded Services
Schedule 3(a)	Intellectual Property License Exemptions
Schedule 4(a)	Representatives
Schedule 7	Fees and Charges

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TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [●], 2015, is by and between National General Holdings Corp., a Delaware corporation (the “Acquiror”), and QBE Holdings, Inc., a Delaware corporation (“QBE”).

WHEREAS, pursuant to that certain Master Transaction Agreement by and among QBE Investments (North America), Inc., a Delaware corporation (“Parent”), QBE, and the Acquiror, dated as of July 15, 2015 (the “Master Transaction Agreement”), the Acquiror is acquiring, directly or indirectly, all the outstanding common stock of QBE Financial Institution Risk Services, Inc., a Delaware corporation (the “Company”) and the following subsidiaries of the Company (collectively, the “Transferred Subsidiaries”): (i) QBE FIRST Insurance Agency, Inc., a California corporation, (ii) Seattle Specialty Insurance Services, Inc., a Washington corporation, (iii) Newport Management Corporation, a California corporation and (iv) Mortgage & Auto Solutions, Inc., a Texas corporation. The Master Transaction Agreement contemplates that the parties shall, at the closing of the transactions contemplated by the Master Transaction Agreement, enter into this Agreement for the provision of certain services to QBE and its Affiliates (as defined in the Master Transaction Agreement), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Certain Defined Terms. Any capitalized term used but not defined herein shall have the meaning set forth in the Master Transaction Agreement. The following terms have the respective meanings set forth below throughout this Agreement:

“Acquiror” shall have the meaning set forth in the preamble.

“Additional Services” shall have the meaning set forth in Section 2(a)(ii).

“Agreement” shall have the meaning set forth in the preamble.

“Authorization Expenses” shall have the meaning set forth in Section 2(d).

“Authorizations” shall have the meaning set forth in Section 2(d).

“Books and Records” shall have the meaning set forth in Section 25.

“Business” shall have the meaning set forth in the Master Transaction Agreement.

“Charges” shall have the meaning set forth in Section 2(b).

“Closing” shall have the meaning set forth in the Master Transaction Agreement.

“Company” shall have the meaning set forth in the recitals.

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“Confidential Information” shall have the meaning set forth in Section 21.

“Dispute” shall have the meaning set forth in Section 15(b).

“End Date” shall have the meaning set forth in Section 5(a).

“Excluded Services” shall have the meaning set forth in Section 2(a)(iii).

“Expiration Date” shall have the meaning set forth in Section 5(a).

“Extension” shall have the meaning set forth in Section 5(a).

“Group” shall have the meaning set forth in Section 21.

“Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, and all patents which may issue on such applications, all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade dress, logos, and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights and database rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) protectable rights in confidential and proprietary information, including trade secrets, processes and know-how that arise from not being publicly known, in each case existing on the Closing Date, (e) Internet domain names, and registrations pertaining thereto, and (f) rights in Software and Shared Software.

“Licensed IP” shall have the meaning set forth in Section 3(a).

“Losses” shall have the meaning set forth in Section 27.

“Master Transaction Agreement” shall have the meaning set forth in the recitals.

“Meeting” shall have the meaning set forth in Section 4(a).

“Parent” shall have the meaning set forth in the recitals.

“Policies” shall have the meaning set forth in the Reinsurance Agreements.

“Provider Indemnified Person” shall have the meaning set forth in Section 26(a).

“QBE” shall have the meaning set forth in the preamble.

“Recipient Indemnified Person” shall have the meaning set forth in Section 28.

“Reinsurance Agreements” shall have the meaning set forth in the Master Transaction Agreement

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“Representative” shall have the meaning set forth in Section 4(a).

“Scheduled Final Service Date” shall have the meaning set forth in Section 2(c).

“Service” shall have the meaning set forth in Section 2(a).

“Service Data” shall have the meaning set forth in Section 3(b).

“Service Provider” means the Company and the Transferred Subsidiaries.

“Service Recipient” means QBE and its Affiliates.

“Term” shall have the meaning set forth in Section 5(a).

“Terminated Service Log” shall have the meaning set forth in Section 5(b).

“Third Party Contracts” shall have the meaning set forth in Section 2(d).

“Transferred Subsidiaries” shall have the meaning set forth in the recitals.

“Transition Plan” shall have the meaning set forth in Section 4(c).

“Transition Services” shall have the meaning set forth in Section 2(a)(i).

“Transition Services Schedule” shall have the meaning set forth in Section 2(a).

“Transition Services Team” shall have the meaning set forth in Section 4(a).

Section 2. Services in General; Transition Services Schedules.

(a) Upon the terms contained in this Agreement and the Transition Services Schedules attached hereto (each such schedule, a “Transition Services Schedule”), during the Term, Service Provider shall provide to Service Recipient all the services listed in the Transition Services Schedules (each such service, a “Service”), and Service Recipient shall pay for such Services in accordance with the terms of this Agreement, as follows:

(i) Transition Services. The Services that were historically provided by Service Provider to Service Recipient prior to the date hereof, which are identified as Transition Services in Schedule 2(a)(i) (the “Transition Services”). The Transition Services shall also include, for the Charges to be mutually agreed by the parties, any Service(s) (other than the Excluded Services) that were historically provided by the Company and the Transferred Subsidiaries to any of the other businesses of QBE prior to the date hereof that were inadvertently omitted from Schedule 2(a)(i). The parties shall cooperate in good faith to amend Schedule 2(a)(i) to include any such omitted Service(s) that are identified by one of the parties after the date hereof. The Service Recipient shall not be responsible for any Charges applicable to any individual Service included in the Terminated Service Log following Service Recipient’s provision of (A) sixty (60) days written notice to the Service Provider terminating such Service to the extent such Service constitutes a service related to information technology or communications in accordance with Section 5(b)(i) or (B) thirty (30) days written notice to the Service Provider terminating such Service for any other Service in accordance with Section 5(b)(ii).

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(ii) Additional Services. During the Term, Service Recipient may request that Service Provider provide such reasonably necessary additional services other than the Transition Services set forth on Schedule 2(a)(i) (the “Additional Services”) that are not Excluded Services and Service Provider shall consider all such requests in good faith. If Service Provider provides any such Additional Services the parties shall negotiate in good faith the terms on which such Additional Services shall be provided and, if those terms are mutually agreed upon, Schedule 2(a)(i) shall be amended pursuant to Section 20 to reflect such addition and the Additional Service(s) shall be deemed to form a part of the Services.

(iii) Excluded Services. Schedule 2(a)(iii) sets forth a list and description of certain services that Service Provider shall not provide to Service Recipient pursuant to this Agreement (the “Excluded Services”).

(b) For each Service, the applicable Transition Services Schedule sets forth, among other things: (i) a description of the Service; and (ii) the method for determining the Charge for the Service, which shall be the actual cost (which shall be deemed to include, in addition to all third party and other out-of-pocket costs, all corporate overhead and other costs reasonably allocated to QBE and its Affiliates for employees, occupancy and other matters) of the provision of such Service to Service Recipient (the “Charges”) as further determined using the principles for determining the Charges under Section 7.

(c) Subject to Section 5, the parties shall agree that the date each such Service is to be terminated shall be the earlier of (i) the date (if any) set forth in the applicable Transition Services Schedule (each, a “Scheduled Final Service Date”) and (ii) the Expiration Date. Service Recipient agrees to use commercially reasonable efforts to end its need to use each and every Service as soon as reasonably practicable and in all events prior to the earlier of the Scheduled Final Service Date with respect to each Service and the Expiration Date.

(d) Third Party Consents. Service Recipient understands, acknowledges and agrees that certain Services to be provided by Service Provider may be provided by or through the use of the services, Software or other products of unaffiliated third parties on behalf of Service Provider pursuant to contracts to which Service Recipient is not a party (collectively, the “Third Party Contracts”). Service Provider shall be responsible for obtaining any additional consents, approvals, permissions or licenses (collectively, “Authorizations”) required for the continued participation in such Third Party Contracts by such third parties. Service Provider and Service Recipient shall each be responsible for fifty percent (50%) of any additional costs, expenses, fees, charges, commissions or right-to-use fees (“Authorization Expenses”) that obtaining such Authorizations may involve. Service Provider agrees to use its commercially reasonable efforts to seek and obtain any Authorizations necessary pursuant to such Third Party Contracts to provide Services to Service Recipient; provided, however, that Service Provider shall not be required to obtain any Authorizations if such Authorizations would require Service Provider to modify, amend or otherwise alter a Third Party Contract in a manner that, in Service Provider’s reasonable opinion, is materially detrimental to Service Provider or any of its

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Affiliates. If, as of the date hereof, there are Third Party Contracts where Authorizations have not been received by Service Provider, then Service Provider shall (i) continue to use commercially reasonable efforts to obtain such Authorizations or (ii) at Service Recipient’s request, use commercially reasonable efforts to cooperate with Service Recipient and reasonably assist it to enter into its own agreements with third parties (including identifying and approaching the applicable vendor (or another third party vendor) with whom Service Recipient shall enter into its own third party contract at a price and upon terms that are mutually agreeable to Service Recipient and such vendor relating to such Service). On termination or expiration of any Third Party Contract during the Term, Service Provider shall not be obligated to continue to provide, or cause the provision of the Services to which the relevant Third Party Contract relates, but at Service Recipient’s request, shall use commercially reasonable efforts to cooperate with Service Recipient and reasonably assist it to enter into its own agreements with third parties (including identifying and approaching the applicable vendor (or another third party vendor) with whom Service Recipient shall enter into its own third party contract at a price and upon terms that are mutually agreeable to Service Recipient and such vendor relating to such Service). Service Provider acknowledges and agrees that with respect to any termination fees for any Third Party Contract or other third party arrangement that are incurred by Service Provider as a result of the transition of Services to Service Recipient, Service Recipient shall be responsible for fifty percent (50%) of the termination fees associated with such contract or arrangement.

Section 3. Intellectual Property Matters.

(a) Except as set forth on Schedule 3(a), Service Provider hereby grants, or has caused each relevant Affiliate to grant, to Service Recipient a royalty-free, non-exclusive, non-transferable, non-assignable, non-sublicenseable license to access or use the Intellectual Property, including Software or Shared Software, owned by the applicable Service Provider (collectively, the “Licensed IP”) during the Term to the extent necessary to, and for the sole purpose of, Service Recipient’s receipt of Services during the Term but only to the extent (i) currently accessed or used by Service Recipient prior to the Closing, (iii) such access or use is not in violation of applicable Law or any internal privacy-related policies of Service Provider and (iv) Service Provider has or can obtain the right to grant such license in connection with providing the Services. In furtherance and not in limitation of the foregoing, unless otherwise agreed in writing by Service Provider, any such Licensed IP that is Software or Shared Software may only be installed or used on Service Recipient systems on which the Software or Shared Software was installed or used prior to the Closing. For the avoidance of doubt, any Licensed IP licensed pursuant to this Section 3(a) shall be deemed Confidential Information of Service Provider.

(b) “Service Data” means all the data provided by a Service Recipient or created by or for Service Provider on behalf of a Service Recipient in connection with the provision of the Services, including employee information, customer information, product details and pricing information. The Service Data and any Intellectual Property rights therein shall be and shall remain the property of the applicable Service Recipient and shall be provided by Service Provider to Service Recipients pursuant to reports created by Service Provider. Except as set forth herein, all data, information, Intellectual Property and Software created by Service Provider in connection with the provision of the Services shall be owned by Service Provider. Unless otherwise specifically provided herein, this Agreement shall not transfer ownership of, or license any rights to any Intellectual Property from any Person to another Person.

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Section 4. Administration of Services.

(a) Service Recipient and Service Provider shall each designate a group of individuals (each, a “Transition Services Team”), which shall work cooperatively with their counterparts to facilitate and administer this Agreement. Each Service Recipient and Service Provider shall designate (and reflect on Schedule 4(a)) two (2) or more persons (each, a “Representative”), who shall make reasonable efforts to meet, in person or telephonically during normal business hours and with reasonable notice (each such meeting, a “Meeting”), from time to time as reasonably requested by the other party’s Representatives to discuss the Services generally and any issues relating thereto; provided that any Representative’s failure to attend one or more Meetings shall not be deemed to constitute a breach under this Agreement. Each party shall have the right at any time and from time to time to replace its Representatives by giving notice in writing to the other party setting forth the name of (i) the Representative to be replaced and (ii) the replacement Representative.

(b) Service Recipient acknowledges and agrees that Service Provider may need to provide some of the Services from or otherwise may need access to and use of locations owned or controlled by Service Recipient or its Affiliates. In order for Service Provider to perform its obligations under this Agreement, Service Recipient agrees to, and to cause its Affiliates to: (i) provide and maintain a safe location and environment for the representatives providing the Services; (ii) provide a secure area reasonably located for Service Provider’s and its Affiliates’ property and materials; (iii) provide Service Provider and its Affiliates reasonable access to its property, materials, information and data (including, upon reasonable advance notice, after normal business hours and during weekends and holidays) to the extent reasonably necessary in order for such other party to perform its obligations under this Agreement; and (iv) permit any signage to be displayed at such locations or on such property as may be required under applicable Law (including for regulatory purposes). In the event Service Recipient fails to provide access required hereunder to Service Provider’s employees and subcontractors as contemplated hereunder, Service Provider shall not be liable for any failure to perform under this Agreement occasioned by the lack of access. In the event that either party shall require (A) physical separation of its employees, property or Services (or any signage at or on another party’s location or property), (B) employee relocation or (C) technology firewalls (including such actions as may be required to effect the confidentiality obligations set forth in Section 21 or to comply with applicable Law), the resulting cost of such signage, physical separation, relocation and firewalls shall be borne by Service Recipient (and if any authorization from a Governmental Authority is required by a party in connection with the matters contemplated by the foregoing, then the other party shall cooperate with such party to obtain any such authorization). Service Recipient and Service Provider each agree to comply in all material respects with all Laws applicable to its activities under this Agreement and to use, and cause their respective Affiliates to use, commercially reasonable efforts to protect such property and materials of the other party or its Affiliates against damage, destruction, loss or unauthorized use. To the extent that any property or materials of Service Provider or its Affiliates used to provide any terminated Service is located on premises owned or controlled by Service Recipient, Service Provider shall have a reasonable period of time following the effective date of such termination to remove such property or materials.

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(c) By the 6-month anniversary of the date hereof, Service Recipient agrees to jointly develop with Service Provider a plan of transition (the “Transition Plan”) explaining how Service Recipient intends to cease access to or its use of the Licensed IP, systems, operations, processes and platforms set forth on the Transition Services Schedules by the Expiration Date. The Transition Plan shall contain a timeline of Service Recipient’s plan to exit or cease use of such Licensed IP, systems, operations, processes and platforms and identify the roles and responsibilities of both parties to complete the transition. Service Provider shall cooperate with Service Recipient in providing such information and other data for the development of the Transition Plan contemplated above. The Transition Plan must be approved in writing by both parties in order to take effect. Both parties acknowledge that the Transition Plan shall evolve and shall be subject to change. Changes shall be discussed and mutually agreed to by the Transition Services Team in its Meetings pursuant to Section 4(a), and the Transition Plan updated accordingly.

Section 5. Term, Extension and Termination of Services.

(a) The term of this Agreement shall commence on the date hereof and shall remain in effect until the twelve (12)-month anniversary of the date hereof (the “End Date”); provided, however, that the End Date may be extended for up to two (2) additional six (6) month periods (each such extension period, an “Extension”) upon Service Recipient’s request by written notice to Seller at least thirty (30) days before the last day of the End Date or, in the event that Service Recipient requests an Extension prior to the End Date, thirty (30) days before the last day of such Extension (collectively, the “Term”). The last day of the Term is referred to herein as the “Expiration Date.”

(b) With respect to (i) any individual Service provided hereunder that constitutes a service related to information technology or communications, the Service Recipient may, upon sixty (60) days written notice to the Service Provider or (ii) any other individual Service provided hereunder, the Service Recipient may, upon thirty (30) days written notice to the Service Provider, terminate the individual Service, which shall be one or more line items in the Transition Services Schedules. The Service Provider shall maintain a spreadsheet of individual Services terminated pursuant to this Section 5(b) (the “Terminated Service Log”) and the Service Provider shall promptly update the Terminated Service Log reflecting the termination of any individual Service. At the Service Recipient’s request, the Service Provider shall provide the Service Recipient with a current version of the Terminated Service Log.

Section 6. Standard of Performance; Limitations on Providing Services.

(a) Service Provider shall perform the Services, including maintaining the systems, platforms and equipment used to provide the Services, in accordance with applicable Law. The nature, quality, standard of care and the service levels at which such Services are performed shall be materially consistent with the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of Service Provider to Service Recipient immediately prior to the date hereof; provided that appropriate

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modifications may be made for security, confidentiality and data integrity so long as such modifications do not adversely affect the manner or quality of the Services delivered hereunder in any material respect; provided, further, that the level or volume of any specific Service required to be provided to a Service Recipient hereunder shall not exceed the level or volume of such Service as historically utilized by such Service Recipient during the twelve (12)-month period ending immediately prior to the date hereof; and provided, further, that in providing any Service, Service Provider shall have no obligation to allocate human, equipment or other resources in excess of the level of resources historically allocated to the provision to Service Recipient of such Service by Service Provider during the twelve (12)-month period ending immediately prior to the date hereof.

(b) Service Recipient acknowledges that Service Provider is not in the business of providing Services (or services of a like nature) to third parties, and the Services are being provided to Service Recipient by Service Provider solely to facilitate the transactions contemplated by the Master Transaction Agreement; and Service Provider acknowledges that the receipt of the Services as provided herein in an accurate and timely manner is of paramount importance to the Service Recipient.

(c) Service Provider shall not be required to provide any Service to the extent performance of such Service by Service Provider is prohibited by, or would require Service Provider to violate, any applicable Laws.

(d) If Service Recipient, QBE or any of their Affiliates shall purchase, lease or otherwise acquire any business, assets or properties or rights in respect thereof, Service Provider shall have no obligation to provide any Services hereunder in respect of such acquired business, assets or properties; provided, however, that Service Recipient may request that Service Provider service such acquired business, assets or properties as Additional Services pursuant to Section 2(a)(ii). Service Provider shall have no obligation to provide any Services hereunder in respect of any business, asset or property owned by QBE or any of its Affiliates prior to the date hereof.

(e) It is understood and agreed that Service Provider may from time to time modify, change or enhance the manner, nature, quality or standard of care of any Service provided to Service Recipient to the extent Service Provider is making a similar change in the performance of such Services for Service Provider and its Affiliates; provided that any such modification, change or enhancement shall not reasonably be expected to adversely effect such Service in a material manner. Service Provider shall furnish to Service Recipient substantially the same notice (in content and timing), if any, as Service Provider furnishes to its own organization with respect to such modifications, changes or enhancements.

(f) Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services by Service Provider shall reside solely with Service Provider and notwithstanding anything to the contrary, Service Provider shall be permitted to choose the methodology, systems and applications it utilizes in the provision of such Services. The provision, use of and access to the Services shall be subject to (i) any technical and operational changes that may be required to manage any restrictions imposed by Service Provider in respect of data access; (ii) Service Provider’s business, operational and technical environment, standards, policies and procedures as may be modified from time to time;

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(iii) any other third party services, resources or dependencies; and (iv) the terms of this Agreement. Service Provider may suspend Service Recipient’s access (if any) to the information technology (including Software, Shared Software or other relevant Intellectual Property) or communications systems of Service Provider used by Service Recipient following advance notice to the extent practicable if, in Service Provider’s reasonable opinion (A) the integrity, security or performance of its systems, or any data stored on them, is being or is likely to be jeopardized by the activities of Service Recipient; or (B) continued access to such information technology or communications systems by Service Recipient would expose Service Provider to liability.

Section 7. Payment of Fees and Charges.

(a) In consideration for the Services provided hereunder, Service Recipient shall pay the applicable Charges hereunder in accordance with this Section 7.

(b) Payment of the Charges shall be made in the manner specified in Schedule 7. If payment terms are not specified in Schedule 7, payment shall be made within thirty (30) days of receipt of invoice for the Charges.

(c) If any costs charged by unaffiliated third parties for goods, Software, services, technology or proprietary rights associated with the provision of Services increase, Service Provider shall be entitled to increase the Charges to reflect that increase on a basis proportionate to the relative use by Service Recipient of the applicable goods, Software, services, technology or proprietary rights.

(d) The Charges are exclusive of value added tax and other sales duties and taxes to be paid in relation to the provision of the Services which shall be added to invoices at the appropriate rate.

(e) Interest shall be payable on any amounts which are not paid by the due date for payment. Interest shall accrue and be calculated on a daily basis (both before and after any judgment) at an annual rate equal to the prime rate (which shall mean the “prime rate” published in the “Money Rates” section of The Wall Street Journal) plus [●]% or, if less, the maximum rate allowed by law.

(f) Service Recipient shall not be entitled to set off or reduce payments of the Charges by any amounts that it claims are owed to it by Service Provider under this Agreement or any other agreement.

(g) The parties agree that the Charges determined in accordance with this Section 7 are intended as cost reimbursement only and not intended to result in a profit or loss.

Section 8. Taxes on Services.

(a) Service Recipient shall be responsible for all sales, use, excise, services and other similar taxes, levies and charges not otherwise included in the Charges (other than taxes based, in whole or in part, on net income or profits or employees of Service Provider) imposed by applicable taxing authorities on the provision of Services to Service Recipient and its

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Affiliates hereunder. If Service Provider or any of its Affiliates is required to pay such taxes, levies or charges, Service Recipient shall promptly reimburse Service Provider therefor. Service Provider shall, to the extent practicable, separately state such sales, use, excise, services and other similar taxes on the relevant invoice for any Charges.

(b) Service Provider shall deliver to Service Recipient correct, complete and executed originals of Internal Revenue Service Form W-9 (i) on or before the date hereof and (ii) promptly upon learning that any such previously provided form has become obsolete, incorrect or ineffective.

Section 9. Independent Contractor. In providing Services hereunder, Service Provider and its Affiliates and any third parties acting on behalf of Service Provider shall act solely as independent contractors. Nothing herein shall constitute or be construed to be or create in any way or for any purpose a partnership, joint venture or principal-agent relationship between the parties. No party shall have any power to control the activities or operations of the other party. No party shall have any power or authority to bind or commit any other party. In providing the Services hereunder, Service Provider’s employees and agents shall not be considered employees or agents of Service Recipient, nor shall Service Provider’s employees or agents be eligible or entitled to any compensation, benefits, or perquisites (including severance) given or extended to any of Service Recipient’s employees.

Section 10. Warranties. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE SERVICES ARE PROVIDED “AS-IS” AND THERE ARE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROVISION OF SERVICES HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, QUALITY OF INFORMATION OR TITLE/NONINFRINGEMENT, WHICH ARE SPECIFICALLY DISCLAIMED.

Section 11. Termination of Agreement.

(a) Either party may terminate this Agreement if (i) the other party makes a general assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for all or a substantial part of its assets, (ii) the other party commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect or the other party has had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more or (iii) the other party materially breaches this Agreement and does not cure such breach within sixty (60) days after being given written notice of the breach describing the nature of such breach.

(b) The following Sections shall survive any termination, cancellation or expiration of this Agreement or a Service: Sections 7 and 8 (in each case, to the extent of the Charges and taxes accrued prior to termination, cancellation or expiration) and Section 4(b) (last sentence only), 9, 10, 11, 12, 15, 16, 17, 18, 21, 24, 25, 26, 27, 28, 29, 30, 31, 32 and 33.

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Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all, Services, this Agreement shall continue in full force and effect with respect to any Services not terminated thereby.

Section 12. Limitation on Scope. NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR OBLIGATION WHATSOEVER IN CONNECTION HEREWITH, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT.

Section 13. Assignment; Subcontractors; No Third-Party Beneficiaries.

(a) This Agreement shall not be assigned by operation of law or otherwise by any party, except as otherwise expressly set forth in this Agreement, without the prior written consent of the other party. Service Provider may delegate any of its obligations as Service Provider under this Agreement to any of its Affiliates, in lieu of performing such obligations directly, in which case the entity to which such obligation has been delegated shall be deemed a Service Provider for such purposes; provided that Service Provider shall in all such instances remain liable for the due and punctual performance of such obligations. Any attempted assignment in violation of this Section 13(a) shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their permitted successors and assigns.

(b) Service Provider may hire or engage one or more third-party service providers to perform any or all of its obligations under this Agreement; provided, that such Service Provider shall use the same degree of care in selecting any such third-party service providers as it would if such third-party service providers was being retained to provide similar services to such Service Provider.

(c) Except as otherwise expressly set forth in Section 26, 27, 28, 29, 30 or 31, this Agreement is for the sole benefit of the parties, the Provider Indemnified Person or the Recipient Indemnified Person (to the extent they are entitled to indemnity herein), and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14. Force Majeure. No party shall be liable for any failure or delay in performing any of its obligations under this Agreement so long as and to the extent such failure or delay is due to any cause beyond its reasonable control, including any natural disaster, hurricane, earthquake, flood, fire, catastrophic weather conditions, disease or any other element of nature or act of God, act of war (declared or undeclared), insurrection, riot, civil disturbance or disorder, rebellion, sabotage, embargo, terrorist act, or explosion, strike, failure of or damage to public utility.

Section 15. Governing Law; Dispute Resolution; Jurisdiction; Service of Process.

(a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY

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WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF SUCH AGREEMENTS TO THE LAWS OF ANOTHER JURISDICTION.

(b) Prior to taking any legal action related to this Agreement (excepting any legal action for immediate injunctive relief or equitable relief), any dispute, claim or controversy between the parties arising out of or relating to this Agreement, including with respect to the validity, performance, interpretation or application of any provision of this Agreement or the performance by Service Provider or Service Recipient of their respective obligations hereunder (a “Dispute”) shall be attempted to be resolved as provided in this Section 15(b). A Dispute is deemed to commence as of the date a party informs the other party in writing of the existence of a Dispute.

(i) The parties shall first attempt to resolve their Dispute informally in the following manner:

(A) Either party may submit the Dispute to the Representatives, who shall meet as often as the Representatives of both parties reasonably deem necessary to gather and analyze any information relevant to the resolution of the Dispute. The Representatives shall negotiate in good faith in an effort to resolve the Dispute; and

(B) If the Representatives are unable to resolve the Dispute within fifteen (15) days, or otherwise determine in good faith that resolution through continued discussions by the Representatives does not appear likely, then the Parties may seek whatever remedies are available under applicable Law.

(ii) Service Provider acknowledges that the performance of its obligations, including the Services, pursuant to this Agreement is critical to the business and operations of Service Recipient. Accordingly, in the event of a Dispute between Service Recipient, on the one hand, and Service Provider, on the other hand, Service Provider shall continue to perform the Services in good faith during the resolution of such Dispute unless and until this Agreement is terminated in accordance with the provisions hereof.

(c) The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing over any Action arising out of or relating to this Agreement. Each party agrees that all claims in respect of any Action arising out of or relating to this Agreement shall be heard and determined in such state courts or, to the extent permitted by Law, in such federal court. The parties irrevocably and unconditionally consent that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same.

(d) Each party irrevocably and unconditionally agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified

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mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 18. Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 16. Waiver of Jury Trial. Each party irrevocably and unconditionally waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to the transactions contemplated by this Agreement, or its performance under or the enforcement of this Agreement.

Section 17. Entire Agreement. This Agreement (including the Schedules hereto) together with the Master Transaction Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

Section 18. Notices. Unless otherwise provided herein, all notices, requests, consents, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following respective addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 18):

To QBE:

QBE Holdings, Inc.

Attention: Jose Ramon Gonzalez, Chief Legal Officer

Wall Street Plaza

88 Pine Street

New York, NY 10005

Phone: (212) 422-1212

Facsimile: (212) 422-1313

e-mail: Jose.Gonzalez@us.qbe.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

Attention: Sean M. Keyvan

One South Dearborn

Chicago, IL 60603

Phone: (312) 853-4660

Facsimile: (312) 853-7036

e-mail: skeyvan@sidley.com

To the Acquiror:

National General Insurance Company

Attention: Jeffrey Weissmann, General Counsel

59 Maiden Lane

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38th Floor

New York, NY 10038

Phone: (212) 380-9479

Facsimile: (212) 380-9498

e-mail: jeffrey.weissmann@ngic.com

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

Attention: Nicholas F. Potter

919 Third Avenue

New York, NY 10022

Phone: (212) 909-6459

Facsimile: (212) 521-7459

e-mail: nfpotter@debevoise.com

Any party may, by notice given in accordance with this Section 18 to the other party, designate another address or Person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt.

Section 19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 20. Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by the parties. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 21. Confidentiality. The parties agree that any confidential or proprietary information of either party or its Affiliates or any of their subcontractors or vendors, whether relating to customer information, trade data, trade secrets, or business practices of the other party or its Affiliates, that either party or its Affiliates, or their respective employees, agents or subcontractors (each, a “Group”), obtain on or after the date hereof from the other party or its Group relating to, arising out of or in connection with the Services rendered hereunder (the “Confidential Information”), shall not be disclosed by any member of such Group to any third party unless (and then only to the extent that) (i) the party or its Group is legally required, by

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order of any court or otherwise, to disclose such Confidential Information, or is requested by any applicable Governmental Authority to disclose Confidential Information to it or (ii) the nondisclosing party gives prior written consent. In the event of (i) in the previous sentence, the party that is, or whose Group member is, required to disclose such Confidential Information shall, if legally permitted to do so, provide the other party with prior written notice of such legal requirement or request to disclose and shall use commercially reasonable efforts to afford the nondisclosing party an opportunity to contest such disclosure at the sole cost of the nondisclosing party. Each party shall use commercially reasonable efforts to restrict access to the other party’s and its Affiliates’ Confidential Information to any other member of such party’s Group who needs such Confidential Information in connection with performing or receiving Services or any other obligations under this Agreement, provided such member is bound by confidentiality obligations to its party that are at least as protective as the obligations under this Section 21. Each party agrees to use the other party’s and its Affiliates’ Confidential Information only in connection with the performance of its obligations hereunder. It is expressly understood that no information shall be subject to these confidentiality provisions, or otherwise deemed as Confidential Information, to the extent: (a) the party or Group receiving such information legally learned of such information from a third party, such third party’s disclosure not violating a duty of non-disclosure owed to another party, (b) a party or Group independently had knowledge of such information prior to the date hereof and without a duty of confidentiality, (c) such information becomes available through the public domain other than through disclosure by the recipient or its Group in violation of this Section 21 or any other confidentiality agreement with the other party or its Affiliates or (d) information acquired or developed independently by a party or its Group without violating this Section 21 or any other confidentiality agreement with the other party or its Affiliates. Without limiting the generality of the foregoing, each party shall cause its employees and agents to exercise the same level of care with respect to Confidential Information relating to the other party or any of its Affiliates as it would with respect to its own Confidential Information.

Section 22. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such agreement.

Section 23. Good-Faith Cooperation. Each party shall, and shall cause its respective Affiliates to, cooperate with each other in good faith in all matters relating to the provision and receipt of Services. The Representatives of each party shall consult with each other regularly and the parties shall cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the expense thereof and the disruption therefrom to the business of the parties and their Affiliates. Each party further agrees to reasonably cooperate in any security arrangements which the other party reasonably deems necessary to prevent or redress unauthorized access to its systems and data. Each party shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing and shall not engage in any willful or intentional misconduct, gross negligence or common law fraud or otherwise violate any applicable Law in connection with the performance of its obligations hereunder. Without limiting the foregoing, such cooperation shall include the execution and delivery of such further instruments or documents as may be reasonably requested by the other party (at the requesting party’s cost) to enable the full performance of each party’s obligations hereunder.

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Section 24. Master Transaction Agreement. Nothing contained in this Agreement is intended or shall be construed to amend, modify, augment or decrease in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Master Transaction Agreement.

Section 25. Books and Records.

(a) During the Term, and for so long as Service Provider is required to maintain its own Books and Records under applicable Laws, (i) Service Provider shall maintain records, books, systems, internal or external audit reports or regulatory examination reports, including tax records (the “Books and Records”), relating to the Services and Service Provider’s control environment used to provide the Services; (ii) such Books and Records shall be maintained by Service Provider in any format that may be required by applicable Laws; and (iii) to the extent Service Provider is legally permitted to provide Service Recipient with access to such Books and Records, Service Provider shall provide to Service Recipient, within ten (10) Business Days of receipt of Service Recipient’s reasonable request (or such shorter period as may be required by applicable Law), access to all such Books and Records (A) as may be required by Service Recipient in order for it and its Affiliates to comply with all applicable Laws, (B) in connection with a Dispute arising out of or relating to this Agreement or Services provided under this Agreement or (C) as may be required in connection with any inspection by any Governmental Authority with jurisdiction or authority over Service Recipient.

(b) During the Term, and for so long as Service Recipient is required to maintain its own Books and Records under applicable Laws, (i) Service Recipient shall maintain its Books and Records relating to the Services and Service Recipient’s control environment used to receive the Services; (ii) such Books and Records shall be maintained by Service Recipient in any format that may be required by applicable Laws; and (iii) to the extent Service Recipient is legally permitted to provide Service Provider with access to such Books and Records to Service Provider, Service Recipient shall provide to Service Provider, within ten (10) Business Days of receipt of Service Provider’s reasonable request (or such shorter period as may be required by applicable Law), access to all such Books and Records (A) as may be required by Service Provider in order for it and its Affiliates to comply with all applicable Laws, (B) in connection with a Dispute arising out of or relating to this Agreement or Services provided under this Agreement or (C) as may be required in connection with any inspection by any Governmental Authority with jurisdiction or authority over Service Provider.

(c) All access rights under this Section 25 shall be conducted during normal business hours in a manner that does not unreasonably interfere with the other party’s business operations. The parties agree that all information and records exchanged hereunder shall be treated as Confidential Information of the disclosing party.

(d) During the Term, Service Recipient shall cooperate in good faith with Service Provider in the completion by Service Provider of its quarterly financial statements; provided that such cooperation shall not unreasonably interfere with performance by Service Recipient’s personnel of their duties, including the Services.

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Section 26. Limitation of Liability.

(a) Service Recipient agrees that none of Service Provider, its Affiliates or any of its or their respective directors, officers, agents, consultants, representatives or employees (each, a “Provider Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Service Recipient or its Affiliates or any other Person for or in connection with the Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of Provider Indemnified Person in connection with any such Services or transactions, except to the extent any Losses have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions or inactions.

(b) No Provider Indemnified Person or Recipient Indemnified Person shall be liable for any special, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Service Provider’s or Service Recipient’s obligations under this Agreement, as applicable. This disclaimer applies, without limitation, (i) to claims arising from the provision of the Services or any failure or delay in connection therewith, (ii) to claims for lost profits and (iii) regardless of the form of action, whether in contract, tort, strict liability, or otherwise.

(c) In addition to the foregoing, each party agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of its Affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other party to comply fully with its obligations under this Agreement.

Section 27. Indemnification of Service Provider by Service Recipient. Service Recipient agrees to indemnify and hold harmless each Provider Indemnified Person from and against any damages, and to reimburse each Provider Indemnified Person for all costs, damages, liabilities and fees and expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending any Action) (collectively, “Losses”) incurred in investigating, preparing, pursuing, or defending any Actions, whether or not in connection with pending or threatened litigation and whether or not any Provider Indemnified Person is a party, arising out of or in connection with Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of any Provider Indemnified Person in connection with any such Services or transactions; provided that Service Recipient shall not be responsible for any Losses of any Provider Indemnified Person to the extent such Losses have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any of such Services, actions or inactions (it being understood and agreed that the provision by Service Provider or any of its Affiliates of any of the Services without obtaining the consent of any party to any contract or agreement to which

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Service Provider or any of its Affiliates is a party as of the date hereof shall not constitute gross negligence or willful misconduct by Service Provider or any of its Affiliates; provided that Service Provider or its Affiliate, as applicable, has used commercially reasonable efforts to obtain the relevant consent, without any guarantee of success in respect thereof).

Section 28. Indemnification of Service Recipient by Service Provider. Service Provider agrees to indemnify and hold harmless Service Recipient, each of its Affiliates and its and their respective directors, officers, agents, consultants, representatives or employees (each, a “Recipient Indemnified Person”) from and against any Losses incurred in investigating, preparing, or defending any Action, to the extent such Losses have arisen out of the gross negligence or willful misconduct of any Provider Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

Section 29. Indemnification as Exclusive Remedy. Except for the termination rights provided for under the terms of this Agreement, the indemnification provisions of this Section 29 shall be the exclusive remedy for breach of this Agreement and any matters relating to this Agreement.

Section 30. Conduct of Proceedings. Any proceedings relating to indemnification under Section 27 or 28 shall be conducted in accordance with the procedures set forth in Section 10.3 of the Master Transaction Agreement, mutatis mutandis.

Section 31. No Limitation. Nothing contained in Sections 26 to 30 shall limit or alter the obligation of any party to indemnify any other party pursuant to the Master Transaction Agreement; provided that no party shall obtain duplicative recoveries.

Section 32. Order of Precedence.

(a) If there is any material conflict between the terms in the body of this Agreement and any Schedules attached hereto, the terms in the body of this Agreement shall prevail.

(b) If there is any material conflict between the terms in the body of this Agreement and the Master Transaction Agreement, the terms of the Master Transaction Agreement shall prevail.

Section 33. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to preamble, recitals, Sections, Transition Services Schedules and Schedules are references to the preamble, recitals, Sections, Transition Services Schedules and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder,” “hereby” and similar terms shall be deemed to refer to this Agreement as a whole and not to any specific section; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall

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be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase shall have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law (i) include a reference to the corresponding rules and regulations and (ii) include a reference to each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) each of the Acquiror, on the one hand, and QBE, on the other hand, shall be referred to as a “party” and collectively as the “parties;” (m) all references to any period of days shall be deemed to be to the relevant number of calendar days unless Business Days are expressly specified; and (n) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

Section 34. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party or by any third party in accordance with the terms of this Agreement, shall be deemed to have been performed, satisfied or fulfilled by such party.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set forth above.

NATIONAL GENERAL HOLDINGS CORP.

By:
Name:
Title

QBE HOLDINGS, INC.

By:
Name:
Title

Signature Page to Transition Services Agreement